UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Unitil Corporation

(Name of Registrant as Specified In Its Charter)

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July 29, 2008

Dear Fellow Shareholder,

I am pleased to invite you to the Special Meeting of Shareholders of Unitil Corporation, scheduled to be held on September 10, 2008, at 10:30 a.m., at the office of the company, 6 Liberty Lane West, Hampton, New Hampshire. At this meeting, shareholders are being asked to approve an amendment to the company’s Articles of Incorporation to increase the number of shares of common stock authorized for issuance.

We urge you to vote your shares whether or not you plan to attend the Special Meeting of Shareholders. Your vote is important whether you own one share or many. Please complete and sign the enclosed proxy card and return it in the envelope provided.

Thank you for your continued interest in Unitil.

Sincerely,

Robert G. Schoenberger

Chairman of the Board of Directors,

Chief Executive Officer and

President

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Hampton, New Hampshire

July 29, 2008

To the Shareholders:

You are hereby notified that a special meeting of shareholders of Unitil Corporation (the “Company”) will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on September 10, 2008 at 10:30 a.m. (local time) for the following purposes:

1.	To approve and adopt an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of common stock, no par value per share, of the Company from 8,000,000 shares to 16,000,000 shares in the aggregate.

2.	To act on such other matters as may properly come before the meeting and any adjournments thereof.

The enclosed form of proxy has been prepared at the direction of the Company’s Board of Directors and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

The Board of Directors fixed July 28, 2008 as the date for determining holders of record of common stock, no par value per share, who are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

Your vote is very important. In order to save the Company the expense of further solicitation to ensure a quorum is present at the meeting, please be sure your shares are represented at the meeting and complete and return the enclosed proxy card promptly, regardless of whether you plan to attend the meeting. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting, or in person at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

July 29, 2008

This proxy statement and the accompanying proxy card are being provided to shareholders in connection with the Special Meeting of Shareholders (the “Special Meeting”) of Unitil Corporation (the “Company”). As a shareholder of the Company, you are invited to attend the Special Meeting, as well as entitled to and requested to vote on the proposal described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

The Company anticipates first mailing this proxy statement and the accompanying proxy card to shareholders on or about August 5, 2008.

Introduction	1

Summary Term Sheet for the Proposed Acquisitions	2
Parties to the Stock Purchase Agreement	2
Targets of the Proposed Acquisitions	2
Description of the Proposed Acquisitions	3
Consideration for the Proposed Acquisitions	3
Financing for the Proposed Acquisitions	3
Closing of the Proposed Acquisitions	4
Regulatory Requirements for and Approvals of the Proposed Acquisitions	4
Closing Conditions for the Proposed Acquisitions	4
Indemnification Relating to the Proposed Acquisitions	5
Reasons for Engaging in the Proposed Acquisitions	5
Vote Required for the Approval of the Proposed Acquisitions	6
Material Differences in the Rights of the Company’s Shareholders as a result of the Proposed Acquisitions	6
Accounting Treatment of the Proposed Acquisitions	6

Information about the Special Meeting	7
Date, Time, and Place	7
Anticipated Mailing Date	7
Matters to be Considered	7
Record Date; Number of Shares Outstanding	7
Quorum	7
Voting Rights and Procedures	7
Proxy; Revocability of Proxy	8
Rights of Appraisal	8
Required Vote, Abstentions, and Non-Votes	8
Persons Making the Solicitation	9
Change of Control Arrangements	9

Voting Securities and Principal Holders Thereof	10

Forward-Looking Statements	12

Risks Relating to the Proposed Acquisitions	13

Proposal No. 1—Amendment of the Articles of Incorporation	16
Title and Amount of Securities to be Authorized	16
Preemptive and Other Rights	16
Description of the Transaction in which the Securities are to be Issued	16
Approval and Adoption of the Amendment	17

The Proposed Acquisitions	18
Description of the Proposed Acquisitions	18
Background of the Proposed Acquisitions	19
Reasons for Engaging in the Proposed Acquisitions; Estimated Potential Synergies Attributable to the Proposed Acquisitions	22
Recommendations of the Board of Directors	23
Opinion of the Company’s Financial Advisor	25
Accounting Treatment of the Proposed Acquisitions	33

The Company’s Financial and Other Information	34
Description of Business	34
Recent Developments	35
Selected Financial Data	35
Pro Forma Combined Selected Financial Data (unaudited)	36
Pro Forma Financial Data	38
Accountant’s Report; Financial Statements; Supplementary Financial Information; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Quantitative and Qualitative Disclosures About Market Risk	39
Consent of Independent Registered Public Accounting Firm	40

Northern Utilities’ Financial and Other Information	41
Description of Business	41

i

Annex A	Amendment to the Company’s Articles of Incorporation

Annex B	Pro Forma Financial Statements of the Company as of March 31, 2008 and for the Three Months Ended March 31, 2008 and as of December 31, 2007 and for the Year Ended December 31, 2007

Annex C	Unaudited Condensed Financial Statements of Northern Utilities, Inc. as of March 31, 2008 and 2007 and for the Three Months Ended March 31, 2008 and 2007

Annex D	Financial Statements of Northern Utilities, Inc. as of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006, and 2005 together with Independent Registered Public Accounting Firm’s Report

Annex E	Unaudited Condensed Financial Statements of Granite State Gas Transmission, Inc. as of March 31, 2008 and 2007 and for the Three Months Ended March 31, 2008 and 2007

Annex F	Financial Statements of Granite State Gas Transmission, Inc. as of December 31, 2007 and 2006 and for the Years Ended December 31, 2007, 2006, and 2005 together with Independent Registered Public Accounting Firm’s Report

Annex G	Opinion of RBC Capital Markets Corporation

ii

Introduction

The Special Meeting will be held for the following purposes:

1.	To approve and adopt an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of common stock, no par value per share (the “Common Stock”), from 8,000,000 shares to 16,000,000 shares in the aggregate.

2.	To act on such other matters as may properly come before the Special Meeting and any adjournments thereof.

With respect to the first proposal, the Company intends to sell and issue up to 4,000,000 shares of Common Stock in a public offering to partially finance the proposed acquisition by the Company of all of the outstanding capital stock of Northern Utilities, Inc. (“Northern Utilities”) and Granite State Gas Transmission, Inc. (“Granite State”) by means of a stock purchase (the “Proposed Acquisitions”). At present, the Company’s authorized shares of Common Stock available for issuance are insufficient for this purpose. If the first proposal is not approved by the Company’s shareholders, or if the first approval is approved but the public offering is delayed or is not completed in whole or in part for any reason, then the Company will use a bridge credit facility or other debt financing to finance the Proposed Acquisitions. The Company has a commitment for a bridge credit facility that provides for a loan of up to eleven months during which period the Company would need to arrange alternative financing.

A vote of the Company’s shareholders is not required to approve the Proposed Acquisitions. The Company is contractually obligated to complete the Proposed Acquisitions, subject to the receipt of certain regulatory approvals and other closing conditions, pursuant to the Stock Purchase Agreement dated as of February 15, 2008 (the “Stock Purchase Agreement”) by and among the Company, NiSource Inc. (“NiSource”) and Bay State Gas Company (“Bay State”) regardless of whether the Company is able to obtain adequate financing.

Summary Term Sheet for the Proposed Acquisitions

The following summary term sheet is intended to serve as an overview of certain material terms of the Proposed Acquisitions. This summary term sheet is not complete, may not contain all of the information that is important to the Company’s shareholders, and is qualified in its entirety by reference to additional information in this proxy statement and to the complete text of the Stock Purchase Agreement. A copy of the Stock Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2008 and is incorporated herein by reference.

Parties to the Stock Purchase Agreement

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

Telephone: (800) 999-6501

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Telephone: (877) 647-5990

Bay State Gas Company

c/o NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Telephone: (877) 647-5990

For a more detailed discussion regarding the Company, please see the section entitled The Company’s Financial and Other Information.

Targets of the Proposed Acquisitions

The targets of the Proposed Acquisitions are:

(i)     Northern Utilities, a wholly owned subsidiary of Bay State (Bay State is a wholly owned subsidiary of NiSource); and

(ii)   Granite State, a wholly owned subsidiary of NiSource.

For a more detailed discussion regarding Northern Utilities and Granite State, please see the sections entitled Northern Utilities’ Financial and Other Information and Granite State’s Financial and Other Information.

Description of the Proposed Acquisitions

On February 15, 2008, the Company, NiSource, and Bay State entered into the Stock Purchase Agreement pursuant to which the Company agreed to acquire (i) all of the outstanding shares of capital stock of Northern Utilities from Bay State and (ii) all of the outstanding shares of capital stock of Granite State from NiSource.

For a more detailed discussion regarding the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions.

Consideration for the Proposed Acquisitions

In consideration for the Proposed Acquisitions, the Company has agreed to pay NiSource and Bay State an aggregate of $160 million in cash, subject to a working capital adjustment.

For a more detailed discussion regarding the consideration for the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions.

Financing for the Proposed Acquisitions

The Company expects to finance the Proposed Acquisitions and the related costs and expenses through (i) the sale and issuance of up to 4,000,000 shares of Common Stock in a public offering and (ii) the sale and issuance of debt at the subsidiary level, and (iii) short-term lines of credit. At present, the Company’s authorized shares of Common Stock available for issuance are insufficient for this purpose. Therefore, the Company is requesting that its shareholders approve and adopt Proposal No. 1 (as defined below). If Proposal No. 1 is not approved by the Company’s shareholders, or if Proposal No. 1 is approved but the public offering is delayed or is not completed in whole or in part for any reason, then the Company will use a bridge credit facility or other debt financing to finance the Proposed Acquisitions. The Company has a commitment for a bridge credit facility that provides for a loan of up to eleven months during which period the Company would need to arrange alternative financing.

A vote of the Company’s shareholders is not required to approve the Proposed Acquisitions. The Company is contractually obligated to complete the Proposed Acquisitions, subject to the receipt of certain regulatory approvals and other closing conditions, pursuant to the Stock Purchase Agreement regardless of whether the Company is able to obtain adequate financing.

For a more detailed discussion regarding the financing for the Proposed Acquisitions, please see the section entitled Risks Relating to the Proposed Acquisitions.

Closing of the Proposed Acquisitions

The Proposed Acquisitions are expected to close during the fourth quarter of 2008, however there is no assurance that the Proposed Acquisitions will close at that time.

For a more detailed discussion regarding the closing of the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions—Description of the Proposed Acquisitions.

Regulatory Requirements for and Approvals of the Proposed Acquisitions

The Proposed Acquisitions are subject to (i) approval by the Maine Public Utilities Commission (the “Maine Commission”) and the State of New Hampshire Public Utilities Commission (the “New Hampshire Commission” and (ii) review by certain federal agencies (including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to which early termination of the waiting period was granted effective May 19, 2008).

For a more detailed discussion regarding Regulatory Requirements and Approvals relating to the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions—Description of the Proposed Acquisitions.

Closing Conditions for the Proposed Acquisitions

The Proposed Acquisitions are subject to customary closing conditions, including:

(i)     certain regulatory requirements and approvals;

(ii)   certain third-party consents;

(iii)  the Company, NiSource, and Bay State entering into a transition services agreement; and

(iv)  no court or governmental entity having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order restraining, enjoining, or otherwise prohibiting consummation of the Proposed Acquisitions.

For a more detailed discussion regarding closing conditions for the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions—Description of the Proposed Acquisitions.

Indemnification Relating to the Proposed Acquisitions

The Stock Purchase Agreement provides that NiSource and Bay State will indemnify the Company for certain losses as described therein. The indemnification provided by NiSource and Bay State is subject to (i) a per claim minimum indemnification limit of $100,000, (ii) an aggregate claims minimum indemnification limit of 1% of the purchase price, and (iii) an aggregate claims maximum indemnification limit of 10% of the purchase price (other than the tax indemnification provided by NiSource and Bay State, which is not subject to any dollar limit).

For a more detailed discussion regarding indemnification relating to the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions—Description of the Proposed Acquisitions.

Reasons for Engaging in the Proposed Acquisitions

The Company’s Board of Directors (the “Board of Directors”) believes that the Proposed Acquisitions and related transactions will result in the following significant benefits to the Company:

•    an attractive local growth opportunity consistent with the Company’s strategy;

•    reduced operating expenses and cash flow savings;

•    an opportunity for improved regulated utility operating earnings through the execution of the Company’s regulatory plan; and

•    increased market capitalization and liquidity.

The Board of Directors also believes that the Proposed Acquisitions and related transactions will result in the following significant benefits to the Company’s other stakeholders:

•    increased commitment to local communities; and

•    improved customer convenience and service.

For a more detailed discussion regarding the Company’s reasons for engaging in the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions—Reasons for Engaging in the Proposed Acquisitions; Estimated Potential Synergies Attributable to the Proposed Acquisitions.

Vote Required for the Approval of the Proposed Acquisitions

A vote of the Company’s shareholders is not required to approve the Proposed Acquisitions. However, the Company expects to finance the Proposed Acquisitions through (i) the sale and issuance of up to 4,000,000 shares of Common Stock in a public offering and (ii) the sale and issuance of debt at the subsidiary level, and (iii) short-term lines of credit. At present, the Company’s authorized shares of Common Stock available for issuance are insufficient for this purpose. Therefore, the Company is requesting that its shareholders approve and adopt an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 8,000,000 shares to 16,000,000 shares in the aggregate.

For a more detailed discussion regarding the shareholder vote required for approving and adopting the amendment referred to above, please see the sections entitled Information About the Special Meeting and Proposal No. 1—Amendment of the Articles of Incorporation.

Material Differences in the Rights of the Company’s Shareholders as a Result of the Proposed Acquisitions

The amendment referred to above will not affect the rights of existing holders of Common Stock except that the issuance of additional shares of Common Stock will reduce each existing shareholder’s proportionate ownership of the Company. The additional shares of Common Stock will have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

For a more detailed discussion regarding the rights of holders of Common Stock, please see the section entitled Proposal No. 1—Amendment of the Articles of Incorporation—Preemptive and Other Rights.

Accounting Treatment of the Proposed Acquisitions

The Company intends to account for the acquisition of Northern Utilities and Granite State under the purchase method of accounting for business combinations, in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” (“SFAS No. 141”). In that process, the Company will recognize and measure the identifiable assets acquired and the liabilities assumed at fair value. Also, the Company will measure and recognize any acquisition adjustment related to a purchase premium or bargain relative to the fair values acquired against the purchase price.

If the Proposed Acquisitions are completed subsequent to December 31, 2008, the Company will account for the Proposed Acquisitions in accordance with Financial Accounting Standards Board Statement No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141R”).

For a more detailed discussion regarding the accounting treatment of the Proposed Acquisitions, please see the section entitled The Proposed Acquisitions—Accounting Treatment of the Proposed Acquisitions.

Information about the Special Meeting

Date, Time, and Place

The Special Meeting will be held on September 10, 2008 at 10:30 a.m. at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing this proxy statement and the accompanying proxy card to shareholders on or about August 5, 2008.

Matters to be Considered

The Special Meeting will be held for the following purposes:

1.	To approve and adopt an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 8,000,000 shares to 16,000,000 shares in the aggregate (“Proposal No. 1”).

2.	To act on such other matters as may properly come before the Special Meeting and any adjournments thereof.

Information on Proposal No. 1 is included in the section entitled Proposal No. 1 – Amendment of the Articles of Incorporation. The Board of Directors recommends a vote FOR Proposal No. 1.

Record Date; Number of Shares Outstanding

You are entitled to receive notice of and to vote at the Special Meeting if you own shares of Common Stock as of the close of business on July 28, 2008 (the “Record Date”). As of the Record Date, the Company had 5,774,268 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting.

Quorum

In order to conduct the Special Meeting, a majority of the outstanding shares of Common Stock entitled to vote must be present or be represented by proxy. This is referred to as a quorum.

Voting Rights and Procedures

You may cast one vote for each share of Common Stock you own on all matters presented at the Special Meeting.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”) as of the Record Date, you are considered the holder of record, and the Company has sent the proxy materials and proxy card directly to you. As a holder of record, you may vote your shares by returning the enclosed proxy card, or you may vote your shares in person at the Special Meeting. If your shares are held in the name of a bank, brokerage account or other nominee as of the Record Date, you are considered the beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you the proxy materials and a vote instruction form. You have the right to direct your bank, broker, or other nominee on how to vote the shares by completing and returning the vote instruction form or by following the voting instructions provided. If you wish to attend the Special Meeting and vote your shares in person, you must first obtain a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Every properly signed or submitted proxy will be voted unless previously revoked. If no instructions are specified on a returned proxy card, shares will be voted FOR Proposal No. 1.

Representatives of the Company’s transfer agent, Computershare, will count the votes and certify the election results.

Proxy; Revocability of Proxy

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. With the completion and return of your proxy card, you are giving the persons appointed as proxies by the Board of Directors, Robert G. Schoenberger and Mark H. Collin, the authority to vote your shares in the manner indicated on your proxy card.

You have the right to revoke your proxy at any time before the Special Meeting. If you are a holder of record, you may revoke your proxy (i) by contacting the Company’s Corporate Secretary at (800) 999-6501 or at the address listed in the section entitled Summary Term Sheet for the Proposed Acquisitions—Parties to the Stock Purchase Agreement prior to the Special Meeting or (ii) in person at the Special Meeting. The latest-dated, properly completed proxy that you submit will count as your vote. If you are a beneficial owner and your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for revoking your proxy or changing your vote instructions.

Rights of Appraisal

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Special Meeting.

Required Vote, Abstentions, and Non-Votes

Assuming a quorum is present, with respect to all matters that may come before the Special Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Abstentions and non-votes will not constitute a vote cast and therefore will have no effect on the action.

Persons Making the Solicitation

The Board of Directors is soliciting your proxy to vote your shares at the Special Meeting. For a more detailed discussion regarding the solicitation of proxies, please see the section entitled Solicitation of Proxies.

Change of Control Arrangements

The Company maintains Change of Control Agreements with certain key management employees, including each executive officer named in the Summary Compensation Table contained in the Company’s proxy statement dated as of February 12, 2008 (each a “Named Executive Officer”), so that key management employees will make decisions and take actions that are in the best interest of shareholders and not be unduly influenced by the fear of job loss. The Board of Directors approves all Change of Control Agreements. The Company maintains both two-year (executed in 2001 and later) Change of Control Agreements and three-year (executed prior to 2001) Change of Control Agreements. All Change of Control Agreements are “double trigger” agreements, which means that the following two events must occur in order for benefits to be paid: (i) a change of control and (ii) an adverse employment action. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. Each Change of Control Agreement becomes effective, and the severance benefit becomes potentially payable, exclusively upon the occurrence of a change of control of the Company.

Each Change of Control Agreement also provides for the continuation of all employee benefits for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs. In the event that any payments made in connection with a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, the Company will “gross up,” on an after-tax basis, the Named Executive Officers’ compensation for that excise tax. The severance benefit is a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments.

The Proposed Acquisitions will not cause a change of control of the Company for purposes of the Change of Control Agreements and therefore no severance benefits will become potentially payable as a result of the consummation of the Proposed Acquisitions.

Voting Securities and Principal Holders Thereof

No person owns of record and, to the knowledge of the Company, no person owns beneficially, more than five percent of the Common Stock that may be voted at the Special Meeting.

The following table sets forth information on the beneficial ownership of Common Stock by the Directors, the Named Executive Officers, and all Directors and executive officers as a group, in each case as of the Record Date. To the Company’s knowledge, each Director and executive officer has sole voting and investment power with respect to the shares reported, except as otherwise noted in the footnotes to the following table. The address of each of the Company’s Directors and executive officers is c/o Unitil Corporation, 6 Liberty Lane West Hampton, New Hampshire 03842-1720.

Name of Person or Group	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class
Dr. Robert V. Antonucci Director	832	*

David P. Brownell Director	2,637	*

Michael J. Dalton (2) Director	37,082	*

Albert H. Elfner, III Director	6,549	*

Edward F. Godfrey Director	2,058	*

Michael B. Green Director	1,687	*

Eben S. Moulton Director	2,994	*

M. Brian O’Shaughnessy Director	3,834	*

Charles H. Tenney III (3) Director	148,659	2.6%

Dr. Sarah P. Voll Director	1,641	*

Robert G. Schoenberger (4) Chairman of the Board, Chief Executive Officer and President	99,388	1.7%

Mark H. Collin (5) Senior Vice President, Chief Financial Officer and Treasurer	15,126	*

Thomas P. Meissner, Jr. (6) Senior Vice President and Chief Operating Officer	12,570	*

George R. Gantz (7) Senior Vice President, Unitil Service Corp.	17,722	*

Todd R. Black (8) President, Usource, Inc.	10,965	*

All Directors and Executive Officers as a Group (19 Persons) (9)	393,607	6.8%

*	Represents less than 1% of the Company’s outstanding Common Stock.

(1)	Based on information furnished to the Company by the Directors and executive officers.

(2)	Included are 8,088 shares held by a member of Mr. Dalton’s family. Mr. Dalton has no voting rights or investment power with respect to, and no beneficial interest in, such shares.
(3)	Included are 1,294 shares that are held in trust for Mr. Tenney under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Tenney has voting power only with respect to the shares credited to his account. Also included are 142,986 shares that are held by The Charles H. Tenney, II 1995 Trust, of which Mr. Tenney is the co-trustee. Mr. Tenney has shared voting power and shared dispositive power with respect to such shares and a 50% pecuniary interest in such shares. Does not include (i) 7,378 shares that are held by The Tenney Trust or (ii) 2,261 shares that are held by The Trust under the Will of Charles H. Tenney, II, in each case in which Mr. Tenney has a pecuniary interest in such shares but does not have voting power or dispositive power with respect to such shares.
(4)	Included are 3,476 shares that are held in trust for Mr. Schoenberger under the terms of the 401(k). Mr. Schoenberger has voting power only with respect to the shares credited to his account. Also included are 60,000 fully vested option shares that Mr. Schoenberger has the right to purchase upon the exercise of that option under the terms of the Company’s 1998 Stock Option Plan, and 11,475 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(5)	Included are 1,838 shares that are held in trust for Mr. Collin under the terms of the 401(k). Mr. Collin has voting power only with respect to the shares credited to his account. Also included are 5,000 option shares that Mr. Collin has the right to purchase upon the exercise of that option under the terms of the Company’s 1998 Stock Option Plan, and 3,684 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(6)	Included are 680 shares that are held in trust for Mr. Meissner under the terms of the 401(k). Mr. Meissner has voting power only with respect to the shares credited to his account. Also included are 3,000 option shares that Mr. Meissner has the right to purchase upon the exercise of that option under the terms of the Company’s 1998 Stock Option Plan, and 3,834 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(7)	Included are 7,500 option shares that Mr. Gantz has the right to purchase upon the exercise of that option under the terms of the Company’s 1998 Stock Option Plan, and 2,150 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(8)	Included are 855 shares that are held in trust for Mr. Black under the terms of the 401(k). Mr. Black has voting power only with respect to the shares credited to his account. Also included are 6,000 option shares that Mr. Black has the right to purchase upon the exercise of that option under the Company’s 1998 Stock Option Plan, and 1,351 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(9)	Included are 93,500 option shares that Executive Officers have the right to purchase upon the exercise of options under the terms of the Company’s 1998 Stock Option Plan, and 26,020 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan. No Director or executive officer has pledged any shares of Common Stock.

Forward-Looking Statements

This proxy statement, the documents incorporated by reference into this proxy statement, and the documents accompanying this proxy statement may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Other than statements of historical fact, all statements included in, incorporated by reference into, or accompanying this proxy statement are forward-looking statements including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for the Company’s future operations. These forward-looking statements include declarations regarding the Company’s beliefs and current expectations. In some instances, these forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include the following:

•	the Company’s ability to consummate the Proposed Acquisitions;

•	the Company’s ability to integrate the business, operations, and personnel of Northern Utilities and Granite State following the consummation of the Proposed Acquisitions;

•	the ability of the Company, Northern Utilities, and Granite State to retain their existing customers and gain new customers prior to and following the Proposed Acquisitions;

•	variations in weather;

•	changes in the regulatory environment;

•	customers’ preferences for energy sources;

•	interest rate fluctuation and credit market concerns;

•	general economic conditions;

•	fluctuations in supply, demand, transmission capacity and prices for energy commodities; and

•	increased competition.

Further information on risks and uncertainties are included in the section entitled Risks Relating to the Proposed Acquisitions and in the Company’s periodic reports filed with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2008. Many of these risks and uncertainties are beyond the Company’s control. Any forward-looking statements speak only as of the date of this report, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Company to predict all of these factors, nor can the Company assess the impact of any such factor on its business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Risks Relating to the Proposed Acquisitions

The proposed sale and issuance of Common Stock will dilute the holdings of the Company’s current shareholders who continue to hold their shares of Common Stock. As of the Record Date, the Company had 5,774,268 shares of Common Stock outstanding. If the proposed sale and issuance of Common Stock is consummated, the Company will have approximately 9,774,268 shares of Common Stock outstanding. As a result, the Company’s shareholders’ proportionate holding in the Company would be diluted by approximately 41%.

If the Company is not successful in effectively integrating Northern Utilities and Granite State, the Company may not be able to operate cost-efficiently after the Proposed Acquisitions. Achieving the benefits of the Proposed Acquisitions will depend in part on the successful integration of Northern Utilities’ and Granite State’s operations, services, and personnel with those of the Company in a timely and efficient manner. Integration involves the integration of systems, applications, policies, procedures, business processes, and other operations and requires coordination of administrative staff (e.g., human resources, customer service, regulatory services, information technology, accounting and finance, accounts receivable, and accounts payable) and development and engineering teams. Integration may be difficult, unpredictable, and subject to delay because of possible cultural conflicts and differing opinions. Additionally, integration could divert management’s attention away from the Company’s operations, which could harm the Company’s business, financial condition and operating results. If the Company cannot successfully integrate the operations, services, and personnel of Northern Utilities and Granite State, the Company will not realize the expected benefits of the merger, including reduced operating expenses and cash flow savings, and may not be able to operate cost-efficiently.

The Company expects to incur significant costs integrating Northern Utilities and Granite State into the Company, and if such integration is not successful, the Company may not realize the expected benefits of the Proposed Acquisitions. The Company expects to incur significant costs integrating Northern Utilities’ and Granite State’s operations, services, and personnel with those of the Company. These costs may include costs for:

•	additional staff’s salaries and benefits;

•	converting information systems;

•	combining gas operations; and

•	purchasing additional equipment.

The Company does not know whether it will be successful in these integration efforts or in consummating the Proposed Acquisitions and cannot assure its shareholders that it will realize the expected benefits of the Proposed Acquisitions.

The Company’s ability to obtain a reasonable rate plan for Northern Utilities and Granite State following the Proposed Acquisitions depends upon regulatory action under applicable statutes, rules, and regulations. The Company believes there is an opportunity to stabilize and improve the operating earnings of Northern Utilities and Granite State by executing a consistent and well-structured rate plan that will provide Northern Utilities and Granite State with an opportunity to earn a reasonable rate of return. If the Company is unable to obtain approval of a reasonable rate plan, or is delayed in obtaining approval of a reasonable rate plan, it may not be able to improve the operating earnings of Northern Utilities and Granite State.

The trading price of the Common Stock after consummation of the Proposed Acquisitions may be affected by factors different from those currently affecting the trading price of the Common Stock. The Proposed Acquisitions will increase the Company’s assets by approximately 51%, increase the Company’s customer base by approximately 52,000 to 167,000 customers, and further diversify the Company’s operations with respect to geography (into Maine) and utility mix (between the Company’s gas and electric divisions). Therefore, after consummating the Proposed Acquisitions, the results of operations of the Company, as well as the trading price of the Common Stock, may be affected by factors different from those currently affecting the results of operations and the trading price of the Common Stock.

The shares of Common Stock that are sold and issued to partially finance the Proposed Acquisitions will be eligible for future sale and the sale of those shares could adversely affect the price of the Common Stock. The Company intends to sell and issue up to 4,000,000 shares of Common Stock in a public offering to partially finance the Proposed Acquisitions, and these shares will be eligible for immediate public resale, which could adversely affect the price of the Common Stock if a significant portion of these shares were to be offered for sale at any given time.

If the conditions to the closing of the Proposed Acquisitions are not met, the Proposed Acquisitions may not occur or may be delayed, which could cause the price of the Common Stock to decline and harm the Company’s business. Specified conditions must be satisfied or waived before the Proposed Acquisitions can be completed. These conditions are summarized in the section in this proxy statement entitled The Proposed Acquisitions—Description of the Proposed Acquisitions and are described in detail in the Stock Purchase Agreement. The Company cannot assure shareholders that each of these conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Proposed Acquisitions may not occur or may be delayed, which may cause the Company to lose some or all of the intended or perceived benefits of the Proposed Acquisitions, which could cause the price of the Common Stock to decline and harm the Company’s business. In addition, if the Proposed Acquisitions are not completed for any reason, the price of the Common Stock may decline to the extent that it currently reflects a market assumption that the Proposed Acquisitions will be completed.

If the Company’s shareholders do not approve the increase to the authorized number of shares of Common Stock, or if the Company is unable to sell sufficient shares of Common Stock to partially finance the Proposed Acquisitions, the Company must still consummate the Proposed Acquisitions and will need to incur additional indebtedness to do so. The Company intends to sell and issue up to 4,000,000 shares of Common Stock in a public offering to finance approximately 50% of the acquisition price of the Proposed Acquisitions. At present, the Company’s authorized shares of Common Stock available for issuance are insufficient for this purpose. If Proposal No. 1 is not approved by the Company’s shareholders, or if Proposal No. 1 is approved but the public offering is delayed or is not completed in whole or in part for any reason, then the Company must still consummate the Proposed Acquisitions by incurring additional indebtedness. While the Company has an available bridge credit facility that it can use to finance the Proposed Acquisitions, the term of the facility is up to eleven months, which may be an insufficient amount of time for the Company to arrange alternative financing. In addition, changes in interest rates may affect the interest rate and corresponding interest expense associated with this additional indebtedness. Increases in interest rates generally will increase the Company’s financing costs associated with the Proposed Acquisitions and could adversely affect the financial condition and results of operations for the Company after consummation of the Proposed Acquisitions.

Increases in interest rates could have a negative effect on the Company’s cost to finance a portion of the Proposed Acquisitions with new debt. The Company plans to finance approximately 50% of the acquisition price with (i) the issuance of new long-term debt securities at the subsidiary level and (ii) short-term lines of credit. Changes in interest rates may affect the interest rate and corresponding interest expense associated with the cost of this new debt. Increases in interest rates generally will increase the Company’s financing costs associated with the Proposed Acquisitions and could adversely affect the financial condition and results of operations for the Company after consummation of the Proposed Acquisitions.

The Proposed Acquisitions will result in significant costs to the Company, whether or not they are completed, which will result in a reduction in the Company’s income and cash flows. The Company will be required to pay its costs relating to the Proposed Acquisitions even if the Proposed Acquisitions are not completed and such costs will be significant. Most of these costs will be incurred whether or not the Proposed Acquisitions are completed. Incurring these costs will cause a reduction in the Company’s income and cash flows.

The Company could be exposed to unknown liabilities of Northern Utilities and Granite State, which could cause it to incur substantial financial obligations and harm its business. If Northern Utilities and Granite State have liabilities of which the Company is not aware, the Company would assume those liabilities and may have limited recourse against NiSource and Bay State. If such unknown liabilities exist and the Company is not fully indemnified for any loss that it incurs as a result thereof, the Company could incur substantial financial obligations, which could adversely affect its financial condition and harm its business.

Proposal No. 1 Amendment of the Articles of Incorporation

On January 17, 2008, subject to shareholder approval and adoption, the Board of Directors approved and adopted an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 8,000,000 shares to 16,000,000 shares in the aggregate (the “Amendment”). The full text of the Amendment is included as Annex A to this proxy statement. Shareholder approval of the Amendment is required by the terms of the Company’s Articles of Incorporation, as amended, and the New Hampshire Business Corporation Act.

The Company’s authorized Common Stock consists of 8,000,000 shares. As of the Record Date, (i) 5,744,268 shares of Common Stock were issued and outstanding and (ii) 512,088 shares of Common Stock were reserved for issuance under the Company’s 1998 Stock Plan, Restricted Stock Plan, 401(k) and Dividend Reinvestment and Stock Purchase Plan. As a result, as of the Record Date, only 1,713,644 shares of Common Stock were available for issuance.

Title and Amount of Securities to be Authorized

The Board of Directors requests that shareholders authorize 8,000,000 additional shares of Common Stock.

Preemptive and Other Rights

The additional 8,000,000 shares of Common Stock will have the same rights and privileges as the shares of Common Stock presently issued and outstanding. Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders. The Common Stock does not have cumulative voting rights. The holders of Common Stock share ratably on a per share basis in any dividends when and if declared by the Board of Directors out of funds legally available therefor and in all assets remaining after the payment of liabilities in the event of the liquidation, dissolution or winding up of the Company. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

The proposed Amendment will not affect the rights of existing holders of Common Stock except that the issuance of additional shares of Common Stock will reduce each existing shareholder’s proportionate ownership of the Company.

Description of the Transaction in which the Securities are to be Issued

Of the 8,000,000 additional shares of Common Stock, the Company intends to sell and issue up to 4,000,000 shares in a public offering to partially finance the Proposed Acquisitions. At present, the Company’s authorized shares of Common Stock available for issuance are insufficient for this purpose. In addition, at least 4,000,000 of these 8,000,000 shares of Common Stock will be available for other future business purposes, including, without limitation, other future financings, other acquisitions, business combinations, recapitalizations, equity compensation plans, contractual commitments, stock dividends, and stock splits, without the expense or delay attendant in seeking shareholder approval at a special or annual meeting at a time when such shares would be needed (except as may be required by law or by any stock exchange or over-the-counter market on which the Company’s securities may then be listed).

If the shareholders approve and adopt the Amendment, approximately 5,713,644 shares of Common Stock will be available for issuance under the Company’s Articles of Incorporation, as amended, after giving effect to the sale and issuance of up to 4,000,000 shares discussed above. Except in connection with financing the Proposed Acquisitions, the Board of Directors has no immediate plans, intentions, or commitments to issue additional shares of Common Stock for any purpose, including, without limitation, rendering more difficult or discouraging a merger, tender offer, proxy contest or other change in control of the Company (collectively “Change in Control Transactions”). However, the availability of additional authorized shares of Common Stock could render more difficult, discourage, or delay a Change in Control Transaction, which may adversely affect the ability of the Company’s shareholders to obtain a premium for their shares of Common Stock. The Board of Directors is not aware of any pending or proposed Change in Control Transactions.

No further shareholder authorization will be sought for issuances of additional authorized shares of Common Stock unless deemed advisable by the Board of Directors or required by law, rule, or regulation. In some instances, the SEC or stock exchanges or over-the-counter markets on which the Company’s securities may then be listed may need to approve such issuances.

Approval and Adoption of the Amendment

The Amendment will be approved and adopted if the votes cast favoring such approval and adoption exceed the votes cast opposing such approval and adoption.

After careful consideration of all relevant factors, the Board of Directors determined that the Amendment is fair to, and in the best interests of, the Company and its shareholders. The Board of Directors unanimously recommends a vote FOR approval and adoption of the Amendment.

The Proposed Acquisitions

The following is a summary of the material terms of, and other information relating to, the Proposed Acquisitions. This summary is not complete, may not contain all of the information that is important to the Company’s shareholders, and is qualified in its entirety by reference to additional information in this proxy statement and to the complete text of the Stock Purchase Agreement. A copy of the Stock Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2008 and is incorporated herein by reference.

Description of the Proposed Acquisitions

On February 15, 2008, the Company, NiSource, and Bay State entered into the Stock Purchase Agreement pursuant to which the Company agreed to acquire (i) all of the outstanding shares of capital stock of Northern Utilities from Bay State and (ii) all of the outstanding shares of capital stock of Granite State from NiSource. In consideration for the Proposed Acquisitions, the Company will pay NiSource and Bay State an aggregate of $160 million in cash, subject to a working capital adjustment.

The Proposed Acquisitions are expected to close during the fourth quarter of 2008, however there is no assurance that the Proposed Acquisitions will close at that time. The Proposed Acquisitions are subject to certain regulatory requirements and approvals and customary closing conditions. The regulatory requirements and approvals include:

(i)	approval by the Maine Public Utilities Commission;

(ii)	approval by the New Hampshire Public Utilities Commission;

(iii)	compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to which early termination of the waiting period was granted effective May 19, 2008;

(iv)	compliance with the Securities Exchange Act of 1934, as amended; and

(v)	review by certain federal, state or local regulatory bodies, including the Federal Communications Commission.

The respective obligation of each of the Company, NiSource, and Bay State to consummate the Proposed Acquisitions is subject to the satisfaction or waiver of certain closing conditions, including:

(i)	regulatory requirements and approvals;

(ii)	obtaining certain third-party consents;

(iii)	the Company, NiSource, and Bay State entering into a transition services agreement; and

(iv)	no court or governmental entity having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order restraining, enjoining, or otherwise prohibiting consummation of the Proposed Acquisitions.

In addition, the obligation of the Company to consummate the Proposed Acquisitions is subject to the satisfaction or waiver of certain closing conditions, including:

(i)	the representations and warranties of NiSource and Bay State being true and correct except as would not have, individually or in the aggregate, a material adverse effect on Northern Utilities and Granite State or on the ability to consummate the Proposed Acquisitions (subject to certain exceptions);

(ii)	NiSource and Bay State performing in all material respects all the covenants and agreements required to be performed by them under the Stock Purchase Agreement; and

(iii)	NiSource, Bay State, Northern Utilities, or Granite State delivering certain closing documents to the Company.

Additionally, the obligation of NiSource and Bay State to consummate the Proposed Acquisitions is subject to the satisfaction or waiver of certain closing conditions, including:

(i)	the representations and warranties of the Company being true and correct except as would not have, individually or in the aggregate, a material adverse effect on the ability to consummate the Proposed Acquisitions;

(ii)	the Company performing in all material respects all the covenants and agreements required to be performed by it under the Stock Purchase Agreement; and

(iii)	the Company delivering certain closing documents to NiSource and Bay State.

The Stock Purchase Agreement provides that NiSource and Bay State will indemnify the Company for certain losses as described therein. The indemnification provided by NiSource and Bay State is subject to (i) a per claim minimum indemnification limit of $100,000, (ii) an aggregate claims minimum indemnification limit of 1% of the purchase price, and (iii) an aggregate claims maximum indemnification limit of 10% of the purchase price (other than the tax indemnification provided by NiSource and Bay State, which is not subject to any dollar limit). For detailed information regarding indemnification obligations, please see the Stock Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2008 and is incorporated herein by reference.

Background of the Proposed Acquisitions

The Company’s strategic focus has been on serving the seacoast and capital regions of New Hampshire and the north central region of Massachusetts as efficiently and effectively as possible. While acquisitions have not been a major part of this strategy in recent years, the Board of Directors and management of the Company realize that certain opportunities to expand the Company’s business in this market through acquisitions can help it meet its strategic goal.

In light of the size, service territory and business mix of Northern Utilities and Granite State, discussed in more detail in the section entitled The Proposed Acquisitions—Reasons for Engaging in the Proposed Acquisitions; Estimated Potential Synergies Attributable to the Proposed Acquisitions, management has long considered Northern Utilities and Granite State as an acquisition opportunity that could further the Company’s strategy. Over the past five years, Robert G. Schoenberger, the Chairman and Chief Executive Officer of the Company, periodically contacted the Chief Executive Officer of NiSource to ask whether NiSource would have any interest in selling Northern Utilities and Granite State. Management discussed this potential opportunity with the Board of Directors periodically. Throughout this time period, the Company consulted RBC Capital Markets Corporation (“RBC”) with respect to financial matters and Dewey & LeBoeuf LLP with respect to legal matters relating to the Proposed Acquisitions. On September 21, 2006, the Company and NiSource entered into a confidentiality agreement pursuant to which NiSource could provide confidential information regarding Northern Utilities and Granite State to the Company in connection with a potential acquisition. Shortly after preliminary diligence regarding this potential acquisition commenced, NiSource informed the Company that its strategic focus had shifted and it was not prepared to commence negotiations for the sale of Northern Utilities and Granite State at that time. At that time, the Company indicated that it remained interested should NiSource decide it was ready to sell Northern Utilities and Granite State.

On October 3, 2007, Mr. Schoenberger received a call from The Blackstone Group stating that The Blackstone Group had been engaged by Bay State, the wholly owned subsidiary of NiSource that directly owns Northern Utilities, to run an auction process for the sale of Northern Utilities. Mr. Schoenberger indicated that the Company was still interested in Northern Utilities and, on October 5, 2007, the Company and Bay State entered into a confidentiality agreement in connection with the proposed auction of Northern Utilities and received a confidential information memorandum regarding Northern Utilities. For the next month, the Company and its advisors conducted preliminary diligence on Northern Utilities. During this time, the Company continued consultation with RBC as its financial advisor. The Company also engaged Dewey & LeBoeuf LLP as its legal advisor for the potential acquisition. On October 25, 2007, the Company received an instruction letter from The Blackstone Group inviting preliminary indications of interest for Northern Utilities on or before November 14, 2007. Management reported to the Board of Directors of the Company on the process established by Bay State for the auction as well as the results of the preliminary due diligence that had been performed on Northern Utilities. On November 14, 2007, the Company submitted its preliminary indication of interest in acquiring Northern Utilities to The Blackstone Group, including a letter from RBC and Royal Bank of Canada that they were highly confident that they would be able to provide the Company with the financing necessary for the proposed acquisition.

On November 20, 2007, the Company received a letter from The Blackstone Group inviting the Company to participate in additional diligence with a view towards making a definitive offer for Northern Utilities. The Company and its representatives were given access to an electronic data room containing diligence material on Northern Utilities. On November 28, 2007, Mr. Schoenberger, Mark H. Collin (Senior Vice President, Chief Financial Officer, and Treasurer of the Company), Thomas P. Meissner, Jr. (Senior Vice President and Chief Operating Officer of the Company), George E. Long, Jr. (Vice President of Administration of the Company), George R. Gantz (Senior Vice President of Customer Service and Communications of the Company), Laurence M. Brock (Chief Accounting Officer and Controller of the Company), and Raymond J. Morrissey (Vice President of Information Systems of the Company), together with representatives from RBC and Dewey & LeBoeuf LLP, attended a diligence presentation given by executives of Bay State regarding Northern Utilities’ operations. Also in attendance at this session were representatives of NiSource and The Blackstone Group. At this meeting, NiSource confirmed that it would accept bids for Granite State as well as Northern Utilities.

On December 21, 2007, the Company received a letter from The Blackstone Group inviting it to submit a definitive bid for the purchase of Northern Utilities and/or Granite State by January 18, 2008. Accompanying this letter was a draft of the Stock Purchase Agreement. The Company continued to conduct due diligence until the definitive bids were due. On January 14, 2008, the Company formally engaged RBC as its financial advisor for the potential acquisitions.

At meetings held on January 16 and 17, 2008, the Board of Directors met to consider the submission of a definitive proposal for the acquisition of Northern Utilities and Granite State. Representatives of Dewey & LeBoeuf LLP discussed the fiduciary duties of the Board of Directors in considering the submission of a bid for and subsequent acquisition of Northern Utilities and Granite State. Management reviewed the final results of the due diligence investigation on Northern Utilities and Granite State, the strategic benefits and risks of the Proposed Acquisitions and the terms of the bid, including the terms of the proposed Stock Purchase Agreement to be included as part of the bid package. RBC discussed the current utility mergers and acquisition market, and the results of its financial review of Northern Utilities and Granite State based in part on the financial forecasts of Northern Utilities and Granite State, as revised by the Company’s management to reflect its diligence results. RBC also outlined the proposed financing for the Proposed Acquisitions. After considering these discussions as well as the recommendation of the Company’s management, the Board of Directors authorized management to submit a bid and, if successful, to negotiate the final terms of the Proposed Acquisitions. On January 18, 2008, the Company submitted a definitive bid to acquire Northern Utilities and Granite State at a price of $160 million in cash, subject to a working capital adjustment. Subsequently, at the request of The Blackstone Group, the Company submitted a draft of the commitment letter from Royal Bank of Canada regarding an interim debt facility for the Company to finance the Proposed Acquisitions.

On January 25, 2008, Messrs. Schoenberger and Collin received a call from The Blackstone Group informing them that the Company’s bid was competitive but that The Blackstone Group and its clients had several high-level questions regarding some of the Company’s requested terms in the draft Stock Purchase Agreement, which needed to be clarified before its clients could determine whether the Company was the final preferred bidder. The Blackstone Group indicated that the process remained competitive. The Company provided its initial responses to the questions later that evening and continued to provide further detail to The Blackstone Group as requested throughout the following week. The Blackstone Group informed the Company that, in addition to the high-level issues, its clients would have additional comments on the draft Stock Purchase Agreement and related documents that would appear in a revised draft of the Stock Purchase Agreement to be circulated by its clients.

On February 5, 2008, the Company received a revised draft of the Stock Purchase Agreement for the Proposed Acquisitions from NiSource and its counsel. For the next ten days, Messrs. Schoenberger and Collin had numerous negotiation calls with The Blackstone Group regarding the remaining open issues on the terms of the Proposed Acquisitions. On February 8, 2008, the Company sent The Blackstone Group its revised draft of the Stock Purchase Agreement, as well as its comments on related disclosure documents and a revised draft of the Royal Bank of

Canada’s commitment letter. Messrs. Schoenberger and Collin had negotiation calls with The Blackstone Group on February 12 and 13, 2008 with respect to the material that the Company sent to them on February 8, 2008. On February 14 and 15, 2008, the parties exchanged additional drafts of the transaction documentation and each of the Company and NiSource and their respective counsels discussed the open issues in the transaction documents and process for announcing the potential transaction. Concurrently, the Company finalized the terms of the Royal Bank of Canada’s commitment letter discussed above and also entered into an engagement letter with RBC regarding its role as one of the lead managers in any debt and/or equity offering by the Company or Northern Utilities for purposes of the permanent financing of the Proposed Acquisitions.

On February 15, 2008, Messrs. Schoenberger and Collin communicated with the members of the Board of Directors regarding the final terms of the transaction. RBC also delivered its opinion that the terms of the Proposed Acquisitions were fair, from a financial point of view, to the Company. Later that evening, the Company, NiSource and Bay State executed the Stock Purchase Agreement.

Reasons for Engaging in the Proposed Acquisitions; Estimated Potential Synergies Attributable to the Proposed Acquisitions

The Board of Directors believes that the Proposed Acquisitions and related transactions will result in the following significant benefits to the Company:

•

Attractive Local Growth Opportunity Consistent with the Company’s Strategy. Northern Utilities and Granite State provide the Company with an attractive opportunity for the Company to grow its operations within coastal northern New England. Northern Utilities will bring approximately 52,000 additional natural gas retail distribution customers, which will increase the Company’s domestic retail customer base to approximately 167,000 customers in the coastal New England region. Given the lower penetration of gas distribution customers among the population in Northern Utilities’ service territory, the Company believes there are significant opportunities for Northern Utilities’ to expand its operations, particularly in light of the Company’s customer driven expertise in serving rural and small metropolitan areas such as Northern Utilities’ service territory. Additionally, Northern Utilities will provide further diversification to the Company’s operations with respect to geography (into Maine) and utility business mix (between the Company’s gas and electric divisions).

•

Reduced Operating Expenses and Cash Flow Savings. The Company projects that the Proposed Acquisitions, will produce annual system-wide synergy saving of approximately $5.6 million, of which approximately $2.3 million will be realized by Northern Utilities and Granite State. The Company expects to begin realizing these synergies in the first full year after integration. These projected savings are primarily due to operating efficiencies obtained from economies of scale, efficient use of its personnel, infrastructure and information systems, achievement of efficiencies associated with the provision of shared utility services and the adoption of best practices associated with these shared utility services. The Company’s retention of these system-wide synergies should allow Northern Utilities and the Company’s other retail distribution utilities to improve their respective earnings and to stabilize the rates charged to their respective customers.

•

Opportunity for Improved Regulated Utility Operating Earnings through the Execution of the Company’s Regulatory Plan. The Company believes there is an opportunity to stabilize and improve the operating earnings of Northern Utilities and Granite State by executing a consistent and well-structured regulatory plan that provides Northern Utilities and Granite State with an opportunity to earn a reasonable rate of return. Northern Utilities has not sought base rate relief since 1983 in Maine or since 2002 in New Hampshire. The Company’s regulatory plan will seek to maximize the benefits of the expected synergies discussed above for Northern Utilities and Granite State with an opportunity to earn a reasonable rate of return on their utility rate base.

•

Increased Market Capitalization and Liquidity. The Company expects that the Proposed Acquisitions and the Company’s related equity issuance will increase the Company’s market capitalization by approximately 50% and increase the Company’s shareholders’ liquidity. As a result, the Company and its shareholders should benefit from the long-term financial stability of a larger, more liquid company.

The Board of Directors also believes that the Proposed Acquisitions and related transactions will result in the following significant benefits to the Company’s other stakeholders:

•

Increased Commitment to Local Communities. The Company expects the Proposed Acquisitions to increase its commitment to local communities in New Hampshire and Maine through the creation of employment opportunities and the expansion of the Company’s local presence. The Company anticipates retaining all of Northern Utilities’ 78 current employees and estimates that it will add approximately 50 new positions, while still achieving the expected synergies discussed above, following the Proposed Acquisitions. The new positions will be primarily in the areas of gas operations and customer service, which are necessary to provide shared utility services previously provided by NiSource and included in Northern Utilities’ and Granite State’s operating expenses.

•

Improved Customer Convenience and Service. The Company anticipates that the overlap between portions of the Company’s electric service territory in southeastern New Hampshire and portions of Northern Utilities’ natural gas service territory will increase the convenience for many of Northern Utilities’ customers who will be doing business with a single gas and electric distribution utility following the Proposed Acquisitions. Additionally, the Company estimates that it will add several new positions to its local customer service department following the Proposed Acquisitions.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that the shareholders vote FOR the approval and adoption of the Amendment, which is further discussed in the section entitled Proposal No. 1—Amendment to the Articles of Incorporation. Among other things, the Amendment will permit the Company to sell and issue Common Stock to finance a portion of the purchase price for Northern Utilities and Granite State. In determining to approve and adopt, and recommend that shareholders approve and adopt, the Amendment, and in reaching its determination that the Amendment and the Proposed Acquisitions are in the best interest of the Company, its shareholders, customers and employees, the Board of Directors consulted with and relied upon information and reports prepared or presented by the Company’s management and legal and financial advisors. The following are the material factors considered by the Board of Directors, some of which contained both positive and negative elements:

•	growth opportunities in coastal northern New England, including the areas where Northern Utilities’ customers are located;

•	current industry economic, market, and regulatory conditions in Northern Utilities’ and Granite State’s service territory;

•	the fact that the proposed equity issuance will increase the Company’s public float and should provide increased liquidity for the Company’s current shareholders;

•	the fact that the equity issuance will dilute the holdings of the Company’s current shareholders who continue to hold their shares of Common Stock;

•	the terms of the Stock Purchase Agreement;

•	the regulatory treatment to be requested in connection with the Proposed Acquisitions and the likelihood of receipt of timely and satisfactory regulatory approvals;

•

the risk of fluctuations in the price of the Common Stock and in the debt markets for senior unsecured debt prior to consummation of the Proposed Acquisitions that could impact the effective price paid by the Company for Northern Utilities and Granite State;

•	the risk that the Proposed Acquisitions would not be consummated;

•

the substantial management time and effort that will be required to consummate the Proposed Acquisitions and integrate the business, operations, and personnel of Northern Utilities and Granite State and the risks inherent with such integration;

•	other matters described in the sections entitled Forward-Looking Statements and Risks Relating to the Proposed Acquisitions;

•	the favorable results of the Company’s due diligence review of Northern Utilities and Granite State; and

•

the opinion of RBC, the Company’s financial advisor, that as of the date of the opinion and subject to the considerations described therein, the purchase price to be paid by the Company in connection with the Proposed Acquisitions was fair, from a financial point of view, to the Company.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be all-inclusive. In view of the wide variety of factors considered in connection with its evaluation of the Proposed Acquisitions and related transactions, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors. Rather, the Board of Directors based its recommendation on the totality of the information presented to and considered by it.

Opinion of the Company’s Financial Advisor

On February 15, 2008, as financial advisor to the Company, RBC rendered and delivered its written opinion to the Company’s Board of Directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the $160 million in cash, subject to a working capital adjustment, (the “Purchase Price”) to be paid by the Company in connection with the purchase of all of the outstanding shares of Northern Utilities from Bay State, a subsidiary of NiSource, and all of the outstanding shares of Granite State from NiSource, in the Proposed Acquisitions was fair, from a financial point of view, to the Company. The full text of RBC’s opinion is attached to this proxy statement as Annex G. RBC’s opinion was approved by the RBC M&A Fairness Opinion Committee. RBC has consented to the inclusion of its opinion in this proxy statement. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion.

RBC’s opinion is addressed solely to the fairness of the Purchase Price for the Proposed Acquisitions, from a financial point of view, to the Company and did not in any way address other terms or arrangements related to the Proposed Acquisitions or the Stock Purchase Agreement, including, without limitation, the terms of any other agreement contemplated by, or to be entered into in connection with, the Stock Purchase Agreement.

RBC’s opinion does not address (1) the proposed issuance of shares of Common Stock to partially finance the Proposed Acquisitions, (2) the proposed issuance of debt securities to partially finance the Proposed Acquisitions or (3) any other financing transaction relating to the Proposed Acquisitions. RBC’s opinion does not constitute a recommendation to the Company shareholders as to how they should vote with respect to the proposed amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock.

RBC’s opinion was provided for the information and assistance of the Company’s Board of Directors in connection with its consideration of the Stock Purchase Agreement. RBC’s opinion did not address the Company’s underlying business decision to engage in the Proposed Acquisitions or the relative merits of the Proposed Acquisitions compared to any alternative business strategy or transaction in which the Company might engage. RBC’s opinion was only one factor taken into consideration by the Company’s Board of Directors in making its determination to approve the Proposed Acquisitions.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the information that was publicly available to it and all of the financial, legal, tax, accounting, operating and other information provided to RBC by NiSource and the Company (including, without limitation, the financial statements and related notes thereto of the Company, Northern Utilities and Granite State), and has not assumed responsibility for independently verifying and has not independently verified such information. RBC has assumed that all projections and forecasts provided to it by the Company (including projections relating to Northern Utilities and Granite State, as provided by NiSource to the Company and adjusted by the Company’s management, as well as projections with respect to certain synergies (including, without limitation, revenue and cost synergies) expected by the Company to be realized from the Proposed Acquisitions) were reasonably prepared and reflected the best currently available estimates and good faith judgments of the future financial performance of the Company, Northern Utilities and Granite State,

respectively, as standalone entities (or, in the case of projected synergies, as a combined company). In its analyses, RBC utilized pro forma projections and forecasts provided to it by the Company, which Company management adjusted and added cost and revenue synergies based on its due diligence findings and third party consultations. RBC did not provide any input nor did RBC opine on the validity of the adjustments or synergies and RBC expresses no opinion as to such projections and forecasts or the assumptions upon which they were based. Further, RBC did not investigate and made no assumptions regarding any litigation or other claims affecting the Company, Northern Utilities and Granite State.

In rendering its opinion, RBC assumed that all conditions to the consummation of the Proposed Acquisitions would be satisfied without waiver, modification or amendment of any material term or condition and that the executed version of the Stock Purchase Agreement would not differ, in any respect material to its opinion, from the draft stock purchase agreement dated February 15, 2008.

RBC’s opinion speaks only as of the date of such opinion, is based on the conditions as they existed and information which RBC had been supplied as of the date of the opinion, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of the opinion and RBC does not have an obligation to update, revise or reaffirm its opinion. RBC expressed no opinion as to the prices at which the Company’s common stock has traded or will trade following the announcement or consummation of the Proposed Acquisitions.

For purposes of its opinion, RBC assumed, in all respects material to its analysis, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Proposed Acquisitions, no modification, delay, limitation, restriction, sharing of synergies or other financial benefits or conditions will be imposed that would have a material adverse effect on the Company or the contemplated benefits of the Proposed Acquisitions and that the Proposed Acquisitions will be consummated without waiver, modification or amendment of any material term or condition.

In connection with its review of the Proposed Acquisitions and the preparation of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewed the financial terms of the draft stock purchase agreement dated February 15, 2008;

•

reviewed and analyzed certain publicly available financial and other data with respect to the Company, Northern Utilities and Granite State and certain other historical operating data relating to the Company, Northern Utilities and Granite State made available to RBC from published sources and from the internal records of the Company, NiSource, Northern Utilities and Granite State;

•

conducted discussions with members of the senior management of the Company, NiSource, Northern Utilities and Granite State with respect to the business prospects and financial outlook of the Company, Northern Utilities and Granite State without giving effect to the Proposed Acquisitions;

•	reviewed the reported prices and trading activity for the Company’s common stock; and

•	performed other studies and analyses RBC deemed appropriate.

In arriving at its opinion, in addition to the review, inquiries and analyses listed above, RBC performed the following analyses:

•

compared selected market valuation metrics of Northern Utilities and Granite State and other publicly-traded companies with the financial metrics implied by the Purchase Price to be paid by the Company pursuant to the terms of the Stock Purchase Agreement;

•

compared the financial metrics of selected precedent transactions, to the extent publicly available, with the financial metrics implied by the Purchase Price to be paid by the Company pursuant to the terms of the Stock Purchase Agreement; and

•	conducted a discounted cash flow analysis based on the projected financials of Northern Utilities and Granite State.

In connection with the rendering of its opinion to the Company’s Board of Directors, RBC reviewed with the Company’s Board of Directors the analyses listed above which formed the basis of the opinion. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. The tables alone do not constitute a complete description of the analysis, which is found in the full text of RBC’s Fairness Opinion. RBC assumed for the purposes of its analyses that the closing date of the transaction will be December 31, 2008.

Comparable Company Analysis. RBC prepared a comparable company analysis of Northern Utilities’ and Granite State’s enterprise value implied by the Purchase Price relative to a group of publicly-traded companies that RBC determined in its judgment to be comparable to Northern Utilities. In selecting publicly-traded companies, RBC considered various U.S. gas local distribution companies (“LDC”) comparable to Northern Utilities. In this analysis, RBC compared the enterprise value (“EV”) of Northern Utilities and Granite State implied by the Purchase Price to an EV range determined by applying the comparable companies’ estimated calendar year 2007 earnings before interest, taxes, depreciation and amortization (“EBITDA”) minimum, median and maximum multiples to Northern Utilities’ and Granite State’s 2007E EBITDA. RBC also compared the EV of Northern Utilities and Granite State implied by the Purchase Price to an EV range determined by applying the comparable companies’ 2007E net income and expected net income growth rate from 2007-2011 (Price-to-Earnings-to-Growth) minimum, median and maximum multiples to Northern Utilities’ and Granite State’s 2007E Price-to-Earnings-to-Growth ratio. Additionally, RBC compared the EV of Northern Utilities and Granite State implied by the Purchase Price to an EV range determined by applying the comparable companies’ tangible book value minimum, median and maximum multiples to Northern Utilities’ and Granite State’s projected tangible book value. Projections for Northern Utilities and Granite State were provided by NiSource and adjusted by the Company’s management (as discussed above) and, in the case of the comparable companies, from SEC and other public filings, Wall Street research, Bloomberg, IBES, FactSet and ThomsonOne Analytics. RBC defined EV as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

For the purposes of its Comparable Company Analysis, RBC reviewed the relevant metrics of the following publicly-traded companies:

•	AGL Resources, Inc.;

•	Atmos Energy Corp.;

•	Chesapeake Utilities Corp.;

•	Laclede Group, Inc.;

•	National Fuel Gas Company;

•	New Jersey Resources;

•	Northwest Natural Gas Co.;

•	Piedmont Natural Gas Company;

•	South Jersey Industries;

•	Vectren Corp.; and

•	WGL Holdings Inc.

The following table presents, as of February 12, 2008, a comparison of the EV ranges calculated from the comparable companies’ minimum, median and maximum EV-to-EBITDA, Price-to-Earnings-to-Growth (“PEG”) and Tangible Book Value multiples as applied to Northern Utilities’ and Granite State’s financial results for the periods reviewed by RBC in connection with its analysis in relation to the transaction EV of Northern Utilities and Granite State of $214.0 million as implied by the Purchase Price (RBC defined transaction EV as equity value, as implied by the Purchase Price, plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities):

	Comparable Companies			Northern Utilities & Granite State
	Min.	Median	Max.	(EV Range Implied by Comparable Companies Multiples)
EV as a multiple of:
2007E EBITDA	7.7x	8.6x	12.3x	$133.7 - $214.3 million

Equity Value as a multiple of:
2007E PEG ratio	2.4x	3.4x	4.0x	$281.7 - $394.6 million
Tangible Book Value	1.2x	1.8x	2.3x	$229.0 - $332.0 million

RBC noted that: (1) the EV implied by the Purchase Price was within the observed range of enterprise values calculated from the comparable companies’ 2007E EV-to-EBITDA multiples, but was above the median EV calculated from the comparable companies’ median 2007E EV-to-EBITDA multiple; (2) the EV implied by the Purchase Price was below the observed range of enterprise values calculated from the comparable companies’ 2007E PEG multiple and was below the median EV calculated from the comparable companies’ median 2007E PEG multiple; and (3) the EV implied by the Purchase Price was below the observed range of enterprise values calculated from the comparable companies’ tangible book value multiples and was below the median EV calculated from the comparable companies’ median tangible book value multiple.

Precedent Transaction Analysis. RBC prepared a precedent transactions analysis of Northern Utilities’ and Granite State’s enterprise value implied by the Purchase Price relative to selected publicly-announced precedent merger and acquisition transactions in the U.S. gas LDC sector. In selecting precedent transactions, RBC considered comparable transactions announced since January 1, 2004. In this analysis, RBC compared the EV of Northern Utilities and Granite State implied by the Purchase Price to an EV range determined by applying the precedent transactions’ last twelve-months (“LTM”) EBITDA minimum, median and maximum multiples to Northern Utilities’ and Granite State’s LTM EBITDA. RBC used an adjusted EBITDA (adjusted to exclude non-cash and one-time charges) in calculating the LTM EBITDA multiples of the target companies for the last twelve months prior to the announcement of the transaction in order to normalize it relative to the Northern Utilities and Granite State figures. RBC also compared the EV of Northern Utilities and Granite State implied by the Purchase Price to an EV range determined by applying the precedent transactions’ LTM Price-to-Earnings minimum, median and maximum multiples to Northern Utilities’ and Granite State’s LTM earnings. LTM Price-to-Earnings is equivalent to an Equity Value-to-Net Income multiple for private companies such as Northern Utilities and Granite State. Additionally, RBC compared the EV of Northern Utilities and Granite State implied by the Purchase Price to an EV range determined by applying the precedent transactions’ tangible book value minimum, median and maximum multiples to Northern Utilities’ and Granite State’s projected tangible book value. Projections for Northern Utilities and Granite State were provided by NiSource and adjusted by the Company’s management (as discussed above). Financial data regarding the precedent transactions was taken from SEC and other public filings, Wall Street research, Bloomberg, press releases and other publicly available sources. RBC defined EV as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

Based on the criteria described above, the following fourteen transactions were analyzed for the purposes of RBC’s Precedent Transactions Analysis:

•	New Mexico Gas Company’s acquisition of PNM Resource’s Natural Gas Operations;

•	SourceGas’ (affiliate of GE Financial Services and Alinda) acquisition of Southwestern Energy’s Arkansas Western Gas Division;

•	Cap Rock Holding Corporation’s acquisition of SEMCO Energy;

•	Black Hills Corporation’s acquisition of Aquila, Inc.’s Colorado Electric Utility and Aquila, Inc.’s Colorado, Iowa, Kansas and Nebraska Gas Utilities;

•	GE Energy Financial Services’ and Alinda Investments LLC’s acquisition of Kinder Morgan’s Natural Gas Retail Distribution;

•	MDU Resources’ acquisition of Cascade Natural Gas;

•	WPS Resources’ acquisition of Peoples Energy;

•	National Grid USA’s acquisition of Southern Union Company’s Rhode Island Gas Assets;

•	UGI Corporation’s acquisition of Southern Union Company’s PG Energy Assets;

•	Empire District Electric Company’s acquisition of Aquila, Inc.’s Missouri Gas Distribution;

•	WPS Resources’ acquisition of Aquila, Inc.’s Minnesota Gas Distribution;

•	WPS Resources’ acquisition of Aquila, Inc.’s Michigan Gas Distribution;

•	Kinder Morgan, Inc.’s acquisition of Terasen, Inc.; and

•	ArcLight Capital Partners’ acquisition of Allegheny Energy’s Mountaineer Gas Company.

The following table presents a comparison of the EV ranges calculated from the precedent transactions’ minimum, median and maximum EV-to-LTM EBITDA, Tangible Book Value, and Price-to-LTM Earnings multiples as applied to Northern Utilities’ and Granite State’s financial figures for the periods reviewed by RBC in connection with its analysis in relation to the transaction EV of Northern Utilities and Granite State of $214.0 million as implied by the Purchase Price:

	Precedent Transactions			Northern Utilities & Granite State
	Min.	Median	Max.	(EV Range Implied by Precedent Transactions Multiples)
EV as a multiple of:
LTM EBITDA	8.3x	10.0x	12.8x	$143.7 - $222.1 million

Price as a multiple of:
LTM Earnings Per Share	23.7x	24.3x	32.7x	$186.0 - $213.1 million

Equity Value as a multiple of:
Tangible Book Value	1.1x	1.9x	2.7x	$217.3 - $363.8 million

RBC noted that: (1) the EV implied by the Purchase Price was within the observed range of enterprise values calculated from the precedent transactions’ LTM EV-to-EBITDA multiples, but was above the median EV calculated from the precedent transactions’ median LTM EV-to-EBITDA multiple; (2) the EV implied by the Purchase Price was above the observed range of enterprise values calculated from the precedent transactions’ LTM Price-to-Earnings multiple and was above the median EV calculated from the precedent transactions’ median LTM Price-to-Earnings multiple; and (3) the EV implied by the Purchase Price was below the observed range of enterprise values calculated from the precedent transactions’ tangible book value multiples and was below the median EV calculated from the precedent transactions’ median tangible book value multiple.

Discounted Cash Flow Analysis. RBC performed a discounted cash flow analysis (“DCF”) of Northern Utilities and Granite State to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Northern Utilities and Granite State could generate under the Company’s control, based on (i) estimates of Northern Utilities and Granite State, provided by NiSource and adjusted by the Company’s management (as discussed above), for EBITDA for each of the fiscal years 2008 through 2011, and (ii) the present value of the projected terminal value, based on a multiple of projected EBITDA for fiscal year 2011. RBC’s terminal value uses a multiple of 2011 projected EBITDA to approximate the value of the stand-alone unlevered, after-tax free cash flows that could be generated by Northern Utilities and Granite State from fiscal 2012 onward.

A DCF is the present value of the projected unlevered free cash flows for the periods utilized using the indicated discount rate. Unlevered free cash flows are cash flows that would, prior to the servicing of the interest on the subject companies’ outstanding debt, be available for distribution to the equity holders of the subject companies.

RBC’s DCF analysis on Northern Utilities and Granite State was based on terminal value EBITDA exit multiples ranging from 9.0x to 11.0x. The projections of terminal value determined by EBITDA exit multiples were based upon RBC’s review of the publicly available business and financial information related to the precedent transactions used in the Precedent Transaction section, and the respective financial and business characteristics of Northern Utilities and Granite State and the comparable publicly traded U.S. gas LDC companies used in the Comparable Company Analysis section. RBC also applied discount rates reflecting a weighted-average cost of capital (“WACC”) of 7.5% to 8.5%. RBC defined WACC as the cost of equity plus the after-tax cost of debt, adjusted to reflect an appropriate capital structure determined with reference to LDC industry norms. The range of discount rates used in this analysis was based on RBC’s estimate of the equity cost of capital of Northern Utilities and Granite State after taking into account Bloomberg’s estimated two-year betas of the selected comparable publicly traded U.S. gas LDC companies used in the Comparable Company Analysis section, as set forth above.

After adjusting for Northern Utilities’ and Granite State’s assumed leverage at close, these calculations indicated implied enterprise values for Northern Utilities and Granite State ranging from $194.5 million to $243.7 million, as compared to the transaction EV of Northern Utilities and Granite State of $214.0 million as implied by the Purchase Price.

Overview of Analyses; Other Considerations. In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the Purchase Price was fair, from a financial point of view, to the Company. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Northern Utilities and Granite State and the Proposed Acquisitions and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Northern Utilities and Granite State or the Proposed Acquisitions, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Proposed Acquisitions, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the Purchase Price, from a financial point of view, to the Company and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness to the Company, from a financial point of view, of the Purchase Price was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business, regulatory and economic conditions, synergy estimates, and other matters, many of which are beyond the Company’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, none of the Company, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The Company selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. The Company, in selecting RBC as its financial advisor with respect to the Proposed Acquisitions, and the Company’s Board of Directors in receiving and taking into consideration RBC’s opinion dated February 15, 2008, were made aware of the fact that, under an Engagement Agreement entered into between the Company and RBC on January 14, 2008 (“Engagement Agreement”) and providing for a term of one year, RBC had rendered financial advisory services to the Company in connection with a possible transaction or series of transactions involving the Northern Utilities and Granite State, as described in the section entitled The Proposed Acquisitions—Background of the Proposed Acquisitions.

RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. In the prior two years, RBC has acted as a placement agent in connection with two privately-placed offerings of debt securities by the Company.

Pursuant to the Engagement Agreement, RBC became entitled to receive a fee of $300,000 upon the delivery of its February 15, 2008 opinion to the Company’s Board of Directors regarding the fairness to the Company, from a financial point of view, of the Purchase Price, without regard to whether RBC’s opinion was accepted or the Proposed Acquisitions were consummated. RBC became entitled to receive an additional fee of $500,000, and was paid that amount, upon the public disclosure of the Company’s entry into a definitive agreement with respect to a “Transaction,” which occurred on February 19, 2008. Further, if the Proposed Acquisitions are consummated, RBC will become entitled to a fee of $700,000, based on the terms of the Engagement Agreement. In the event that the Proposed Acquisitions are not completed and the Company consummates at any time thereafter, pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of RBC’s engagement or during the twelve month period following such term, another “Transaction,” as defined in the Engagement Agreement, RBC would be entitled to receive fees not to exceed $700,000. In addition, the Company has agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liability that may arise out of services performed by RBC as financial advisor, including without limitation, liabilities arising under the federal securities laws whether or not the Proposed Acquisitions close, or any other Transaction occurs. The terms of the Engagement Agreement were negotiated at arm’s-length between the Company and RBC and the Company’s Board of Directors was aware of this fee arrangement and the terms of the Engagement Agreement at the time of its approval of the Stock Purchase Agreement. RBC also has been engaged by the Company to act as lender, placement agent or underwriter in connection with debt and equity financings for the Proposed Acquisitions described herein. RBC has not received any fees from the Company in the prior two years except as described in this and the preceding paragraph, and will not receive any fees from NiSource relating to the Proposed Acquisitions. RBC does not have any agreement or understanding with the Company regarding any other services to be performed now or in the future, other than those pursuant to the Engagement Agreement or otherwise as described herein.

Accounting Treatment of the Proposed Acquisitions

The Company intends to account for the acquisition of Northern Utilities and Granite State under the purchase method of accounting for business combinations, in accordance with SFAS No. 141. In that process, the Company will recognize and measure the identifiable assets acquired and the liabilities assumed at fair value. Also, the Company will measure and recognize any acquisition adjustment related to a purchase premium or bargain relative to the fair values acquired against the purchase price.

Pursuant to SFAS No. 141, an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their fair values as of the acquisition date. Accordingly, any difference between the fair value of acquired assets and liabilities (including identifiable intangible assets) and book value represents a purchase premium or bargain.

If the Proposed Acquisitions are completed subsequent to December 31, 2008, the Company will account for the Proposed Acquisitions in accordance with Revised SFAS No. 141.

The Company’s Financial and Other Information

Description of Business

The Company is a public utility holding company headquartered in Hampton, New Hampshire. The Company and its subsidiaries are subject to regulation as a holding company system by the Federal Energy Regulatory Commission (“FERC”) under the Energy Policy Act of 2005. The Company was incorporated under the laws of the State of New Hampshire in 1984. The Company is the parent of the following companies:

Subsidiary	Principal Type of Business
Fitchburg Gas and Electric Light Company (“FG&E”)	Retail Electric & Gas Distribution Utility
Unitil Energy Systems, Inc. (“UES”)	Retail Electric Distribution Utility
Unitil Power Corp. (“Unitil Power”)	Wholesale Electric Power Utility
Unitil Realty Corp. (“Unitil Realty”)	Real Estate Management
Unitil Resources, Inc. (“Unitil Resources”)	Non-regulated Energy Services
Unitil Service Corp. (“Unitil Service”)	Utility Service Company
Usource Inc. and Usource L.L.C. (collectively, “Usource”)	Energy Brokering and Advisory Services

The Company’s principal business is the retail distribution of electricity in the southeastern seacoast and capital city areas of New Hampshire and the retail distribution of both electricity and natural gas in the greater Fitchburg area of north central Massachusetts. The Company has two distribution utility subsidiaries, UES, which operates in New Hampshire, and FG&E, which operates in Massachusetts (collectively referred to as the “retail distribution utilities”). UES, through its predecessors Concord Electric Company and Exeter & Hampton Electric Company, was incorporated in 1901. FG&E was incorporated in 1852.

The Company’s retail distribution utilities serve approximately 100,000 electric customers and 15,100 natural gas customers in their service territories. The retail distribution utilities are local “pipes and wires” utility distribution companies with a combined investment in net utility plant of $248.9 million at December 31, 2007. The Company’s total revenue was $262.9 million in 2007. Earnings applicable to holders of Common Stock for 2007 were $8.6 million. Substantially all of the Company’s revenue and earnings are derived from regulated utility operations.

Unitil Power formerly functioned as the full requirements wholesale power supply provider for UES. In connection with the implementation of electric industry restructuring in New Hampshire, Unitil Power ceased being the wholesale supplier of UES on May 1, 2003 and divested substantially all of its long-term power supply contracts through the sale of the entitlements to the electricity associated with those contracts.

Unitil Service provides, at cost, a variety of administrative and professional services, including regulatory, financial, accounting, human resources, engineering, operations, technology and management services on a centralized basis to companies affiliated with the Company. In connection with the Proposed Acquisitions, Northern Utilities and Granite State will enter into an agreement with Unitil Service to receive these services.

The Company also has two other wholly owned subsidiaries: Unitil Realty and Unitil Resources. Unitil Realty owns and manages the Company’s corporate office in Hampton, New Hampshire and leases this facility to Unitil Service under a long-term lease arrangement. Unitil Resources is the Company’s wholly owned non-regulated subsidiary. The Usource entities are wholly owned subsidiaries of Unitil Resources. Usource provides energy brokering and advisory services to large commercial and industrial customers in the northeastern United States.

Recent Developments

On July 24, 2008, the Company issued a press release announcing its results of operations for the three and six months ended June 30, 2008. The Company’s net income was $1.6 million for the three months ended June 30, 2008, compared to net income of $1.7 million for the three months ended June 30, 2007. The Company’s earnings per common share were $0.28 for the three months ended June 30, 2008, compared to earnings per common share of $0.30 for the three months ended June 30, 2007. The Company’s earnings for the three months ended June 30, 2008 reflect higher gas utility sales margins and lower interest expense offset by higher operating expenses and depreciation in the quarter. The Company’s earnings per common share were $0.85 for the six months ended June 30, 2008, compared to earnings per common share of $0.76 for the six months ended June 30, 2007, an increase of $0.09 per share, or 12%.

Selected Financial Data
(millions except shares and per share data)

	(unaudited) For the Three Months Ended March 31,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Consolidated Statements of Earnings:
Operating Revenue	$71.9	$77.8	$262.9	$260.9	$232.1	$214.1	$220.7

Operating Income	$6.0	$4.7	$18.5	$15.8	$15.5	$15.2	$15.4
Other Non-operating Expense (Income)	0.1	—	0.2	—	0.1	0.2	—

Income Before Interest Expense, net	5.9	4.7	18.3	15.8	15.4	15.0	15.4
Interest Expense, net	2.6	2.1	9.6	7.8	6.8	6.8	7.5

Net Income	3.3	2.6	8.7	8.0	8.6	8.2	7.9
Dividends on Preferred Stock	—	—	0.1	0.1	0.2	0.2	0.2

Earnings Applicable to Common Shareholders	$3.3	$2.6	$8.6	$7.9	$8.4	$8.0	$7.7

Balance Sheet Data:
Utility Plant (Original Cost)	$372.6	$361.7	$380.5	$353.0	$325.0	$308.1	$288.7
Total Assets	$469.3	$483.1	$474.6	$483.4	$450.1	$457.0	$483.9

Capitalization:
Common Stock Equity	$100.0	$96.8	$100.4	$97.8	$96.3	$94.3	$92.8
Preferred Stock	2.1	2.1	2.1	2.1	2.3	2.3	3.3
Long-Term Debt, less current portion	159.6	140.0	159.6	140.0	125.4	110.7	110.9

Total Capitalization	$261.7	$238.9	$262.1	$239.9	$224.0	$207.3	$207.0

Current Portion of Long-Term Debt	$0.4	$0.3	$0.4	$0.3	$0.3	$0.3	$3.3
Short-term Debt	$16.7	$29.7	$18.8	$26.0	$18.7	$25.7	$22.4

Earnings Per Share Data:
Earnings Per Average Share	$0.57	$0.46	$1.52	$1.41	$1.51	$1.45	$1.58

Common Stock Data:
Shares of Common Stock (000’s)	5,724	5,644	5,672	5,612	5,568	5,525	4,896
Dividends Declared Per Share	$0.69	$0.69	$1.38	$1.38	$1.38	$1.38	$1.38
Book Value Per Share (Period-End)	$17.49	$17.21	$17.50	$17.30	$17.21	$17.00	$16.87

Sales of natural gas and the related results of operations can be significantly affected by seasonal weather conditions. Annual revenues are substantially realized during the heating season as a result of higher sales of natural gas due to cold weather. Accordingly, operating results historically are most favorable in the first and fourth calendar quarters. Therefore, fluctuations in seasonal weather conditions between years may have a significant effect on results of operations and cash flows.

Sales of electricity are generally less sensitive to weather than natural gas sales, but may also be affected by weather conditions in both the winter and summer seasons.

Pro Forma Combined Selected Financial Data (unaudited)

The following summary unaudited pro forma combined selected financial data has been prepared to give effect to the acquisition by the Company of Northern Utilities and Granite State as if the businesses had actually been combined as of December 31, 2007 and March 31, 2008 (with respect to the balance sheet information using currently available fair value information) and as of January 1, 2007 (with respect to statements of operations information).

The summary unaudited pro forma combined selected financial data includes adjustments for the Proposed Acquisitions under the purchase method of accounting for business combinations and the replacement of the predecessor owner’s equity and debt amounts with the new equity and debt capitalization proposed by the Company. The debt and equity adjustments included in the pro forma financial statements reflect the amount necessary to finance the Proposed Acquisitions. The actual amounts of the debt and equity offering sizes may vary. The summary unaudited pro forma combined selected financial data excludes adjustments to recognize the estimated operating expense savings of $5.6 million annually due to the achievement of efficiencies associated with the provision of shared utility services and the adoption of best practices associated with these shared utility services and also excludes a reduction in operating expenses of $1.2 million related to compliance violation penalties incurred by Northern Utilities in 2007. The summary unaudited pro forma combined selected financial data also excludes adjustments to recognize the enhancements to revenue of Northern Utilities and Granite State that may occur from the execution of the Company’s regulatory plan.

The summary unaudited pro forma combined selected financial data is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies and asset disposition, among other factors, been considered, and is not intended to be a projection of future results. The summary unaudited pro forma combined selected financial data should be read in conjunction with the unaudited pro forma combined financial statements and the notes thereto included elsewhere in the proxy statement.

(millions except shares and per share data)	For the Three Months Ended March 31,	For the Year Ended December 31,
	2008	2007
Consolidated Statements of Earnings:
Operating Revenue	$126.4	$396.2

Operating Income	$11.8	$27.4
Other Non-operating Expense (Income)	0.1	0.3

Income Before Interest Expense, net	11.7	27.1
Interest Expense, net	4.3	15.6

Net Income	7.4	11.5
Dividends on Preferred Stock	—	0.1

Earnings Applicable to Common Shareholders	$7.4	$11.4

Balance Sheet Data:
Utility Plant (Original Cost)	$608.4	$615.4
Total Assets	$713.8	$713.7
Capitalization:
Common Stock Equity	$181.2	$181.6
Preferred Stock	2.1	2.1
Long-Term Debt, less current portion	245.6	245.6

Total Capitalization	$428.9	$429.3

Current Portion of Long-Term Debt	$0.4	$0.4
Short-term Debt	$32.2	$53.4

Earnings Per Share Data:
Earnings Per Average Share—Diluted	$0.84	$1.30

Common Stock Data:
Shares of Common Stock (000’s)	8,814	8,762
Dividends Declared Per Share	$0.69	$1.38

Sales of natural gas and the related results of operations can be significantly affected by seasonal weather conditions. Annual revenues are substantially realized during the heating season as a result of higher sales of natural gas due to cold weather. Accordingly, operating results historically are most favorable in the first and fourth calendar quarters. Therefore, fluctuations in seasonal weather conditions between years may have a significant effect on results of operations and cash flows.

Sales of electricity are generally less sensitive to weather than natural gas sales, but may also be affected by weather conditions in both the winter and summer seasons.

Pro Forma Financial Data

The unaudited pro forma combined financial information and explanatory notes set forth on Annex B presents how the combined financial statements of the Company, Northern Utilities, and Granite State may have appeared had the businesses actually been combined as of December 31, 2007 and March 31, 2008 (with respect to the balance sheet information using currently available fair value information) and as of January 1, 2007 (with respect to statements of operations information). The unaudited pro forma combined financial information shows the impact of the acquisition of Northern Utilities and Granite State by the Company on the companies’ respective historical financial position and results of operations under the purchase method of accounting for business combinations. Under this method of accounting, the assets and liabilities of Northern Utilities and Granite State will be recorded, as of the completion of the acquisition, at their fair values and added to those of the Company. The unaudited pro forma combined balance sheets as of December 31, 2007 and March 31, 2008 assume the acquisition was completed on those dates. The unaudited pro forma combined statement of earnings gives effect to the acquisition as if it had been completed on January 1, 2007.

The unaudited pro forma combined financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of the Company, which are incorporated by reference herein, and the historical financial statements and the related notes of both Northern Utilities and Granite State, which are attached hereto. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies and asset disposition, among other factors, been considered, and is not intended to be a projection of future results. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon the effective completion of the acquisition.

Accountant’s Report; Financial Statements; Supplementary Financial Information;
Management’s Discussion and Analysis of Financial Condition and Results of
Operations; Quantitative and Qualitative Disclosures about Market Risk

Information concerning the following items relating to the Company is incorporated by reference herein from the indicated portion of the Company’s periodic reports filed with the SEC.

Item	Portion of Periodic Report

Accountant’s Report	Financial Statements and Supplementary Data in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Financial Statements

Financial Statements and Supplementary Data in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Financial Statements in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008.

Supplementary Financial Information

Financial Statements and Supplementary Data in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Financial Statements in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008.

Quantitative and Qualitative Disclosures about Market Risk

Quantitative and Qualitative Disclosures about Market Risk in Part II, Item 7A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Quantitative and Qualitative Disclosures about Market Risk in Part I, Item 3 of the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2008.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Proxy Statement of Unitil Corporation and subsidiaries (the “Company”) of our report dated February 8, 2008, relating to the consolidated financial statements of the Company as of and for the three years ended December 31, 2007 appearing in the Annual Report on Form 10-K of Unitil Corporation and subsidiaries for the year ended December 31, 2007 and to the reference to our Firm under the caption “Experts” in this Proxy Statement.

/s/ VITALE, CATURANO & COMPANY, LTD.

July 28, 2008

Boston, Massachusetts

Northern Utilities’ Financial and Other Information

Description of Business

Northern Utilities is a local natural gas distribution utility serving customers in Maine and New Hampshire. Northern Utilities provides natural gas distribution services to approximately 52,000 customers in 44 New Hampshire and southern Maine communities, stretching from Plaistow, New Hampshire, in the south to Lewiston-Auburn, Maine, in the north.

Northern Utilities was incorporated under the laws of New Hampshire in 1979. Its roots extend back to Portland Gas Light Company in 1849, making it one of the oldest natural gas utilities in New England. It is a wholly owned subsidiary of Bay State, which in turn is a wholly owned subsidiary of NiSource. It has 78 full-time employees and its customers include residences, businesses and organizations.

Northern Utilities had an investment in net utility plant of $163.5 million at December 31, 2007, and net revenues of $44.2 million for 2007. Northern Utilities derives its revenues and earnings from its regulated utility operations. Northern Utilities receives centralized administrative, management, and support services from NiSource and its affiliates, the cost of which amounted to $8.6 million in 2007.

Selected Financial Data

(millions)	(unaudited) For the Three Months Ended March 31,		For the Year Ended December 31,
	2008	2007	2007	2006
Statements of Earnings:
Net Revenues	$17.2	$17.3	$44.2	$38.4

Operating Income	$7.4	$7.1	$6.7	$4.7
Interest Expense, net	0.8	0.7	2.8	2.6
Income Taxes and Other	2.7	2.6	1.7	0.8

Net Income	$3.9	$3.8	$2.2	$1.3

Balance Sheet Data:
Utility Plant (Original Cost)	$222.0	$209.1	$219.5	$205.7
Total Assets	$311.0	$318.5	$314.9	$327.7
Capitalization:
Common Stock Equity	$125.5	$123.2	$121.6	$119.6
Long-Term Debt, less current portion	61.7	62.5	61.7	62.5

Total Capitalization	$187.2	$185.7	$183.3	$182.1

Current Portion of Long-Term Debt	$0.8	$0.8	$0.8	$0.8
Short-term Debt	$7.0	$26.8	$31.1	$39.5

Sales of natural gas and the related results of operations can be significantly affected by seasonal weather conditions. Annual revenues are substantially realized during the heating season as a result of higher sales of natural gas due to cold weather. Accordingly, operating results historically are most favorable in the first and fourth calendar quarters. Therefore, fluctuations in seasonal weather conditions between years may have a significant effect on results of operations and cash flows.

Financial Statements

Northern Utilities’ unaudited condensed financial statements as of March 31, 2008 and 2007 and for the three months ended March 31, 2008 and 2007 are set forth in Annex C to this proxy statement and are incorporated by reference herein.

Northern Utilities’ financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005, together with the independent registered public accounting firm’s report, are set forth in Annex D to this proxy statement and are incorporated by reference herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of financial condition and results of operations should be read in conjunction with Northern Utilities’ historical financial statements and notes included elsewhere in this proxy statement.

Three Months Ended March 31, 2008 and 2007

The following table and discussion is a summary of Northern Utilities’ results of operations for the three months ended March 31, 2008 and 2007.

(millions)	For the Three Months Ended March 31,
	2008	2007
Net Revenues
Gas Distribution Revenues	$53.5	$60.3
Cost of Sales (Excludes Depreciation and Amortization)	36.3	43.0

Total Net Revenues	17.2	17.3

Operating Expenses
Operation and Maintenance	6.3	7.1
Depreciation and Amortization	2.8	2.5
Other Taxes	0.7	0.6

Total Operating Expenses	9.8	10.2

Operating Income	7.4	7.1
Other Income (Deductions)
Interest Expense, Net	(0.8)	(0.7)
Other, Net	—	—
Total Other Income (Deductions)	(0.8)	(0.7)
Income Before Income Taxes	6.6	6.4
Income Taxes	2.7	2.6

Net Income	$3.9	$3.8

Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Net Revenues. Net revenues were $17.2 million in the first quarter of 2008 and were consistent with net revenues of $17.3 million in same period of 2007. Decreases in both gross revenues and cost of sales were attributable to lower gas prices in the 2008 period compared to the 2007 period.

Operating Expenses. Operating expenses decreased $0.4 million, or 3.9%, for the quarter ended March 31, 2008 compared to the same period of 2007. This decrease was primarily due to penalties from non-compliance with state regulatory matters incurred in the comparable 2007 period offset by increased depreciation expense in 2008 related to capital investments.

Other Income (Deductions). Interest expense reduced income in the first quarter of 2008 by $0.8 million and was relatively flat compared to the same period in 2007. Northern Utilities incurs interest expense primarily due to short and long-term affiliated borrowings, as well as for customer deposits, deferred gas cost and inventory.

Income Tax Expense. Income tax expense of $2.7 million in the first quarter of 2008 increased $0.1 million over the comparable period in 2007 due to higher pretax income.

Regulatory Matters

Maine Public Utilities Commission Docket Nos. 2007-362, 363 and 364 and Docket Nos. 2008-095, 096, 097, 098, 118 and 122

In October 2007, the Maine Commission initiated a formal investigation into three Notices of Probable Violation (“NOPVs”) alleging that Northern Utilities had violated various provisions of the federal pipeline safety regulations, as adopted by the Maine Commission. Specifically, the NOPVs alleged that (1) Northern Utilities had failed to update its Operation and Maintenance Plan within the time periods required by the regulations; (2) Northern Utilities had allowed persons to perform certain operation and maintenance tasks without being properly qualified to do so under its Operator Qualification plan; (3) Northern Utilities lacked the necessary documentation concerning the maximum allowable operating pressures of certain distribution piping systems; (4) Northern Utilities had allowed one of its systems to operate above the maximum allowable operating pressure following an upstream regulator failure; and (5) Northern Utilities had failed to properly design one of its regulator stations.

Both Northern Utilities and the Maine Commission Staff have filed written testimony, and Northern Utilities has responded to extensive discovery requests.

In February and March 2008, the Maine Commission issued NOPVs with accompanying investigations related to documentation required for Northern Utilities’ triennial inspection (Docket No. 2008-118) and Northern Utilities’ qualification of certain affiliate employees that did work in the past on Northern Utilities’ behalf (Docket No. 2008-122).

In April 2008, the Maine Commission initiated an investigation into an incident from which an NOPV was issued although the cause was not determined conclusively to be natural gas (Docket

No. 2008-95, claiming Northern Utilities failed to complete its investigation of the failure), and into an over pressurization following an upstream regulator failure (Docket No. 2008-96, alleging the same).

In June 2008, the Maine Commission initiated a formal investigation into two NOPVs alleging that Northern Utilities had violated various provisions of the federal pipeline safety regulations with respect to two separate gas leaks that occurred at two separate residences each in October of 2007.

The formal evidentiary hearings have been postponed, pending settlement discussions with the Maine Commission’s Prosecutorial Staff, which are currently underway. The Maine Commission’s Prosecutorial Staff has indicated that it believes a fine of approximately $5.9 million, to be advanced at hearing, is appropriate. Northern Utilities vigorously disputes the proposal as flatly inconsistent with reasoned enforcement actions and the criteria governing the discretionary assessment of civil penalties.

As of March 31, 2008, Northern Utilities has recorded an appropriate liability for this matter, and, based upon its analysis of the issues, any penalties imposed in this proceeding should approximate the liability. At this time, however, Northern Utilities cannot predict whether it will be able to reach a settlement with the Maine Commission’s Prosecutorial Staff, or the amounts of any monetary penalties that may ultimately be imposed.

New Hampshire Public Utilities Commission Docket Nos. DG 07-102 Northern Utilities, Inc 2007/2008 Winter Cost of Gas

On October 31, 2007, the New Hampshire Commission issued Order DG 07-102 concerning the 2007/2008 winter cost of gas proceeding for Northern Utilities’ New Hampshire division. In that order, the New Hampshire Commission noted that lost and unaccounted for gas (“UAFG”) in the 2007-2008 winter cost of gas forecast is approximately one percent of firm sales, compared to a reported 7.59 percent UAFG for the 12-month period ended March 31, 2007. The New Hampshire Commission recognized that Northern Utilities had previously opened an internal investigation to determine the actual UAFG for that period, the cause of any misreporting and a solution. The New Hampshire Commission ordered Northern Utilities to file a detailed report by December 31, 2007 regarding the results of Northern Utilities’ internal investigation into UAFG as reported in its 2006-2007 winter cost of gas reconciliation filing.

In early December 2007, Northern Utilities identified what appears to be the single largest contributing cause of its New Hampshire Division’s unusually high reported UAFG levels. The apparent cause appeared to be incorrect metering by Spectra Energy Corp. (“Spectra”) at the Maritimes & Northeast (“M&NE”) / Portland Natural Gas Transmission System’s (“PNGTS”) Newington Gate Station in Newington, New Hampshire (“Newington Gate Station”) caused by an erroneous meter module change on May 25, 2005. Because of the recent discovery of this cause, Northern Utilities sought and obtained from the New Hampshire Commission an extension until February 15, 2008 to file the requested report showing accurate volumetric adjustments to correct its UAFG levels and associated cost impacts.

On February 15, 2008, Northern Utilities filed its report with the New Hampshire Commission. Northern Utilities reported that it is working with Granite State and Spectra to determine the exact volume of gas that was over-recorded as a result of Spectra erroneously updating its Newington Gate Station meter module in May 2005. As a result of these efforts, Northern Utilities received confirmation from Spectra on January 28, 2008, that Granite State was erroneously billed for an additional 758,709 Dth of natural gas between May 2005 and December 2007. As the primary transportation customer of Granite State at the Newington station, and due to the service arrangements under which Northern Utilities receives service from Granite State, the total amount of the error was passed through to Northern Utilities. Northern Utilities calculates that it was overcharged by approximately $5.7 million for gas purchases directly related to this meter error based on gas prices in effect at the time of the error. This overcharge in turn was passed on to Northern Utilities’ customers through the normal operation of the gas cost recovery mechanism.

Although Northern Utilities anticipates it will have a refund liability for the overcharges, the timing and extent is not clear. The Commission has not yet suggested that Northern Utilities would be liable for refunds in the absence of its receipt of a recovery from a third party. Under the traditional application of the gas cost recovery rules, Northern Utilities would flow through any refund received from a third party. As of May 2008, Northern Utilities has recorded approximately $8.7 million reflecting the anticipated liability of the future refund amount based on current market prices with an offsetting receivable by Granite State.

Northern Utilities has been informed by Spectra that resolution of the issue and any cash-out or refund that needs to be made to Granite State and/or Northern Utilities, requires the involvement of PNGTS. Although PNGTS has agreed to repay the lost gas to Granite State over an 18-month period, final documents memorializing the payback have not been completed. Northern Utilities has agreed to inform the New Hampshire Commission at 120-day intervals until an acceptable resolution is reached.

Liquidity and Capital Resources

Generally, cash flow from operations and short-term borrowings has provided sufficient liquidity to meet Northern Utilities’ operating requirements. Northern Utilities’ operations are subject to seasonal fluctuations in cash flow. During the heating season, which is primarily from November through March, cash receipts from gas sales and transportation services typically exceed cash requirements, while in the summer months short-term financing is used to purchase gas to place in storage for heating season deliveries, perform maintenance and make capital improvements.

Working Capital. Working capital is the amount by which current assets exceed current liabilities. Working capital requirements are primarily driven by changes in accounts receivable, exchange gas payable/receivable and accounts payable. These changes are primarily impacted by such factors as credit and the timing of collections from customers.

Cash Flow. Net cash provided by operating activities, net cash used in investing activities financing activities for the three months ended March 31, 2008 and 2007 were as follows:

(millions)	For the Three Months Ended March 31,
	2008	2007
Net Cash Provided by Operating Activities	$24.8	$14.9
Net Cash Used in Investing Activities	$—	$(1.3)
Net Cash Used in Financing Activities	$(24.1)	$(12.7)

Net cash flows provided by operating activities increased by $9.9 million for the first quarter of 2008 compared to the same period in 2007 primarily due to changes in working capital including decreases in exchange gas receivables and under-recovered gas and fuel costs, partially offset by increases in accounts receivable.

The changes in cash used for investing activities are driven by the level of capital expenditures from period to period. Funds for such expenditures are provided from funds available at the beginning of the year, cash generated from operations, and other sources as may be required.

Capital expenditures were $1.7 million and $2.8 million for the three months ended March 31, 2008 and 2007, respectively. Capital expenditures included amounts for improvements of system reliability and provision of additional near term capacity for existing customers.

Cash flow used for financing activities primarily consisted of repayment of borrowings from the NiSource Money Pool. NiSource Finance Corporation, a wholly owned subsidiary of NiSource, administers short-term financing and short-term investment opportunities for NiSource’s participating subsidiaries through a money pool. Northern Utilities was a participant in the NiSource Money Pool for all of the periods presented in the financial statements.

NiSource will retain responsibility for satisfying the outstanding balance to the NiSource Money Pool.

Off Balance Sheet Arrangements

Northern Utilities does not have off balance sheet financing arrangements with third parties and maintains no debt obligations that contain provisions requiring accelerated payment of the related obligation in the event of specified declines in credit ratings.

As a part of normal business, NiSource has entered into various agreements providing financial or performance assurance to third parties on behalf of Northern Utilities. Such agreements include guarantees and stand-by letters of credit.

Critical Accounting Policies and Estimates

There were no changes to Northern Utilities’ critical accounting policies and estimates since December 31, 2007.

Recently Adopted Accounting Pronouncements

SFAS No. 157—Fair Value Measurements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards Board Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”), to define fair value, establish a framework for measuring fair value, and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not change the requirements to apply fair value in existing accounting standards.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability.

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy disclosed is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical asset or liabilities that the company has the ability to access as of the reporting date.

•

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

•	Level 3 inputs are unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

SFAS No. 157 became effective for Northern Utilities as of January 1, 2008. The provisions of SFAS No. 157 are to be applied prospectively, except for the initial impact on the following three items, which are required to be recorded as an adjustment to the opening balance of retained earnings in the year of adoption: (i) changes in fair value measurements of existing derivative financial instruments measured initially using the transaction price under Emerging Issues Task Force (“EITF”) Issue No. 02-3; (ii) existing hybrid financial instruments measured initially at fair value using the transaction price; and (iii) blockage factor discounts. The adoption of SFAS No. 157 did not have an impact on the January 1, 2008 balance of retained earnings and is not anticipated to have a material impact prospectively.

In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2, which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities until fiscal years beginning after November 15, 2008. Northern Utilities has elected to defer the adoption of the nonrecurring fair value measurement disclosures of non-financial assets and liabilities.

SFAS No. 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. In September 2006, the FASB issued Financial Accounting Standards Board Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), to improve existing reporting for defined benefit postretirement plans by requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, among other changes. In the fourth quarter of 2006, Northern Utilities adopted the provisions of SFAS No. 158 requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation. Based on the measurement of the various defined benefit pension and other postretirement plans’ assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 decreased “Other Current Assets” by $0.1 million, increased “Regulatory Assets” by $8.2 million, and decreased “Other Current Liabilities” by $0.3 million. “Pensions and Postretirement Benefits Other than Pensions” were increased by $8.4 million. With the adoption of SFAS No. 158 Northern Utilities determined that the future recovery of pension and other postretirement plans costs is probable in accordance with the requirements of Financial Accounting Standards Board Statement No. 71, “Accounting for the Effects of Certain Types of Regulation” (“SFAS No. 71”). Northern Utilities recorded regulatory assets and liabilities that would otherwise have been recorded to accumulated other comprehensive income.

Northern Utilities adopted the SFAS No. 158 measurement date provisions in the first quarter of 2007 requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The total change to the balance sheet for the year 2007, related to the adoption of SFAS No. 158, was a decrease to “Regulatory Assets” of $0.8 million, a decrease in “Pensions and Postretirement Benefits Other than Pensions” of $0.4 million, and a decrease to “Retained Earnings” of $0.4 million. In addition, 2007 expense for pension and postretirement benefits reflected the updated measurement date valuations.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. In February 2007, the FASB issued Financial Accounting Standards Board Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment would be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. Northern Utilities has chosen not to elect to measure any applicable financial assets or liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

FSP FIN 39-1—FASB Staff Position Amendment of FASB Interpretation No. 39. In April 2007, the FASB posted FSP FIN 39-1 to amend paragraph 3 of FIN 39 to replace the terms conditional contracts and exchange contracts with the term derivative instruments as defined in Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended by Financial Accounting Standards Board Statement No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of

the Effective Date of FASB Statement No. 133—an amendment of FASB Statement No. 133” (“SFAS No. 137”); Financial Accounting Standards Board Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133” (“SFAS No. 138”); and Financial Accounting Standards Board Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”) (collectively referred to as “SFAS No. 133”). This FSP also amends paragraph 10 of FIN 39 to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. This FSP became effective for Northern Utilities as of January 1, 2008. Northern Utilities has not elected to net fair value amounts for its derivative instruments or the fair value amounts recognized for its right to receive cash collateral or obligation to pay cash collateral arising from those derivative instruments recognized at fair value, which are executed with the same counterparty under a master netting arrangement. This is consistent with Northern Utilities current accounting policy prior to the adoption of this amended standard. Northern Utilities discloses amounts recognized for the right to reclaim cash collateral within “Restricted cash” and amounts recognized for the right to return cash collateral within current liabilities on the balance sheets.

FIN 48—Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued FIN 48 to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether a tax position meets the more-likely-than-not recognition threshold is based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, Northern Utilities adopted the provisions of FIN 48. There was no impact to the opening balance of retained earnings as a result of the implementation of FIN 48.

Recently Issued Accounting Pronouncements

SFAS No. 141R—Business Combinations. In December 2007, the FASB issued SFAS No. 141R to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports regarding business combinations and its effects, including recognition of assets and liabilities, the measurement of goodwill and required disclosures. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Northern Utilities is currently reviewing the provisions of SFAS No. 141R to determine the impact on future business combinations.

SFAS No. 161—Disclosures about Derivative Instruments and Hedging—an amendment of SFAS No. 133. In March 2008, the FASB issued SFAS No. 161 to amend and expand the disclosure requirements of SFAS No. 133 with the intent to provide users of the financial statement with an enhanced understanding of how and why an entity uses derivative instruments, how these derivatives are accounted for and how the respective reporting entity’s financial statements are affected. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008, and earlier application is encouraged. Northern Utilities is currently reviewing the provisions of SFAS No. 161 to determine the impact it may have on its disclosures within the Notes to Condensed Financial Statements.

Fiscal Years Ended December 31, 2007, 2006 and 2005

The following table and discussion is a summary of Northern Utilities’ results of operations for the years ended December 31, 2007, 2006, and 2005.

(millions)	For the Year Ended December 31,
	2007	2006	2005
Net Revenues
Gas Distribution Revenues	$129.9	$118.6	$127.7
Cost of Sales (Excludes Depreciation and Amortization)	85.7	80.2	87.5

Total Net Revenues	44.2	38.4	40.2
Operating Expenses
Operation and Maintenance	24.7	21.4	20.2
Depreciation and Amortization	10.2	9.7	9.5
Other Taxes	2.6	2.6	2.9

Total Operating Expenses	37.5	33.7	32.6
Operating Income	6.7	4.7	7.6

Other Income (Deductions)
Interest Expense, Net	(2.8)	(2.5)	(2.5)
Other, Net	—	(0.1)	0.1

Total Other Income (Deductions)	(2.8)	(2.6)	(2.4)
Income Before Income Taxes	3.9	2.1	5.2
Income Taxes	1.7	0.8	2.2

Net Income	$2.2	$1.3	$3.0

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net Revenues. Net revenues increased $5.8 million, or 15.1%, for the year ended December 31, 2007 compared to the same period of 2006. This increase was primarily due to an increase in net revenues of approximately $2.5 million resulting from favorable weather in the 2007 period, increased commercial usage of $1.3 million due primarily to customer conversions to gas resulting from high fuel oil costs, and a $1.1 million increase in regulatory trackers, which are offset in operating expenses.

Operating Expenses. Operating expenses increased $3.8 million, or 11.3%, for the year ended December 31, 2007 compared to the same period of 2006. This increase was primarily due to $1.2 million in penalties for non-compliance with state regulatory matters, a $1.1 million increase in regulatory trackers, which are offset in net revenues, increased outside service expense of $0.7 million primarily for outside contractors reviewing construction records and performing inspections, and increased depreciation expense of $0.5 million related to capital investments. Northern Utilities paid management fees of $8.6 million and $8.1 million in 2007 and 2006, respectively, to NiSource and its affiliates for centralized administrative, management, and support services.

Other Income (Deductions). Interest expense increased $0.3 million, or 12%, for the year due to an increase in interest on deferred gas cost and storage inventory, slightly offset by a decrease on interest on long-term debt. Northern Utilities’ incurs interest expense primarily due to short and long-term affiliated borrowings, as well as for customer deposits, deferred gas cost and inventory.

Income Tax Expense. Income taxes increased $0.9 million in 2007 compared to 2006 primarily due to higher pre-tax income and a higher effective tax rate. The 2007 effective income tax rate of 44% was 6.6% higher than the 2006 effective tax rate primarily due to the tax impact of nondeductible penalties recorded in 2007 versus 2006.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Net Revenues. Net revenues decreased $1.8 million, or 4.5%, for the year ended December 31, 2006 compared to the same period of 2005. This decrease was primarily due to a decrease in net revenues of approximately $2.5 million resulting from unfavorable weather in the 2006 period, partly offset by a $0.4 million increase in regulatory trackers, which are offset in operating expenses, and an increase in customers that resulted in a $0.2 million increase in revenues.

Operating Expenses. Operating expenses increased $1.1 million in 2006, or 3.4%, from 2005. This increase was primarily due to a $0.4 million increase in regulatory trackers, which are offset in net revenues, and an increase in uncollectible expense of $0.3 million. Northern Utilities paid management fees of $8.1 million and $8.4 million in 2006 and 2005, respectively, to NiSource and its affiliates for centralized administrative, management, and support services.

Other Income (Deductions). Interest expense remained flat for the 2006 and 2005 periods. Northern Utilities incurs interest expense primarily due to short and long-term affiliated borrowings, as well as for customer deposits, deferred gas cost and inventory.

Income Tax Expense. Income taxes decreased $1.4 million in 2006 compared to 2005 primarily due to lower pre-tax income in 2006. The 2006 effective income tax rate of 37.5% was 4.4% lower than the 2005 effective tax rate primarily due to the regulatory flow-through of state income tax benefits of $42,000 in 2006 versus the regulatory flow-through of state income tax expense of $81,000 in 2005.

Regulatory Matters

Maine Public Utilities Commission Docket Nos. 2007-362, 363 and 364 and Docket Nos. 2008-095, 096, 097, 098, 118 and 122

In October 2007, the Maine Commission initiated a formal investigation into three NOPVs alleging that Northern Utilities had violated various provisions of the federal pipeline safety regulations, as adopted by the Maine Commission. Specifically, the NOPVs alleged that (1) Northern Utilities had failed to update its Operation and Maintenance Plan within the time periods required by the regulations; (2) Northern Utilities had allowed persons to perform certain operation and maintenance tasks without being properly qualified to do so under its Operator

Qualification plan; (3) Northern Utilities lacked the necessary documentation concerning the maximum allowable operating pressures of certain distribution piping systems; (4) Northern Utilities had allowed one of its systems to operate above the maximum allowable operating pressure following an upstream regulator failure; and (5) Northern Utilities had failed to properly design one of its regulator stations.

Both Northern Utilities and the Maine Commission Staff have filed written testimony, and Northern Utilities has responded to extensive discovery requests.

In February and March 2008, the Maine Commission issued NOPVs with accompanying investigations related to documentation required for Northern Utilities’ triennial inspection (Docket No. 2008-118) and Northern Utilities’ qualification of certain affiliate employees that did work in the past on Northern Utilities’ behalf (Docket No. 2008-122).

In April 2008, the Maine Commission initiated an investigation into an incident from which an NOPV was issued although the cause was not determined conclusively to be natural gas (Docket No. 2008-95, claiming Northern Utilities failed to complete its investigation of the failure), and into an over pressurization following an upstream regulator failure (Docket No. 2008-96, alleging the same).

In June 2008, the Maine Commission initiated a formal investigation into two NOPVs alleging that Northern Utilities had violated various provisions of the federal pipeline safety regulations with respect to two separate gas leaks that occurred at two separate residences each in October of 2007.

The formal evidentiary hearings have been postponed, pending settlement discussions with the Maine Commission’s Prosecutorial Staff, which are currently underway. The Maine Commission’s Prosecutorial Staff has indicated that it believes a fine of approximately $5.9 million, to be advanced at hearing, is appropriate. Northern Utilities vigorously disputes the proposal as flatly inconsistent with reasoned enforcement actions and the criteria governing the discretionary assessment of civil penalties.

As of December 31, 2007, Northern Utilities has recorded an appropriate liability for this matter, and, based upon its analysis of the issues, any penalties imposed in this proceeding should approximate the liability. At this time, however, Northern Utilities cannot predict whether it will be able to reach a settlement with the Maine Commission’s Prosecutorial Staff, or the amounts of any monetary penalties that may ultimately be imposed.

New Hampshire Public Utilities Commission Docket Nos. DG 07-102 Northern Utilities, Inc 2007/2008 Winter Cost of Gas

On October 31, 2007, the New Hampshire Commission issued Order DG 07-102 concerning the 2007/2008 winter cost of gas proceeding for Northern Utilities’ New Hampshire division. In that order, the New Hampshire Commission noted that UAFG in the 2007-2008 winter cost of gas forecast is approximately one percent of firm sales, compared to a reported 7.59 percent UAFG for the 12-month period ended March 31, 2007. The New Hampshire Commission recognized that Northern Utilities had previously opened an internal investigation to determine the actual UAFG for that period, the cause of any misreporting and a solution. The New Hampshire

Commission ordered Northern Utilities to file a detailed report by December 31, 2007 regarding the results of Northern Utilities’ internal investigation into UAFG as reported in its 2006-2007 winter cost of gas reconciliation filing.

In early December 2007, Northern Utilities identified what appears to be the single largest contributing cause of its New Hampshire Division’s unusually high reported UAFG levels. The apparent cause appeared to be incorrect metering by Spectra at the M&NE / PNGTS Newington Gate Station caused by an erroneous meter module change on May 25, 2005. Because of the recent discovery of this cause, Northern Utilities sought and obtained from the New Hampshire Commission an extension until February 15, 2008 to file the requested report showing accurate volumetric adjustments to correct its UAFG levels and associated cost impacts.

On February 15, 2008, Northern Utilities filed its report with the New Hampshire Commission. Northern Utilities reported that it is working with Granite State and Spectra to determine the exact volume of gas that was over-recorded as a result of Spectra erroneously updating its Newington Gate Station meter module in May 2005.

Although Northern Utilities anticipates it will have a refund liability for the overcharges, the timing and extent is not clear. The Commission has not yet suggested that Northern Utilities would be liable for refunds in the absence of its receipt of a recovery from a third party. Under the traditional application of the gas cost recovery rules, Northern Utilities would flow through any refund received from a third party.

Liquidity and Capital Resources

Generally, cash flow from operations and short-term borrowings has provided sufficient liquidity to meet Northern Utilities’ operating requirements. Northern Utilities’ operations are subject to seasonal fluctuations in cash flow. During the heating season, which is primarily from November through March, cash receipts from gas sales and transportation services typically exceed cash requirements, while in the summer months short-term financing is used to purchase gas to place in storage for heating season deliveries, perform maintenance and make capital improvements.

Working Capital. Working capital is the amount by which current assets exceed current liabilities. Working capital requirements are primarily driven by changes in accounts receivable, exchange gas payable/receivable and accounts payable. These changes are primarily impacted by such factors as credit and the timing of collections from customers.

Cash Flow. Net cash provided by operating activities, net cash used in investing activities and net cash provided by (used in) financing activities for the years ended December 31, 2007, 2006 and 2005 were as follows:

(millions)	For the Year Ended December 31,
	2007	2006	2005
Net Cash Provided by Operating Activities	$24.6	$11.0	$1.3
Net Cash Used in Investing Activities	$(14.2)	$(20.0)	$(11.9)
Net Cash Provided by (Used in) Financing Activities	$(9.3)	$8.6	$10.9

Net cash flows provided by operating activities increased by $13.6 million for 2007 compared to 2006 primarily due to changes in working capital including decreases in exchange gas receivables and under-recovered gas and fuel costs, partially offset by increases in accounts receivable and higher retiree pension and medical payments during 2007.

Net cash provided by operating activities increased by $9.7 million in 2006 compared to 2005 primarily due to changes in working capital including decreases in accounts receivables and exchange gas receivables, partially offset by payments of accounts payable.

The changes in cash used for investing activities are driven by the level of capital expenditures from period to period. Funds for such expenditures are provided from funds available at the beginning of the year, cash generated from operations, and other sources as may be required.

Capital expenditures were $16.7 million, $15.8 million and $13.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. Capital expenditures increased from 2006 to 2007 due primarily to improvements of system reliability and to provide additional near term capacity for existing customers. Capital expenditures increased from 2005 to 2006 due to the Maine cast iron replacement program, with 2006 being the first full year of expenditures for this program.

Cash flow used for financing activities primarily consisted of changes in borrowings from the NiSource Money Pool. NiSource Finance Corporation, a wholly owned subsidiary of NiSource, administers short-term financing and short-term investment opportunities for NiSource’s participating subsidiaries through a money pool. Northern Utilities was a participant in the NiSource Money Pool for all of the periods presented in the financial statements.

NiSource will retain responsibility for satisfying the outstanding balance to the NiSource Money Pool.

Total Contractual Cash Obligations. A summary of Northern Utilities total contractual cash obligations as of December 31, 2007, is as follows:

(millions)	Total	2008	2009	2010	2011	2012	After
Long-Term Debt	$62.5	$0.8	$0.8	$0.9	$—	$—	$60.0
Interest Payments on Long-Term Debt	15.9	3.0	3.0	2.9	2.9	2.9	1.2
Operating Leases	1.4	0.4	0.3	0.3	0.2	0.2	—
Energy Commodity Contracts	9.8	9.8	—	—	—	—	—
Other Long-term Liabilities	0.4	0.4	—	—	—	—	—

Total Contractual Obligations	$90.0	$14.4	$4.1	$4.1	$3.1	$3.1	$61.2

Interest payments on long-term debt include medium-term notes and an inter-company note. Interest is calculated based on the applicable rates and payment dates.

Northern Utilities has entered into various energy commodity contracts to purchase physical quantities of natural gas. These amounts represent minimum quantities of these commodities that Northern Utilities is obligated to purchase at both fixed and variable prices.

Other long-term liabilities include employer contributions to pension and other postretirement benefits plans expected to be made in 2008. Plan contributions beyond 2008 are dependent upon a number of factors, including actual returns on plan assets, which cannot be reliably estimated.

Off Balance Sheet Arrangements

Northern Utilities does not have off balance sheet financing arrangements with third parties and maintains no debt obligations that contain provisions requiring accelerated payment of the related obligation in the event of specified declines in credit ratings.

As a part of normal business, NiSource has entered into various agreements providing financial or performance assurance to third parties on behalf of Northern Utilities. Such agreements include guarantees and stand-by letters of credit.

NiSource has issued guarantees that support up to approximately $12.5 million of commodity-related payments for energy commodity contracts for Northern Utilities. These guarantees were provided to counterparties in order to facilitate physical and financial transactions involving natural gas.

Critical Accounting Policies and Estimates

The accounting policies discussed below are considered by management to be critical to an understanding of Northern Utilities’ financial statements as their application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on Northern Utilities’ results of operations, equity or cash flows.

Accounting for Regulation. Northern Utilities follows the accounting and reporting requirements of SFAS No. 71. SFAS No. 71 provides that rate-regulated companies account for and report assets and liabilities consistent with the economic effect of the way in which regulators establish rates, if the rates established are designed to recover the costs of providing the regulated service and it is probable that such rates can be charged and collected. Certain expenses and credits subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers.

Northern Utilities has designed its rates to recover the costs of providing its regulated service and determined it is probable that such rates can be charged and collected. In the event that regulation significantly changes the opportunity for Northern Utilities to recover its costs in the future, Northern Utilities may no longer meet the criteria for the application of SFAS No. 71. In such event, a write-down of all or a portion of Northern Utilities’ existing regulatory assets and liabilities could result. If unable to continue to apply the provisions of SFAS No. 71, Northern Utilities would be required to apply the provisions of Statement of Financial Accounting Standards No. 101, “Regulated Enterprises—Accounting for the Discontinuation of Application of Financial Accounting Standards Board Statement No. 71.” In management’s opinion, Northern Utilities will be subject to SFAS No. 71 for the foreseeable future.

Accounting for Risk Management Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value, unless such contracts are designated by Northern Utilities as normal under the provisions of the standard.

Under SFAS No. 133 the accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and resulting designation. Unrealized and realized gains and losses are recognized each period as components of other comprehensive income, earnings, or regulatory assets and liabilities depending on the nature of such derivatives.

Northern Utilities has a regulatory approved hedging program designed to fix a portion of its gas supply costs for the coming year of service. In order to fix these costs, Northern Utilities purchases New York Mercantile Exchange (“NYMEX”) futures that correspond to the associated delivery month. Any gains or losses on the fair value of these derivatives are passed through to the ratepayer directly through a regulatory commission approved recovery mechanism. As a result of the ratemaking process, Northern Utilities records gains and losses as regulatory liabilities or assets and recognizes such gains or losses in cost of sales when recovered in revenues.

Intangible Assets. At December 31, 2007, Northern Utilities had $72.4 million of intangible assets consisting of franchise rights that were identified as part of the purchase price allocation associated with the acquisition by NiSource. The intangible asset balance at December 31, 2006 was $74.7 million. The gross intangible asset of $92.7 million is being amortized over a forty-year period commencing February 1999, the date of the acquisition by NiSource. The reserve balance was $20.3 million and $18.0 million at December 31, 2007 and 2006, respectively.

Northern Utilities assesses the carrying amount and potential earnings of this intangible asset whenever events or changes in circumstances indicate that the carrying value could be impaired under SFAS No. 144. When an asset’s carrying value exceeds the undiscounted estimated future cash flows associated with the asset, the asset is considered to be impaired to the extent that the asset’s fair value is less than its carrying value.

Pensions and Postretirement Benefits. Northern Utilities has defined benefit plans for both pensions and other postretirement benefits. The plans are accounted for under Financial Accounting Standards Board Statement No. 87, “Employers’ Accounting for Pensions” (“SFAS No. 87”), Financial Accounting Standards Board Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (“SFAS No. 88”), and Financial Accounting Standards Board Statement No. 106, “Employers’ Accounting for Postretirement Benefits other than Pensions” (“SFAS No. 106”), as amended by Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). The calculation of the net obligations and annual expense related to the plans requires a significant degree of judgment regarding the discount rates to be used in bringing the liabilities to present value, long-term returns on plan assets and employee longevity, among other assumptions. Due to the size of the plans and the long-term nature of the associated liabilities, changes in the assumptions used in the actuarial estimates could have material impacts on the measurement of the net obligations and annual expense recognition.

Contingencies. A contingent liability is recognized when it is probable that an environmental, tax, legal or other liability has been incurred and the amount of loss can reasonably be estimated. Accounting for contingencies requires significant management judgment regarding the estimated probabilities and ranges of exposure to a potential liability. Estimates of the loss and associated probability are made based on the current facts available, including present laws and regulations. Management’s assessment of the contingent liability could change as a result of future events or as more information becomes available. Actual amounts could differ from estimates and can have a material impact on Northern Utilities’ results of operations and financial position.

Recently Adopted Accounting Pronouncements

FIN 48—Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether a tax position meets the more-likely-than-not recognition threshold is based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, Northern Utilities adopted the provisions of FIN 48. There was no impact to the opening balance of retained earnings as a result of the implementation of FIN 48.

SFAS No. 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. In September 2006, the FASB issued SFAS No. 158 to improve existing reporting for defined benefit postretirement plans by requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, among other changes. In the fourth quarter of 2006, Northern Utilities adopted the provisions of SFAS No. 158 requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation. Based on the measurement of the various defined benefit pension and other postretirement plans’ assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 decreased “Other Current Assets” by $0.1 million, increased “Regulatory Assets” by $8.2 million, and decreased “Other Current Liabilities” by $0.3 million. “Pensions and Postretirement Benefits Other than Pensions” were increased by $8.4 million. With the adoption of SFAS No. 158 Northern Utilities determined that the future recovery of pension and other postretirement plans costs is probable in accordance with the requirements of SFAS No. 71. Northern Utilities recorded regulatory assets and liabilities that would otherwise have been recorded to accumulated other comprehensive income.

Northern Utilities adopted the SFAS No. 158 measurement date provisions in the first quarter of 2007 requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The total change to the Balance Sheet for the year 2007, related to the adoption of SFAS No. 158, was a decrease to “Regulatory Assets” of $0.8 million, a decrease in “Pensions and Postretirement Benefits Other than Pensions” of $0.4 million, and a decrease to “Retained Earnings” of $0.4 million. In addition, 2007 expense for pension and postretirement benefits reflected the updated measurement date valuations.

SFAS No. 157—Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157 to define fair value, establish a framework for measuring fair value and to expand disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and should be applied prospectively, with limited exceptions. Northern Utilities adopted this standard during the first quarter of 2008. There was no material impact to the financial statements.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment will be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. Northern Utilities chose not to elect to measure any applicable financial assets or liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

FSP FIN 39-1—FASB Staff Position Amendment of FASB Interpretation No. 39. In April 2007, the FASB posted Financial Accounting Standards Board Staff Position FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”), to amend paragraph 3 of FIN 39 to replace the terms conditional contracts and exchange contracts with the term derivative instruments as defined in SFAS No. 133. This FSP also amends paragraph 10 of FIN 39 to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. Northern Utilities adopted this standard during the first quarter of 2008.

Recently Issued Accounting Pronouncements

SFAS No. 141R—Business Combinations. In December 2007, the FASB issued SFAS No. 141R to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports regarding business combinations and its effects, including recognition of assets and liabilities, the measurement of goodwill and required disclosures. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Northern Utilities is currently reviewing the provisions of SFAS No. 141R to determine the impact on future business combinations.

SFAS No. 161—Disclosures about Derivative Instruments and Hedging—an amendment of SFAS No. 133. In March 2008, the FASB issued Financial Accounting Standards Board Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133” (“SFAS No. 161”), to amend and expand the disclosure requirements of SFAS No. 133 with the intent to provide users of the financial statement with an enhanced understanding of how and why an entity uses derivative instruments, how these derivatives are accounted for and how the respective reporting entity’s financial statements are affected. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008, and earlier application is encouraged. Northern Utilities is currently reviewing the provisions of SFAS No. 161 to determine the impact it may have on its disclosures within the Notes to Condensed Financial Statements.

Quantitative and Qualitative Disclosures about Market Risk

Risk is an inherent part of Northern Utilities’ business and the extent to which management properly and effectively identifies, assesses, monitors and manages each of the various types of risk involved in the business can significantly impact profitability. Northern Utilities seeks to identify, assess, monitor and manage, in accordance with defined policies and procedures, commodity price risk, credit risk, and interest rate risk. In addition, Northern Utilities is exposed to market risk associated with the supply of, and demand for, natural gas and the impact of changes in natural gas prices, and can also be negatively affected by sustained downturns or sluggishness in the regional economy.

Northern Utilities is exposed to commodity price risk as a result of its operations involving natural gas. Northern Utilities utilizes a regulatory approved hedging program designed to fix a portion of its gas supply costs for the coming year of service. In order to fix these costs, Northern Utilities purchases NYMEX futures that correspond to the associated delivery month. Any gains or losses on the fair value of these derivatives are passed through to the ratepayer directly through a regulatory commission approved recovery mechanism. As a result of the ratemaking process, Northern Utilities records gains and losses as regulatory liabilities or assets and recognizes such gains or losses in cost of sales when recovered in revenues.

Credit risk represents the loss that Northern Utilities would incur if a counterparty fails to perform under its contractual obligations. Exposure to credit risk is measured by summing a counterparty’s current obligations to Northern Utilities and the marked-to-market value of any forward positions with that entity. Credit exposure is generally mitigated by obtaining stand-by letters of credit, deposits, guarantees, or other collateral items. In determining exposure, Northern Utilities considers collateral that it holds to reduce individual counterparty credit exposure.

To the extent Northern Utilities has short-term borrowings, changes in interest rates will impact the cost of its variable rate debt.

Granite State’s Financial and Other Information

Description of Business

Granite State is a natural gas transmission pipeline, regulated by FERC, operating 86 miles of underground gas transmission pipeline primarily located in Maine and New Hampshire. Granite State provides Northern Utilities with interconnection to three major natural gas pipelines and access to domestic natural gas supplies in the south and Canadian natural gas supplies in the north. Granite State was incorporated under the laws of New Hampshire in 1955. It is a wholly owned subsidiary of NiSource.

Granite State had an investment in net utility plant of $16.5 million at December 31, 2007, and net operating revenue of $3.4 million for 2007. Granite State derives its revenues principally from the transportation services provided to Northern Utilities and Bay State. Granite State receives centralized administrative, management, and support services from NiSource and its affiliates, the cost of which amounted to $0.6 million in 2007.

Selected Financial Data

(millions)	(unaudited) For the Three Months Ended March 31,		For the Year Ended December 31,
	2008	2007	2007	2006
Statements of Earnings (Loss):
Net Operating Revenue	$1.0	$1.0	$3.4	$4.2

Operating Income	$0.2	$0.2	$0.4	$0.2
Non-Operating Income	—	0.1	—	0.4
Interest Expense	0.1	0.1	0.6	0.5

Net Income (Loss)	$0.1	$0.2	$(0.2)	$0.1

Balance Sheet Data:
Utility Plant (Original Cost)	$23.9	$23.0	$24.0	$23.2
Total Assets	$35.4	$31.0	$27.3	$33.3
Capitalization:
Common Stockholders’ Equity	$13.0	$13.1	$12.8	$13.0

Total Capitalization	$13.0	$13.1	$12.8	$13.0

Sales of natural gas and the related results of operations can be significantly affected by seasonal weather conditions. Annual revenues are substantially realized during the heating season as a result of higher sales of natural gas due to cold weather. Accordingly, operating results historically are most favorable in the first and fourth calendar quarters. Therefore, fluctuations in seasonal weather conditions between years may have a significant effect on results of operations and cash flows.

Financial Statements

Granite State’s unaudited financial statements as of March 31, 2008 and 2007 and for the three months ended March 31, 2008 and 2007 are set forth in Annex E to this proxy statement and are incorporated by reference herein.

Granite State’s financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005, together with the independent registered public accounting firm’s report, are set forth in Annex F to this proxy statement and are incorporated by reference herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of financial condition and results of operations should be read in conjunction with Granite State’s historical financial statements and notes included elsewhere in this proxy statement.

Three Months Ended March 31, 2008 and 2007

The following table and discussion is a summary of Granite State’s results of operations for the three months ended March 31, 2008 and 2007.

(millions)	For the Three Months Ended March 31,
	2008	2007
Net Revenues	$1.0	$1.0
Operating Expenses
Operation and Maintenance	0.4	0.4
Depreciation and Amortization	0.2	0.2
Other Taxes	0.1	0.1

Total Operating Expenses	0.7	0.7

Operating Income	0.3	0.3

Other Income (Deductions)
Interest Expense, Net	(0.1)	(0.1)
Other, Net	—	0.1

Total Other Income (Deductions)	(0.1)	—

Income Before Income Taxes	0.2	0.3
Income Taxes	0.1	0.1

Net Income	$0.1	$0.2

Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007

Net Revenues. Net revenues of $1.0 million for the quarter ended March 31, 2008 were consistent with net revenues of $1.0 million for the same period of 2007.

Operating Expenses. Operating expense was $0.7 million for quarter ended March 31, 2008 and was flat compared to the same period in 2007.

Other Income (Deductions). Other Income (Deductions) reduced income in the first quarter of 2008 by $0.1 million and was relatively flat compared to the same period in 2007. Other Income (Deductions) includes contingent tax interest income.

Income Tax Expense. Income tax expense was $0.1 million for the quarters ended March 31, 2008 and 2007.

Regulatory Matters

General

Granite State’s interstate natural gas transportation system operations are regulated by FERC under the Natural Gas Act, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. Granite State’s system operates under a tariff approved by FERC that establishes rates, cost recovery mechanisms, and terms and conditions of service for its customers. Generally, FERC’s authority extends to:

•	transportation of natural gas;

•	rates and charges for natural gas transportation;

•	certification and construction of new facilities;

•	initiation, extension or abandonment of services;

•	maintenance of accounts and records;

•	commercial relationships and communications between pipelines and certain affiliates;

•	terms and conditions of service and service contracts with customers;

•	depreciation and amortization policies; and

•	acquisition, extension and abandonment of facilities.

New Hampshire Public Utilities Commission Docket Nos. DG 07-102 Northern Utilities, Inc 2007/2008 Winter Cost of Gas

On October 31, 2007, the New Hampshire Commission issued Order DG 07-102 concerning the 2007/2008 winter cost of gas proceeding for Northern Utilities’ New Hampshire division. In that order, the New Hampshire Commission noted that lost and UAFG in the 2007-2008 winter cost of gas forecast is approximately 1% of firm sales, compared to a reported 7.59% UAFG for the 12-month period ending April 2007. The New Hampshire Commission recognized that Northern Utilities had previously opened an internal investigation to determine the actual UAFG for that period, the cause of any misreporting, and a solution. The New Hampshire Commission ordered Northern Utilities to file a detailed report by December 31, 2007 regarding the results of its investigation into UAFG as reported in its 2006-2007 winter cost of gas reconciliation filing.

In early December 2007, Northern Utilities identified what appears to be the single largest contributing cause of its New Hampshire Division’s unusually high reported UAFG levels. The apparent cause appeared to be incorrect metering by Spectra at the M&NE / PNGTS Newington Gate Station caused by an erroneous meter module change on May 25, 2005. Because of the recent discovery of this cause, Northern Utilities sought from the New Hampshire Commission and obtained an extension until February 15, 2008 to file the requested report showing accurate volumetric adjustments to correct Northern Utilities’ UAFG levels and associated cost impacts.

On February 15, 2008, Northern Utilities filed its report with the New Hampshire Commission. Northern Utilities reported that it was working with Granite State and Spectra to determine the exact volume of gas that was over-recorded as a result of Spectra erroneously updating its Newington Gate Station meter module in May 2005. As a result of these efforts, Northern Utilities received confirmation from Spectra on January 28, 2008, that Granite State was erroneously billed for an additional 758,709 Dth of natural gas between May 2005 and December 2007. As the primary transportation customer of Granite State at the Newington Gate Station, and due to the service arrangements under which Northern Utilities receives service from Granite State, the total amount of the error was passed through to Northern Utilities. Northern Utilities calculates that it was overcharged by approximately $5.7 million for gas purchases directly related to this meter error based on gas prices in effect at the time of the error.

As of May 2008, Granite State has recorded approximately $8.7 million reflecting the anticipated liability of the future refund amount to Northern Utilities based on current market prices.

Northern Utilities has been informed by Spectra that resolution of the issue and any cash-out or refund that needs to be made to Granite State and/or Northern Utilities requires the involvement of PNGTS. PNGTS has agreed to repay the lost gas to Granite State over an 18-month period, but final documents memorializing the payback have not been completed. Northern Utilities has agreed to inform the New Hampshire Commission at 120-day intervals until an acceptable resolution is reached.

Liquidity and Capital Resources

Generally, cash flow from operations and short-term borrowings has provided sufficient liquidity to meet Granite State’s operating requirements. Historically, cash receipts were generally deposited in NiSource’s money pool accounts and cash disbursements were made from those accounts.

Working Capital. Granite State’s working capital requirements are primarily driven by changes in accounts receivable, exchange gas payable/receivable and accounts payable. These changes are primarily impacted by such factors as credit and the timing of collections from customers.

Cash Flow. Net cash provided by operating activities, net cash used in investing activities and net cash provided by (used in) financing activities for the three months ended March 31, 2008 and 2007 were as follows:

(millions)	For the Three Months Ended March 31,
	2008	2007
Net Cash Provided by (Used in) Operating Activities	$0.2	$(1.3)
Net Cash Used in Investing Activities	$—	$(0.2)
Net Cash (Used in) Provided by Financing Activities	$(0.2)	$1.6

Net cash flows provided by operating activities increased by $1.5 million for the first quarter of 2008 compared to the first quarter of 2007.

The changes in cash used for investing activities were driven by the level of capital expenditures from period to period. Funds for such expenditures were provided from funds available at the beginning of the year, cash generated from operations, and other sources as may have been required.

Capital expenditures were zero and $0.2 million for the three months ended March 31, 2008 and 2007, respectively.

Cash flow used for financing activities primarily consisted of changes in borrowings from the NiSource Money Pool.

NiSource Finance Corporation, a wholly owned subsidiary of NiSource, administers short-term financing and short-term investment opportunities for NiSource’s participating subsidiaries through a money pool. Granite State was a participant in the NiSource Money Pool for all of the periods presented in the financial statements.

NiSource will retain responsibility for satisfying the outstanding balance to the NiSource Money Pool.

Critical Accounting Policies and Estimates

There were no changes to Granite State’s critical accounting policies and estimates since December 31, 2007.

Off Balance Sheet Arrangements

Granite State does not have off balance sheet financing arrangements with third parties and maintains no debt obligations that contain provisions requiring accelerated payment of the related obligation in the event of specified declines in credit ratings.

Recently Adopted Accounting Pronouncements

SFAS No. 157—Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157 to define fair value, establish a framework for measuring fair value and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not change the requirements to apply fair value in existing accounting standards.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability.

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy disclosed is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical asset or liabilities that the company has the ability to access as of the reporting date.

•

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

•	Level 3 inputs are unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

SFAS No. 157 became effective for Granite State as of January 1, 2008. The provisions of SFAS No. 157 are to be applied prospectively, except for the initial impact on the following three items, which are required to be recorded as an adjustment to the opening balance of retained earnings in the year of adoption: (i) changes in fair value measurements of existing derivative financial instruments measured initially using the transaction price under EITF Issue No. 02-3; (ii) existing hybrid financial instruments measured initially at fair value using the transaction price; and (iii) blockage factor discounts. The adoption of SFAS No. 157 did not have an impact on the January 1, 2008 balance of retained earnings and is not anticipated to have a material impact prospectively.

In February 2008, the FASB issued Financial Accounting Standards Board Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities until fiscal years beginning after November 15, 2008. Granite State has elected to defer the adoption of the nonrecurring fair value measurement disclosures of non-financial assets and liabilities.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment will be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. Granite State chose not to elect to measure any applicable financial assets or liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

FIN 48—Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued FIN 48 to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether a tax position meets the more-likely-than-not recognition threshold is based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, Granite State adopted the provisions of FIN 48. There was no impact to the opening balance of retained earnings as a result of the implementation of FIN 48.

SFAS No. 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. In September 2006, the FASB issued SFAS No. 158 to improve existing reporting for defined benefit postretirement plans by requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, among other changes. In the fourth quarter of 2006, Granite State adopted the provisions of SFAS No. 158 requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation.

Based on the measurement of the various defined benefit pension and other postretirement plans’ assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 increased “Prepayments” by $2,437, increased “Regulatory Assets” by $628,963, and decreased “Other Current Liabilities” by $19,057. “Pension and Postretirement Benefits” were increased by $650,457. With the adoption of SFAS No. 158 Granite State determined that the future recovery of pension and other postretirement plans costs is probable in accordance with the requirements of SFAS No. 71. Granite State recorded regulatory assets and liabilities that would otherwise have been recorded to accumulated other comprehensive income.

Granite State adopted the SFAS No. 158 measurement date provisions in the first quarter of 2007 requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The total change to the Balance Sheet for the year 2007, related to the adoption of SFAS No. 158, was a decrease to “Regulatory Assets” of $127,074, an increase to “Other Deferred Charges” of $53,996, an increase in “Pension and Postretirement Benefits” of $35,619, a decrease to “Retained Earnings” of $18,573, a decrease to “Accounts and Notes Receivable” of $7,061, an increase to “Accounts Receivable from Affiliated Companies” of $99,072, and an increase to “Accounts Payable to Affiliated Companies” of $1,887. In addition, 2007 expense for pension and postretirement benefits reflected the updated measurement date valuations.

Recently Issued Accounting Pronouncements

SFAS No. 141R—Business Combinations. In December 2007, the FASB issued SFAS No. 141R to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports regarding business combinations and its effects, including recognition of assets and liabilities, the measurement of goodwill and required disclosures. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Granite State is currently reviewing the provisions of SFAS No. 141R to determine the impact on future business combinations.

Fiscal Years Ended December 31, 2007, 2006 and 2005

The following table and discussion is a summary of Granite State’s results of operations for the years ended December 31, 2007, 2006 and 2005.

(millions)	For the Year Ended December 31,
	2007	2006	2005
Net Revenues	$3.4	$4.2	$4.5
Operating Expenses
Operation and Maintenance	1.9	2.9	2.7
Depreciation and Amortization	0.8	0.8	0.7
Other Taxes	0.3	0.2	0.2

Total Operating Expenses	3.0	3.9	3.6
Operating Income	0.4	0.3	0.9

Other Income (Deductions)
Interest Expense, Net	(0.6)	(0.5)	(0.2)
Other, Net	—	0.4	0.2

Total Other Income (Deductions)	(0.6)	(0.1)	—
Income Before Income Taxes	(0.2)	0.2	0.9
Income Taxes	—	0.1	0.4

Net Income	$(0.2)	$0.1	$0.5

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Net Revenues. Net revenues decreased $0.8 million, or 19.0%, for the year ended December 31, 2007 compared to the same period of 2006. This decrease was primarily due to a $0.7 million decrease in regulatory trackers, which are offset in operating expenses, and a decrease of $0.6 million in firm capacity reservation revenues partially offset by a $0.4 million increase of commodity margin revenues.

Operating Expenses. Operating expenses decreased $0.9 million, or 23.1%, for the year ended December 31, 2007 compared to the same period of 2006. This decrease was primarily due to a $0.7 million decrease in regulatory trackers, which are offset in net revenues, and decreased pipeline integrity related costs of $0.2 million. Granite State paid management fees of $0.6 million and $0.7 million in 2007 and 2006, respectively, to NiSource and its affiliates for centralized administrative, management, and support services.

Other Income (Deductions). Other Income (Deductions) in 2007 reduced income by $0.6 million compared to a reduction in income of $0.1 million in 2006 due primarily to $0.3 million of contingent tax interest income in the 2006 period and higher interest expense of $0.1 million during 2007.

Income Tax Expense. Income tax benefits were effectively zero in 2007 because of a pretax loss of $0.2 million due to the reversal of $0.2 million of interest receivable on IRS refunds recorded through income tax expense. Income tax expense of $0.1 million was recorded in 2006 on pre-tax income of $0.2 million. The 2007 effective income tax rate of (10.1)% was 63.1% lower than the 2006 tax rate primarily due to the reversal of the $0.2 million of interest receivable on IRS refunds in 2007.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Net Revenues. Net revenues decreased $0.3 million, or 6.7%, for the year ended December 31, 2006 compared to the same period of 2005. This decrease was primarily due to lower firm capacity reservation revenues.

Operating Expenses. Operating expenses increased $0.3 million in 2006, or 8.3%, from 2005. This increase was primarily due to increased pipeline integrity management costs of $0.4 million, partly offset by $0.1 million of decreased employee and administrative expenses. Granite State paid management fees of $0.7 million and $0.7 million in 2006 and 2005, respectively, to NiSource and its affiliates for centralized administrative, management, and support services.

Other Income (Deductions). Other Income (Deductions) in 2006 reduced income by $0.1 million compared to zero in 2005. The change between periods was primarily due to lower interest expense in 2005.

Income Tax Expense. Income taxes decreased $0.3 million in 2006 compared to 2005 primarily due to lower pre-tax income in 2006. The 2006 effective income tax rate of 53.1% was 7.3% higher than the 2005 effective tax rate primary due to the recording of regulatory flow through of state tax benefits in the 2005 period.

Regulatory Matters

General

Granite State’s interstate natural gas transportation system operations are regulated by FERC under the Natural Gas Act, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. Granite State’s system operates under a tariff approved by FERC that establishes rates, cost recovery mechanisms, and terms and conditions of service for its customers. Generally, FERC’s authority extends to:

•	transportation of natural gas;

•	rates and charges for natural gas transportation;

•	certification and construction of new facilities;

•	initiation, extension or abandonment of services;

•	maintenance of accounts and records;

•	commercial relationships and communications between pipelines and certain affiliates;

•	terms and conditions of service and service contracts with customers;

•	depreciation and amortization policies; and

•	acquisition, extension and abandonment of facilities.

New Hampshire Public Utilities Commission Docket Nos. DG 07-102 Northern Utilities, Inc 2007/2008 Winter Cost of Gas

On October 31, 2007, the New Hampshire Commission issued Order DG 07-102 concerning the 2007/2008 winter cost of gas proceeding for Northern Utilities’ New Hampshire division. In that order, the New Hampshire Commission noted that lost and UAFG in the 2007-2008 winter cost of gas forecast is approximately 1% of firm sales, compared to a reported 7.59% UAFG for the 12-month period ending April 2007. The New Hampshire Commission recognized that Northern Utilities had previously opened an internal investigation to determine the actual UAFG for that period, the cause of any misreporting, and a solution. The New Hampshire Commission ordered Northern Utilities to file a detailed report by December 31, 2007 regarding the results of its investigation into UAFG as reported in its 2006-2007 winter cost of gas reconciliation filing.

In early December 2007, Northern Utilities identified what appears to be the single largest contributing cause of its New Hampshire Division’s unusually high reported UAFG levels. The apparent cause appeared to be incorrect metering by Spectra at the M&NE / PNGTS Newington Gate Station caused by an erroneous meter module change on May 25, 2005. Because of the recent discovery of this cause, Northern Utilities sought from the New Hampshire Commission and obtained an extension until February 15, 2008 to file the requested report showing accurate volumetric adjustments to correct Northern Utilities’ UAFG levels and associated cost impacts.

On February 15, 2008, Northern Utilities filed its report with the New Hampshire Commission. Northern Utilities reported that it was working with Granite State and Spectra to determine the exact volume of gas that was over-recorded as a result of Spectra erroneously updating its Newington Gate Station meter module in May 2005.

Significant FERC Developments

On June 30, 2005, FERC issued the “Order on Accounting for Pipeline Assessment Costs.” This guidance was issued by FERC to address consistent application across the industry for accounting for the costs of implementing the Department of Transportation’s Integrity Management Rule. The effective date of the guidance was January 1, 2006 after which all assessment costs have been recorded as operating expenses. The rule specifically provides that amounts capitalized in periods prior to January 1, 2006 will be permitted to remain as recorded.

Liquidity and Capital Resources

Generally, cash flow from operations and short-term borrowings has provided sufficient liquidity to meet Granite State’s operating requirements. Historically, cash receipts were generally deposited in NiSource’s money pool accounts and cash disbursements were made from those accounts.

Working Capital. Granite State’s working capital requirements are primarily driven by changes in accounts receivable, exchange gas payable/receivable and accounts payable. These changes are primarily impacted by such factors as credit and the timing of collections from customers.

Cash Flow. Net cash provided by operating activities, net cash used in investing activities and net cash provided by (used in) financing activities for the years ended December 31, 2007, 2006 and 2005 were as follows:

(millions)	For the Year Ended December 31,
	2007	2006	2005
Net Cash Provided by Operating Activities	$2.2	$2.9	$3.3
Net Cash Used in Investing Activities	$(1.6)	$(3.7)	$(4.5)
Net Cash (Used in) Provided by Financing Activities	$(0.6)	$0.8	$1.1

Net cash flows provided by operating activities decreased by $0.7 million for 2007 compared to 2006 primarily due to changes in working capital including payments of accounts payable and accrued expenses, partially offset by the collection of tax and interest receivables.

Net cash provided by operating activities decreased by $0.4 million in 2006 compared to 2005 primarily due to changes in working capital and higher tax receivables.

The changes in cash used for investing activities were driven by the level of capital expenditures from period to period. Funds for such expenditures were provided from funds available at the beginning of the year, cash generated from operations, and other sources as may have been required.

Capital expenditures of $1.6 million, $3.7 million and $4.5 million for the years ended December 31, 2007, 2006 and 2005, respectively, were primarily for capital maintenance expenditures.

Cash flow used for financing activities primarily consisted of changes in borrowings from the NiSource Money Pool.

NiSource Finance Corporation, a wholly owned subsidiary of NiSource, administers short-term financing and short-term investment opportunities for NiSource’s participating subsidiaries through a money pool. Granite State was a participant in the NiSource Money Pool for all of the periods presented in the financial statements.

NiSource will retain responsibility for satisfying the outstanding balance to the NiSource Money Pool.

Total contractual cash obligations consist of vehicle leases with estimated payments of $26,808, $29,777 and $25,731 for 2008, 2009 and 2010, respectively, and other postretirement benefit plan contributions of approximately $60,000 in 2008.

Off Balance Sheet Arrangements

Granite State does not have off balance sheet financing arrangements with third parties and maintains no debt obligations that contain provisions requiring accelerated payment of the related obligation in the event of specified declines in credit ratings.

Critical Accounting Policies and Estimates

The accounting policies discussed below are considered by management to be critical to an understanding of Granite State’s financial statements as their application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on Granite State’s results of operations, equity or cash flows.

Accounting for Regulation. Granite State follows the accounting and reporting requirements of SFAS No. 71. SFAS No. 71 provides that rate-regulated companies account for and report assets and liabilities consistent with the economic effect of the way in which regulators establish rates, if the rates established are designed to recover the costs of providing the regulated service and it is probable that such rates can be charged and collected. Certain expenses and credits subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers.

Granite State has designed its rates to recover the costs of providing regulated service and determined it is probable that such rates can be charged and collected. In the event that regulation significantly changes the opportunity for Granite State to recover its costs in the future, Granite State may no longer meet the criteria for the application of SFAS No. 71. In such event, a write-down of all or a portion of Granite State’s existing regulatory assets and liabilities could result. If unable to continue to apply the provisions of SFAS No. 71, Granite State would be required to apply the provisions of Financial Accounting Standards Board Statement No. 101, “Regulated Enterprises—Accounting for the Discontinuation of Application of Financial Accounting Standards Board Statement No. 71” (“SFAS No. 101”). In management’s opinion, Granite State will be subject to SFAS No. 71 for the foreseeable future.

Intangible Assets. Intangible assets include $10.5 million related to the allocation of the purchase price resulting from NiSource’s purchase of the individual units of Bay State Gas Company. Granite State was part of the Bay State Gas Company at the time of this purchase. The amount is being amortized to operating expense over a forty-year period, and is not currently a component of Granite State’s rates. Granite State’s balance sheet dated as of December 31, 2007 and 2006 contains intangible assets discussed above which are not subject to recovery under SFAS No. 71. As a result, Granite State assesses the carrying amount and potential earnings of these assets whenever events or changes in circumstances indicate that the carrying value could be impaired as per Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).

Pensions and Postretirement Benefits. Granite State has defined benefit plans for both pensions and other postretirement benefits. The plans are accounted for under SFAS No. 87, SFAS No. 88 and SFAS No. 106, as amended by SFAS No. 158. The calculation of the net obligations and annual expense related to the plans requires a significant degree of judgment regarding the discount rates to be used in bringing the liabilities to present value, long-term returns on plan assets and employee longevity, among other assumptions. Due to the size of the plans and the long-term nature of the associated liabilities, changes in the assumptions used in the actuarial estimates could have material impacts on the measurement of the net obligations and annual expense recognition.

Contingencies. A contingent liability is recognized when it is probable that an environmental, tax, legal or other liability has been incurred and the amount of loss can reasonably be estimated. Accounting for contingencies requires significant management judgment regarding the estimated probabilities and ranges of exposure to a potential liability. Estimates of the loss and associated probability are made based on the current facts available, including present laws and regulations. Management’s assessment of the contingent liability could change as a result of future events or as more information becomes available. Actual amounts could differ from estimates and can have a material impact on Granite State’s results of operations and financial position.

Recently Adopted Accounting Pronouncements

SFAS No. 157—Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157 to define fair value, establish a framework for measuring fair value and to expand disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and should be applied prospectively, with limited exceptions. Granite State adopted this standard during the first quarter of 2008. There was no material impact to the Financial Statements.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment will be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. Granite State chose not to elect to measure any applicable financial assets or liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

FIN 48—Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued FIN 48 to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether a tax position meets the more-likely-than-not recognition threshold is based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally,

FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, Granite State adopted the provisions of FIN 48. There was no impact to the opening balance of retained earnings as a result of the implementation of FIN 48.

SFAS No. 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. In September 2006, the FASB issued SFAS No. 158 to improve existing reporting for defined benefit postretirement plans by requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, among other changes. In the fourth quarter of 2006, Granite State adopted the provisions of SFAS No. 158 requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation. Based on the measurement of the various defined benefit pension and other postretirement plans’ assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 increased “Prepayments” by $2,437, increased “Regulatory Assets” by $628,963, and decreased “Other Current Liabilities” by $19,057. “Pension and Postretirement Benefits” were increased by $650,457. With the adoption of SFAS No. 158 Granite State determined that the future recovery of pension and other postretirement plans costs is probable in accordance with the requirements of SFAS No. 71. Granite State recorded regulatory assets and liabilities that would otherwise have been recorded to accumulated other comprehensive income.

Granite State adopted the SFAS No. 158 measurement date provisions in the first quarter of 2007 requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The total change to the Balance Sheet for the year 2007, related to the adoption of SFAS No. 158, was a decrease to “Regulatory Assets” of $127,074, an increase to “Other Deferred Charges” of $53,996, an increase in “Pension and Postretirement Benefits” of $35,619, a decrease to “Retained Earnings” of $18,573, a decrease to “Accounts and Notes Receivable” of $7,061, an increase to “Accounts Receivable from Affiliated Companies” of $99,072, and an increase to “Accounts Payable to Affiliated Companies” of $1,887. In addition, 2007 expense for pension and postretirement benefits reflected the updated measurement date valuations.

Recently Issued Accounting Pronouncements

SFAS No. 141R—Business Combinations. In December 2007, the FASB issued SFAS No. 141R to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports regarding business combinations and its effects, including recognition of assets and liabilities, the measurement of goodwill and required disclosures. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Granite State is currently reviewing the provisions of SFAS No. 141R to determine the impact on future business combinations.

Quantitative and Qualitative Disclosures about Market Risk

Risk is an inherent part of Granite State’s business and the extent to which management properly and effectively identifies, assesses, monitors and manages each of the various types of risk involved in the business can significantly impact profitability. Granite State seeks to identify, assess, monitor and manage, in accordance with defined policies and procedures, credit risk and interest rate risk. In addition, Granite State is exposed to market risk associated with the supply of, and demand for, natural gas and the impact of changes in natural gas prices, and can also be negatively affected by sustained downturns or sluggishness in the regional economy.

Credit risk represents the loss that Granite State would incur if a counterparty fails to perform under its contractual obligations. Exposure to credit risk is measured by summing a counterparty’s current obligations to us and the marked-to-market value of any forward positions with that entity. Credit exposure is generally mitigated by obtaining stand-by letters of credit, deposits, guarantees, or other collateral items. In determining exposure, Granite State considers collateral that Granite State holds to reduce individual counterparty credit exposure. As Granite State’s primary customer is Northern Utilities, an affiliate, credit risk is deemed to be minimal.

To the extent Granite State has short-term borrowings, changes in interest rates will impact the cost of this variable rate debt.

Experts

The Company’s consolidated balance sheets and statements of capitalization as of December 31, 2007 and 2006, and the related consolidated statements of earnings, cash flows, and changes in common stock equity for each of the years ended December 31, 2007, 2006 and 2005 incorporated by reference into this proxy statement from Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, have been audited by Vitale, Caturano & Company, Ltd., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere therein, and are incorporated by reference into this proxy statement in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

The Company makes available, free of charge, its filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other reports, as well as amendments to those reports. These reports are made available through the Investors section of the Company’s website at www.unitil.com via a direct link to the section of the SEC’s website, which contains the Company’s filings with the SEC.

The Common Stock is listed on the American Stock Exchange under the ticker symbol “UTL.”

Information Incorporated by Reference

This proxy statement incorporates by reference certain information from (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 12, 2008, (ii) the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2008 filed with the SEC on April 24, 2008, and (iii) the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2008.

Shareholder Proposals

Any proposal submitted by a shareholder of the Company for inclusion in the proxy material for the 2009 annual meeting of shareholders must be received by the Company at its corporate headquarters not later than November 2, 2008. Any shareholder proposal for consideration at the 2009 annual meeting will be considered untimely unless received by the Company at its corporate headquarters not later than January 19, 2009.

Other Matters

The Board of Directors does not intend to bring before the Special Meeting any matters other than those described above and knows of no other matters that may properly come before the Special Meeting. If any other matters or motions come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Special Meeting.

Solicitation of Proxies

This proxy statement is being first sent to shareholders on or about August 5, 2008. The Company requests your proxy and will pay all of the costs associated with asking for shareholder proxies for the Special Meeting. In addition to the use of the mail, proxies may be solicited by the Company’s Directors, officers and employees by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held in street name, and the Company will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material. The Company has retained The Altman Group, a firm that specializes in proxy solicitation, to assist in the solicitation of proxies for the Special Meeting for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

Unitil will furnish without charge to any shareholder entitled to vote and to any beneficial owner of shares entitled to be voted at the Special Meeting, to be held September 10, 2008, a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007, upon written request to Mark H. Collin, Senior Vice President, Chief Financial Officer and Treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

Annex A

AMENDMENT TO

ARTICLES OF INCORPORATION, AS AMENDED

Unitil Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), are hereby amended as follows:

1.	Paragraph A of Article Fifth of the Articles of Incorporation is amended and restated in its entirety as follows:

The aggregate number of shares which the corporation shall have authority to issue is: 16,000,000 shares of Common Stock, no par value.

2.	Except as modified hereby, the Articles of Incorporation shall remain in full force and effect.

3.	This amendment may be memorialized as a separate amendment to the Articles of Incorporation or included in an amended and restated Articles of Incorporation.

A-1

Annex B

UNITIL CORPORATION

PRO FORMA FINANCIAL STATEMENTS AS OF MARCH 31, 2008 AND FOR THE

QUARTER ENDED MARCH 31, 2008 AND 2007, AND AS OF DECEMBER 31, 2007 AND FOR

THE YEAR ENDED DECEMBER 31, 2007

B-1

The following summary unaudited pro forma combined selected financial data has been prepared to give effect to the acquisition by Unitil Corporation (“Unitil”) of Northern Utilities, Inc. (“Northern Utilities” or “NU”) and Granite State Gas Transmission, Inc. (“Granite State” or “GS”) as if the businesses had actually been combined as of December 31, 2007 and March 31, 2008 (with respect to the balance sheet information using currently available fair value information) and as of January 1, 2007 (with respect to statements of operations information).

The summary unaudited pro forma combined selected financial data includes adjustments for the acquisition purchase accounting and the replacement of the predecessor owner’s equity and debt amounts with the new equity and debt capitalization proposed by Unitil. The debt and equity adjustments included in the pro forma financial statements reflect the amount necessary to finance the acquisition. The actual amounts of the debt and equity offering sizes may vary. The summary unaudited pro forma combined selected financial data excludes adjustments to recognize the estimated operating expense savings of $5.6 million annually due to the achievement of efficiencies associated with the provision of shared utility services and the adoption of best practices associated with these shared utility services and also excludes a reduction in operating expenses of $1.2 million related to compliance violation penalties incurred by Northern Utilities in 2007. The summary unaudited pro forma combined selected financial data also excludes adjustments to recognize the enhancements to revenue of Northern Utilities and Granite State that may occur from the execution of Unitil’s regulatory plan.

The summary unaudited pro forma combined selected financial data is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies and asset disposition, among other factors, been considered, and is not intended to be a projection of future results. The summary unaudited pro forma combined selected financial data should be read in conjunction with the unaudited pro forma combined financial statements and the notes thereto included elsewhere in the proxy statement.

Unitil Corporation and Subsidiary Companies Unaudited Pro Forma Combined Statements of Earnings (millions except common shares and per share data)

	UNITIL	NU & GS	PRO FORMA ADJUSTMENTS						PRO FORMA UNITIL
March 31, 2008
Operating Revenues:
Electric	$56.6	$0.0			$0.0			$0.0	$56.6
Gas	14.3	54.5							68.8
Other	1.0	0.0							1.0

Total Operating Revenues	71.9	54.5			0.0			0.0	126.4

Operating Expenses:
Purchased Electricity	42.9	0.0							42.9
Purchased Gas	9.0	36.3							45.3
Operation and Maintenance	4.7	6.7							11.4
Conservation & Load Management	0.6	0.0							0.6
Depreciation and Amortization	5.2	3.0	(N	)	(0.6)	(O	)	(0.4)	7.2
Provisions for Taxes:
Local Property and Other	1.7	0.8							2.5
Federal and State Income	1.8	2.8	(P	)	0.7	(P	)	(0.6)	4.7

Total Operating Expenses	65.9	49.6			0.1			(1.0)	114.6

Operating Income	6.0	4.9			(0.1)			1.0	11.8
Non-Operating Expenses	0.1	0.0							0.1

Income Before Interest Expense	5.9	4.9			(0.1)			1.0	11.7
Interest Expense, net	2.6	0.9	(Q	)	(1.1)	(R	)	1.9	4.3

Net Income	3.3	4.0			1.0			(0.9)	7.4
Less: Dividends on Preferred Stock	0.0	0.0							0.0

Net Income Applicable to Common Shareholders	$3.3	$4.0			$1.0			$(0.9)	$7.4

Average Common Shares Outstanding—Basic (000s)	5,719		(S	)	3,090				8,809
Average Common Shares Outstanding—Diluted (000s)	5,724				3,090				8,814

Earning per Common Share
Basic	$0.57								$0.84
Diluted	$0.57								$0.84

(The accompanying Notes are an integral part of these unaudited pro forma financial statements.)

Unitil Corporation and Subsidiary Companies Unaudited Pro Forma Combined Statements of Earnings (millions except common shares and per share data)

	UNITIL	NU & GS	PRO FORMA ADJUSTMENTS						PRO FORMA UNITIL
March 31, 2007
Operating Revenues:
Electric	$62.7	$0.0			$0.0			$0.0	$62.7
Gas	14.2	61.3							75.5
Other	0.9	0.0							0.9

Total Operating Revenues	77.8	61.3			0.0			0.0	139.1

Operating Expenses:
Purchased Electricity	48.2	0.0							48.2
Purchased Gas	9.8	43.0							52.8
Operation and Maintenance	6.5	7.5							14.0
Conservation & Load Management	1.0	0.0							1.0
Depreciation and Amortization	4.5	2.7	(N	)	(0.6)	(O	)	(0.4)	6.2
Provisions for Taxes:
Local Property and Other	1.5	0.7							2.2
Federal and State Income	1.6	2.7	(P	)	0.8	(P	)	(0.6)	4.5

Total Operating Expenses	73.1	56.6			0.2			(1.0)	128.9

Operating Income	4.7	4.7			(0.2)			1.0	10.2
Non-Operating Expenses	0.0	0.0							0.0

Income Before Interest Expense	4.7	4.7			(0.2)			1.0	10.2
Interest Expense, net	2.1	0.8	(Q	)	(1.4)	(R	)	1.8	3.3

Net Income	2.6	3.9			1.2			(0.8)	6.9
Less: Dividends on Preferred Stock	0.0	0.0							0.0

Net Income Applicable to Common Shareholders	$2.6	$3.9			$1.2			$(0.8)	$6.9

Average Common Shares Outstanding—Basic (000s)	5,627		(S	)	3,090				8,717
Average Common Shares Outstanding—Diluted (000s)	5,644				3,090				8,734

Earning per Common Share
Basic	$0.46								$0.79
Diluted	$0.46								$0.79

(The accompanying Notes are an integral part of these unaudited pro forma financial statements.)

Unitil Corporation and Subsidiary Companies Unaudited Pro Forma Combined Balance Sheets (millions)

	UNITIL	NU & GS	PRO FORMA ADJUSTMENTS									PRO FORMA UNITIL
March 31, 2008
ASSETS
Property, Plant and Equipment:
Electric	$271.3	$0.0			$0.0			$0.0			$0.0	$271.3
Gas	69.2	247.5										316.7
Common	27.2	0.0										27.2
Plant Acquisition Adjustment						(M	)	(21.7)	(G	)	6.6	(15.1)
Construction Work in Progress	4.9	3.4										8.3

Property, Plant and Equipment	372.6	250.9			0.0			(21.7)			6.6	608.4
Less: Accumulated Depreciation	123.2	65.2										188.4

Net Property, Plant and Equipment	249.4	185.7			0.0			(21.7)			6.6	420.0

Current Assets:
Cash	4.0	2.1				(A	)	(177.6)	(H	)	175.5	4.0
Accounts Receivable—Net of Allowance for Doubtful Accounts	28.9	34.4										63.3
Accrued Revenue	14.0	9.3										23.3
Exchange Gas Receivable	0.0	8.4										8.4
Prepayments and Other	3.7	5.6										9.3

Total Current Assets	50.6	59.8			0.0			(177.6)			175.5	108.3

Noncurrent Assets:
Regulatory Assets	164.3	20.3	(B	)	(4.9)							179.7
Other Noncurrent Assets	5.0	80.6	(B	)	(0.5)	(C	)	(79.9)	(I	)	0.6	5.8

Total Noncurrent Assets	169.3	100.9			(5.4)			(79.9)			0.6	185.5

TOTAL	$469.3	$346.4			$(5.4)			$(279.2)			$182.7	$713.8

(The accompanying Notes are an integral part of these unaudited pro forma financial statements.)

Unitil Corporation and Subsidiary Companies Unaudited Pro Forma Combined Balance Sheets (millions)

	UNITIL	NU & GS	PRO FORMA ADJUSTMENTS									PRO FORMA UNITIL
March 31, 2008
CAPITALIZATION AND LIABILITIES
Capitalization:
Common Stock Equity	$100.0	$138.6	(B	)	$(0.3)	(D	)	$(138.3)	(J	)	$81.2	$181.2
Preferred Stock	2.1	0.0										2.1
Long-Term Debt, Less Current Portion	159.6	61.7				(E	)	(61.7)	(K	)	86.0	245.6

Total Capitalization	261.7	200.3			(0.3)			(200.0)			167.2	428.9

Current Liabilities:
Long-Term Debt, Current Portion	0.4	0.8				(E	)	(0.8)				0.4
Short-Term Debt	16.7	14.7				(E	)	(14.7)	(L	)	15.5	32.2
Accounts Payable	15.6	14.3										29.9
Exchange Gas Payable	0.0	8.4										8.4
Other Current Liabilities	11.9	20.5	(B	)	(1.1)							31.3

Total Current Liabilities	44.6	58.7			(1.1)			(15.5)			15.5	102.2

Deferred Income Taxes	31.9	63.7				(F	)	(63.7)				31.9

Noncurrent Liabilities:
Power Supply Contract Obligations	67.7	0.0										67.7
Retirement Benefit Obligations	49.6	4.2	(B	)	(3.7)							50.1
Environmental Obligations	12.0	1.3										13.3
Asset Retirement Obligation	0.0	1.4										1.4
Regulatory Liabilities and Cost of Removal	0.0	16.2	(B	)	(0.3)							15.9
Other Noncurrent Liabilities	1.8	0.6										2.4

Total Noncurrent Liabilities	131.1	23.7			(4.0)			0.0			0.0	150.8

TOTAL	$469.3	$346.4			$(5.4)			$(279.2)			$182.7	$713.8

(The accompanying Notes are an integral part of these unaudited pro forma financial statements.)

Unitil Corporation and Subsidiary Companies Unaudited Pro Forma Combined Statements of Earnings (millions except common shares and per share data)

	UNITIL	NU & GS	PRO FORMA ADJUSTMENTS						PRO FORMA UNITIL
December 31, 2007
Operating Revenues:
Electric	$225.0	$0.0			$0.0			$0.0	$225.0
Gas	34.2	133.3							167.5
Other	3.7	0.0							3.7

Total Operating Revenues	262.9	133.3			0.0			0.0	396.2

Operating Expenses:
Purchased Electricity	165.4	0.0							165.4
Purchased Gas	21.3	85.7							107.0
Operation and Maintenance	26.2	26.6							52.8
Conservation & Load Management	3.6	0.0							3.6
Depreciation and Amortization	17.8	11.0	(N	)	(2.6)	(O	)	(1.4)	24.8
Provisions for Taxes:
Local Property and Other	5.6	2.8							8.4
Federal and State Income	4.5	1.7	(P	)	3.1	(P	)	(2.5)	6.8

Total Operating Expenses	244.4	127.8			0.5			(3.9)	368.8

Operating Income	18.5	5.5			(0.5)			3.9	27.4
Non-Operating Expenses	0.2	0.1							0.3

Income Before Interest Expense	18.3	5.4			(0.5)			3.9	27.1
Interest Expense, net	9.6	3.4	(Q	)	(5.1)	(R	)	7.7	15.6

Net Income	8.7	2.0			4.6			(3.8)	11.5
Less: Dividends on Preferred Stock	0.1	0.0							0.1

Net Income Applicable to Common Shareholders	$8.6	$2.0			$4.6			$(3.8)	$11.4

Average Common Shares Outstanding—Basic (000s)	5,659		(S	)	3,090				8,749
Average Common Shares Outstanding—Diluted (000s)	5,672				3,090				8,762

Earning per Common Share
Basic	$1.52								$1.30
Diluted	$1.52								$1.30

(The accompanying Notes are an integral part of these unaudited pro forma financial statements.)

[THIS PAGE INTENTIONALLY LEFT BLANK]

Unitil Corporation and Subsidiary Companies Unaudited Pro Forma Combined Balance Sheets (millions)

	UNITIL	NU & GS	PRO FORMA ADJUSTMENTS									PRO FORMA UNITIL
December 31, 2007
ASSETS
Property, Plant and Equipment:
Electric	$266.2	$0.0			$0.0			$0.0			$0.0	$266.2
Gas	67.8	245.1										312.9
Common	26.2	0.0										26.2
Plant Acquisition Adjustment	0.0	0.0				(M	)	(21.2)	(G	)	6.6	(14.6)
Construction Work in Progress	20.3	4.4										24.7

Property, Plant and Equipment	380.5	249.5			0.0			(21.2)			6.6	615.4
Less: Accumulated Depreciation	131.6	63.4										195.0

Net Property, Plant and Equipment	248.9	186.1			0.0			(21.2)			6.6	420.4

Current Assets:
Cash	4.6	3.1				(A	)	(197.7)	(H	)	194.6	4.6
Accounts Receivable—Net of Allowance for Doubtful Accounts	24.9	18.0										42.9
Accrued Revenue	12.7	14.0										26.7
Exchange Gas Receivable	0.0	13.4										13.4
Prepayments and Other	6.7	6.2										12.9

Total Current Assets	48.9	54.7			0.0			(197.7)			194.6	100.5

Noncurrent Assets:
Regulatory Assets	170.5	20.4	(B	)	(5.0)							185.9
Other Noncurrent Assets	6.3	81.0	(B	)	(0.5)	(C	)	(80.5)	(I	)	0.6	6.9

Total Noncurrent Assets	176.8	101.4			(5.5)			(80.5)			0.6	192.8

TOTAL	$474.6	$342.2			$(5.5)			$(299.4)			$201.8	$713.7

(The accompanying Notes are an integral part of these unaudited pro forma financial statements.)

Unitil Corporation and Subsidiary Companies Unaudited Pro Forma Combined Balance Sheets (millions)

	UNITIL	NU & GS	PRO FORMA ADJUSTMENTS									PRO FORMA UNITIL
December 31, 2007
CAPITALIZATION AND LIABILITIES
Capitalization:
Common Stock Equity	$100.4	$134.4	(B	)	$(0.4)	(D	)	$(134.0)	(J	)	$81.2	$181.6
Preferred Stock	2.1	0.0										2.1
Long-Term Debt, Less Current Portion	159.6	61.7				(E	)	(61.7)	(K	)	86.0	245.6

Total Capitalization	262.1	196.1			(0.4)			(195.7)			167.2	429.3

Current Liabilities:
Long-Term Debt, Current Portion	0.4	0.8				(E	)	(0.8)				0.4
Short-Term Debt	18.8	39.0				(E	)	(39.0)	(L	)	34.6	53.4
Accounts Payable	17.6	11.1										28.7
Other Current Liabilities	7.3	7.0	(B	)	(0.5)							13.8

Total Current Liabilities	44.1	57.9			(0.5)			(39.8)			34.6	96.3

Deferred Income Taxes	33.4	63.9				(F	)	(63.9)				33.4

Noncurrent Liabilities:
Power Supply Contract Obligations	72.7	0.0										72.7
Retirement Benefit Obligations	48.2	4.7	(B	)	(4.3)							48.6
Environmental Obligations	12.0	1.8										13.8
Asset Retirement Obligation	0.0	1.3										1.3
Regulatory Liabilities and Cost of Removal	0.0	15.9	(B	)	(0.3)							15.6
Other Noncurrent Liabilities	2.1	0.6										2.7

Total Noncurrent Liabilities	135.0	24.3			(4.6)			0.0			0.0	154.7

TOTAL	$474.6	$342.2			$(5.5)			$(299.4)			$201.8	$713.7

(The accompanying Notes are an integral part of these unaudited pro forma financial statements.)

Unitil Corporation Notes to Unaudited Pro Forma Combined Financial Statements March 31, 2008 and December 31, 2007

Note 1 Basis of Presentation

The accompanying unaudited pro forma combined financial statements present how the combined financial statements of Unitil, Northern Utilities and Granite State may have appeared had the businesses actually been combined as of December 31, 2007 and March 31, 2008 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2007 (with respect to statements of earnings). The unaudited pro forma combined financial statements show the impact of the acquisition of Northern Utilities and Granite State by Unitil on the companies’ respective historical financial position and results of operations under the purchase method of accounting. Under this method of accounting, the assets and liabilities of Northern Utilities and Granite State will be recorded, as of the completion of the acquisition, at their fair values and added to those of Unitil. The unaudited pro forma combined balance sheets as of December 31, 2007 and March 31, 2008 assumes the acquisition was completed on those dates. The unaudited pro forma combined statement of earnings give effect to the acquisition as if it had been completed on January 1, 2007.

The unaudited pro forma combined selected financial data includes adjustments for the acquisition purchase accounting and the replacement of the predecessor owner’s equity and debt amounts with the new equity and debt capitalization proposed by Unitil. The debt and equity adjustments included in the pro forma financial statements reflect the amount necessary to finance the acquisition. The actual amounts of the debt and equity offering sizes may vary. The unaudited pro forma combined selected financial data excludes adjustments to recognize the estimated operating expense savings of $5.6 million annually due to the achievement of efficiencies associated with the provision of shared utility services and the adoption of best practices associated with these shared utility services and also excludes a reduction in operating expenses of $1.2 million related to compliance violation penalties incurred by Northern Utilities in 2007. The unaudited pro forma combined selected financial data also excludes adjustments to recognize the enhancements to revenue of Northern Utilities and Granite State that may occur from the execution of Unitil’s regulatory plan.

Note 2 Method of Accounting for the Acquisition

Unitil intends to account for the acquisition of Northern Utilities and Granite State under the purchase method of accounting for business combinations, in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations” (SFAS No. 141). In that process, Unitil will recognize and measure the identifiable assets acquired and the liabilities assumed at fair value. Also, Unitil will measure and recognize any acquisition adjustment related to a purchase premium or bargain relative to the fair values acquired against the purchase price.

Pursuant to SFAS 141, an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their fair values as of the acquisition date.

Accordingly, any difference between the fair value of acquired assets and liabilities (including identifiable intangible assets) and book value represents a purchase premium or bargain.

If the acquisition of Northern Utilities and Granite State is completed subsequent to December 31, 2008, Unitil will account for acquisition in accordance with Financial Accounting Standards Board Statement No. 141 (Revised 2007), “Business Combinations.”

Note 3 Purchase Price Allocation

The following table represents the preliminary allocation of the total purchase price of Northern Utilities and Granite State to the acquired assets and liabilities of Northern Utilities and Granite State. The preliminary allocation of the total purchase price assumes that the acquisition will be accounted for in accordance with Financial Accounting Standards Board Statement No. 141, “Business Combinations.” If the acquisition is completed subsequent to December 31, 2008, Unitil will account for the acquisition in accordance with Financial Accounting Standards Board Statement No. 141 (Revised 2007), “Business Combinations” and the amounts may change.

The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed. The purchase price allocation is preliminary and is subject to change due to several factors, including, but not limited to: (1) changes in the fair values of Northern Utilities’ and Granite State’s assets and liabilities as of the effective time of the acquisition; (2) the actual transaction costs incurred; and (3) changes in Unitil’s valuation estimates that may be made between now and the time the purchase price allocation is finalized. These changes will not be known until after the closing date of the acquisition.

Additionally, the following allocation for accounting purposes is not determinative for purposes of an election to be made by Unitil and NiSource Inc. pursuant to Section 338(h)(10) of the Internal Revenue Code. Pursuant to Section 5.4(b) of the Stock Purchase Agreement, the purchase price allocation for purposes of such election is subject to consultation and agreement between Unitil and NiSource Inc.

Purchase Price Allocation (millions)

	December 31, 2007	March 31, 2008
Equity Purchase Price	$160.0	$160.0
Plus: Working Capital Adjustment	37.7	17.6

Asset Purchase Price	197.7	177.6
Plus: Transaction Fees	6.6	6.6

Total Cash Purchase Price	204.3	184.2
Less: Book Value of Net Property Plant and Equipment	(186.1)	(185.7)
Less: Current Assets	(54.7)	(59.8)
Less: Other Long-term Assets (Excluding Intangibles)	(15.4)	(15.6)
Less: Transaction Fees	(6.6)	(6.6)
Plus: Accounts Payable	11.1	14.3
Plus: Other Current Liabilities	6.5	27.8
Plus: Non-Current Liabilities (Excluding Deferred Taxes)	19.7	19.7

Bargain Purchase Price—Plant Acquisition Adjustment	$(21.2)	$(21.7)

Note 4 Combined Pro Forma Adjustments

(A)	To record purchase price and working capital adjustment.
(B)	To adjust for pension/PBOP and accrued interest in accordance with the Stock Purchase Agreement.
(C)	To eliminate predecessor’s intangible asset.
(D)	To eliminate predecessor’s common equity.
(E)	To eliminate predecessor’s short and long term debt, which will not transfer to Unitil.
(F)	To eliminate predecessor’s deferred taxes.
(G)	To record transaction costs.
(H)	To record cash received from equity offering and issuance of debt.
(I)	To record debt issuance costs.
(J)	To record the issuance of new equity less capital stock expense.
(K)	To record new long term debt.
(L)	To record short term debt raised to replace working capital.
(M)	To record plant acquisition adjustment.
(N)	To eliminate predecessor’s plant acquisition premium amortization.
(O)	To amortize plant acquisition adjustment and transaction costs over 10 years.
(P)	To provide for the income tax effect of the pro forma adjustments at statutory rates.
(Q)	To eliminate predecessor’s interest expense.
(R)	To adjust interest expense due to issuance of new debt.
(S)	To adjust outstanding common shares for issuance of new common stock.

Annex C

NORTHERN UTILITIES, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS AS OF MARCH 31, 2008 AND 2007 AND FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

Northern Utilities, Inc. Condensed Balance Sheets—Unaudited (in thousands)

	As of March 31,
	2008	2007
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Gas utility plant	$221,988	$209,102
Less: accumulated depreciation and amortization	(57,586)	(52,725)

Net utility plant	164,402	156,377
Other property, at cost, less accumulated depreciation	1,012	1,148
Construction work in progress	3,236	2,715

Net property, plant and equipment	168,650	160,240

CURRENT ASSETS:
Cash and cash equivalents	2,090	1,179
Restricted cash	—	2,635
Accounts and notes receivable, net of reserve of $1,555 in 2008 and $1,034 in 2007	23,063	24,488
Unbilled revenue, net of reserve of $152 in 2008 and $152 in 2007	9,179	9,096
Receivables from affiliated companies	10,340	3,902
Gas inventory	302	251
Under-recovered gas and fuel costs	—	2,766
Materials and supplies, at average cost	1,485	1,527
Prepaid income taxes	121	2,374
Exchange gas receivable	—	11,140
Regulatory assets	1,072	1,549
Price risk assets	1,917	349
Other current assets	498	430

Total current assets	50,067	61,686

DEFERRED CHARGES:
Regulatory assets	19,843	22,324
Intangible assets, net of amortization	71,809	74,138
Other deferred charges	660	132

Total deferred charges	92,312	96,594

TOTAL ASSETS	$311,029	$318,520

The accompanying notes to condensed financial statements are an integral part of these unaudited statements.

Northern Utilities, Inc. Condensed Balance Sheets—Unaudited (Continued) (in thousands)

	As of March 31,
	2008	2007
CAPITALIZATION AND LIABILITIES
COMMON STOCKHOLDER’S EQUITY
Common Stock—$10 par value	$1	$1
Additional paid in capital	109,175	109,175
Retained earnings	16,387	14,022

Total common stock equity	125,563	123,198

LONG-TERM DEBT TO PARENT COMPANY	60,000	60,000
LONG-TERM UNAFFILIATED DEBT	1,667	2,500
Total capitalization	187,230	185,698

CURRENT LIABILITIES:
Current maturities of long-term debt	833	833
Short-term debt—affiliated	6,979	26,843
Payable to affiliated companies	2,573	3,302
Accounts payable	11,205	7,432
Accrued taxes	3,267	2,285
Price risk liabilities	—	—
Deferred income taxes	1,920	4,005
Regulatory liabilities	3,976	2,117
Customer deposits	1,562	1,397
Other current liabilities	11,598	4,137

Total current liabilities	43,913	52,351

OTHER LIABILITIES AND DEFERRED CREDITS:
Deferred income taxes	56,429	54,585
Deferred investment tax credits	135	159
Postretirement benefits other than pensions	3,365	5,572
Asset retirement obligations	1,250	1,350
Regulatory liabilities and other removal costs	16,246	14,951
Environmental accruals	1,339	1,198
Pensions	493	1,868
Other	629	788

Total other liabilities and deferred credits	79,886	80,471

TOTAL CAPITALIZATION AND LIABILITIES	$311,029	$318,520

The accompanying notes to condensed financial statements are an integral part of these unaudited statements.

Northern Utilities, Inc. Condensed Statements of Income—Unaudited (in thousands)

	For the Three Months Ended March 31,
	2008	2007
NET REVENUES
Gas distribution	$53,491	$60,302
Cost of sales (excludes depreciation and amortization)	36,258	42,980

Total net revenues	17,233	17,322
OPERATING EXPENSES:
Operations and maintenance	6,345	7,098
Depreciation and amortization	2,754	2,490
Taxes other than income	683	611

Total operating expenses	9,782	10,199
OPERATING INCOME	7,451	7,123

OTHER INCOME (DEDUCTIONS):
Interest expense, net	(782)	(739)
Other, net	(19)	(17)

Total other income (deductions)	(801)	(756)

INCOME BEFORE TAX	6,650	6,367
INCOME TAX	2,722	2,615

NET INCOME	$3,928	$3,752

The accompanying notes to condensed financial statements are an integral part of these unaudited statements.

Northern Utilities, Inc. Condensed Statements of Cash Flows—Unaudited (in thousands)

	For the Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,928	$3,752
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	2,754	2,490
Deferred income taxes and investment tax credits	(125)	502
Changes in assets and liabilities:
Accounts receivable and unbilled revenue	(6,231)	(14,893)
Accounts payable	3,535	(2,584)
Accrued taxes	2,886	2,182
Regulatory assets/liabilities	762	1,218
Pension and other postretirement benefits	(599)	(649)
Exchange gas payable/receivable	13,378	15,280
Overrecovered gas and fuel costs	2,904	6,107
Other—net	1,617	1,510

Net cash provided by operating activities	24,809	14,915

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures—utility plant	(1,671)	(2,828)
Restricted cash	1,655	1,570

Net cash used in investing activities	(16)	(1,258)

CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt—unaffiliated	—	—
Short-term debt—affiliated	(24,079)	(12,668)
Dividends paid	—	—

Net cash used in financing activities	(24,079)	(12,668)

NET INCREASE IN CASH AND CASH EQUIVALENTS	714	989

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,376	190

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,090	$1,179

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	397.3	645.3
Interest capitalized	6.0	15.2
Cash paid for taxes	—	—

The accompanying notes to condensed financial statements are an integral part of these unaudited statements.

Northern Utilities, Inc. Notes to Unaudited Condensed Financial Statements As of and for the Three Months Ended March 31, 2008 and 2007

Note 1 Basis of Accounting Presentation

The accompanying unaudited condensed financial statements for Northern Utilities, Inc. (“Northern Utilities” or the “Company”) reflect all normal recurring adjustments that are necessary, in the opinion of management, to present fairly the results of operations in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited condensed financial statements should be read in conjunction with the financial statements and notes included in the Northern Utilities audited financial statements for the fiscal year ended December 31, 2007. Income for the interim periods may not be indicative of results for the calendar year due to weather variations and other factors.

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

Note 2 Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

SFAS No. 157—Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157 to define fair value, establish a framework for measuring fair value and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 does not change the requirements to apply fair value in existing accounting standards.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability.

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy disclosed is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical asset or liabilities that the company has the ability to access as of the reporting date.

•

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

•	Level 3 inputs are unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

SFAS No. 157 became effective for Northern Utilities as of January 1, 2008. The provisions of SFAS No. 157 are to be applied prospectively, except for the initial impact on the following three items, which are required to be recorded as an adjustment to the opening balance of retained earnings in the year of adoption: (1) changes in fair value measurements of existing derivative financial instruments measured initially using the transaction price under EITF Issue No. 02-3, (2) existing hybrid financial instruments measured initially at fair value using the transaction price and (3) blockage factor discounts. The adoption of SFAS No. 157 did not have an impact on the January 1, 2008 balance of retained earnings and is not anticipated to have a material impact prospectively.

In February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities until fiscal years beginning after November 15, 2008. Northern Utilities has elected to defer the adoption of the nonrecurring fair value measurement disclosures of non-financial assets and liabilities.

See Note 6, “Derivatives and Hedging—Price Risk Management” for additional information regarding SFAS No. 157.

SFAS No. 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS No. 158). In September 2006, the FASB issued SFAS No. 158 to improve existing reporting for defined benefit postretirement plans by requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, among other changes. In the fourth quarter of 2006, Northern Utilities adopted the provisions of SFAS No. 158 requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation. Based on the measurement of the various defined benefit pension and other postretirement plans’ assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 decreased “Other Current Assets” by $0.1 million, increased “Regulatory Assets” by $8.2 million, and decreased “Other Current Liabilities” by $0.3 million. “Pensions and Postretirement Benefits Other than Pensions” were increased by $8.4 million. With the adoption of SFAS No. 158 Northern Utilities determined that the future recovery of pension and other postretirement plans costs is probable in accordance with the requirements of SFAS No. 71. Northern Utilities recorded regulatory assets and liabilities that would otherwise have been recorded to accumulated other comprehensive income.

Northern Utilities adopted the SFAS No. 158 measurement date provisions in the first quarter of 2007 requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The total change to the Balance Sheet for the year 2007, related to the adoption of SFAS No. 158, was a decrease to “Regulatory Assets” of $0.8 million, a decrease in “Pensions and

Postretirement Benefits Other than Pensions” of $0.4 million, and a decrease to “Retained Earnings” of $0.4 million. In addition, 2007 expense for pension and postretirement benefits reflected the updated measurement date valuations.

See Note 7 “Accounting for Pensions” and Note 8 “Accounting for Other Postemployment Benefits (OPEB)” for additional information regarding SFAS No. 158.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment would be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. Northern Utilities has chosen not to elect to measure any applicable financial assets or liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

FSP FIN 39-1—FASB Staff Position Amendment of FASB Interpretation No. 39. In April 2007, the FASB posted FSP FIN 39-1 to amend paragraph 3 of FIN 39 to replace the terms conditional contracts and exchange contracts with the term derivative instruments as defined in SFAS No. 133. This FSP also amends paragraph 10 of FIN 39 to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. This FSP became effective for Northern Utilities as of January 1, 2008. Northern Utilities has not elected to net fair value amounts for its derivative instruments or the fair value amounts recognized for its right to receive cash collateral or obligation to pay cash collateral arising from those derivative instruments recognized at fair value, which are executed with the same counterparty under a master netting arrangement. This is consistent with Northern Utilities current accounting policy prior to the adoption of this amended standard. Northern Utilities discloses amounts recognized for the right to reclaim cash collateral within “Restricted cash” and amounts recognized for the right to return cash collateral within current liabilities on the Balance Sheets.

FIN 48—Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued FIN 48 to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether a tax position meets the more-likely-than-not recognition threshold is based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, Northern Utilities adopted the provisions of FIN 48. There was no impact to the opening balance of retained earnings as a result of the implementation of FIN 48.

Recently Issued Accounting Pronouncements

SFAS No. 161—Disclosures about Derivative Instruments and Hedging—an amendment of SFAS No. 133. In March 2008, the FASB issued SFAS No. 161 to amend and expand the disclosure requirements of SFAS No. 133 with the intent to provide users of the financial statement with an enhanced understanding of how and why an entity uses derivative instruments, how these derivatives are accounted for and how the respective reporting entity’s financial statements are affected. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008, and earlier application is encouraged. The Company is currently reviewing the provisions of SFAS No. 161 to determine the impact it may have on its disclosures within the Notes to Condensed Financial Statements.

SFAS No. 141R—Business Combinations. In December 2007, the FASB issued SFAS No. 141R to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports regarding business combinations and its effects, including the recognition of assets and liabilities, the measurement of goodwill and required disclosures. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The Company is currently reviewing the provisions of SFAS. No. 141R to determine the impact on future business combinations.

Note 3 Intangible Assets

At March 31, 2008, the Company has $71.8 million of intangible assets consisting of franchise rights that were identified as part of the purchase price allocations associated with its acquisition by NiSource. The intangible asset balance at March 31, 2007 was $74.1 million. The gross intangible asset of $92.7 million is being amortized over a forty-year period commencing February 1999, the date of acquisition by NiSource. The reserve balance is $20.9 million and $18.6 million at March 31, 2008 and March 31, 2007, respectively.

The Company assesses the carrying amount and potential earnings of this intangible asset whenever events or changes in circumstances indicate that the carrying value could be impaired as per SFAS No. 144. When an asset’s carrying value exceeds the undiscounted estimated future cash flows associated with the asset, the asset is considered to be impaired to the extent that the asset’s fair value is less than its carrying value.

Amortization expense for three months ended March 31, 2008 and March 31, 2007 was $0.6 million and $0.6 million, respectively.

Note 4 Asset Retirement Obligations

The Company has accounted for retirement obligations on its assets using Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). This accounting standard and the related interpretation require entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost, thereby increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted and the capitalized cost is depreciated over the useful life of the related asset. The Company defers the difference between the amount recognized for depreciation and accretion and the amount collected in rates, as required pursuant to SFAS No. 71, for those amounts it has collected in rates or expects to collect in future rates. The asset retirement obligations liability totaled $1.3 million and $1.3 million at March 31, 2008 and 2007, respectively. The changes in the asset retirement obligation for the three months ended March 31, 2008 and 2007 are presented in the table below (in whole dollars):

	Three Months Ended March 31,
	2008	2007
Beginning balance	$1,229,242	$1,328,309
Accretion	20,851	21,428

Ending balance	$1,250,093	$1,349,737

Note 5 Income Taxes

The Company’s interim effective tax rates reflect the estimated annual effective tax rate for 2008 and 2007, respectively, adjusted for tax expense associated with certain discrete items. The effective tax rates for the quarter ended March 31, 2008 and March 31, 2007 were 40.93% and 41.06%, respectively. The effective tax rates differ from the federal tax rate of 35% primarily due to the effects of tax credits, state income taxes, utility rate-making, and other permanent book-to-tax differences.

Note 6 Derivatives and Hedging—Price Risk Management

Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, collectively referred to as SFAS No. 133, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value, unless such contracts designated by the Company as normal under the provisions of the standard.

Under SFAS No. 133, as amended, the accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and resulting designation. Unrealized and realized gains and losses are recognized each period as components of other comprehensive income, earnings, or regulatory assets and liabilities depending on the nature of such derivatives.

The Company has a regulatory approved hedging program designed to fix a portion of its gas supply costs for the coming year of service. In order to fix these costs, the Company purchases NYMEX futures that correspond to the associated delivery month. Any gains or losses on the fair value of these derivatives are passed through to the ratepayer directly through a regulatory commission approved recovery mechanism. As a result of the ratemaking process, the Company records gains and losses as regulatory liabilities or assets and recognizes such gains or losses in cost of sales when recovered in revenues.

The Company considers the price risk management assets and liabilities as Level 2 inputs as described in SFAS No. 157. As such, the values are measured using the gas futures exchange rates.

The accompanying balance sheets include a price risk management asset related to net unrealized gains on current futures contracts of $1.9 million and $0.3 million at March 31, 2008 and March 31, 2007, respectively. Additionally, the balance sheet includes price risk management assets related to net unrealized gains on non-current futures contracts of $0.1 million and $0.1 million at March 31, 2008 and March 31, 2007, respectively.

Note 7 Accounting for Pensions

The Company provides pension benefits to employees with at least 5 years of service. There are three types of pension plans: (1) union employee plan, (2) non-union employee plan and (3) Supplemental Executive Retirement Plan (SERP). The first two plans are noncontributory, qualified pension plans and the third is a nonqualified pension plan that provides benefits to some employees in excess of the qualified plan’s Federal tax limits.

The Company’s pension plans are part of the parent company pension plan (Bay State Gas Company). The pension balance sheet accounts and ongoing expense amounts reflect the Company’s allocation of the total pension plan activity that includes the other operating companies included in the plan, namely Bay State Gas Company and Gas Power Energy (GPE).

The Company’s pension expense was approximately $65 thousand for three months ended March 31, 2008. Pension expense was a credit of approximately $22 thousand for the three months ended March 31, 2007.

The Company has not made any contributions to the Pension trust in 2008.

On January 1, 2007, the Company adopted the SFAS No. 158 measurement date provisions requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The pre-tax impact of adopting SFAS No. 158 measurement date provisions for pensions decreased regulatory assets by $0.6 million, decreased retained earnings by $0.2 million, and decreased accrued liabilities for post-employment benefits by $0.4 million. The Company also recorded a reduction in deferred income taxes of approximately $0.1 million. In addition, 2007 expense for pension benefits reflects the updated measurement date valuations.

Note 8 Accounting for Other Postemployment Benefits (OPEB)

The Company provides medical and life insurance benefits to retirees. The Company, as part of Bay State Gas Company, has contributed to an OPEB trust fund specifically created for post-employment benefits.

The Company’s OPEB expense was approximately $0.1 million and $0.2 million for three months ended March 31, 2008 and 2007, respectively.

Contributions of approximately $0.7 million were made in the first quarter of 2008. No contributions were made in the first quarter of 2007.

On January 1, 2007, the Company adopted the SFAS No. 158 measurement date provisions requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The pre-tax impact of adopting SFAS No. 158 measurement date provisions for other post retirement benefits decreased regulatory assets by $0.2 million and decreased retained earnings by $0.2 million. In addition, 2007 expense for other postretirement benefits reflects the updated measurement date valuations.

Note 9 Regulatory Matters

On February 15, 2008, NiSource (parent company of Bay State Gas Company which is parent company of Northern Utilities) reached a definitive agreement under which Unitil Corporation (“Unitil”) will acquire NiSource subsidiaries Northern Utilities and Granite State Gas Transmission, Inc. (“Granite State”) for $160 million plus net working capital at the time of closing. Historically, net working capital has averaged approximately $25 million. Under the terms of the transaction, Unitil will acquire Northern Utilities, a local gas distribution company serving 52 thousand customers in 44 communities in Maine and New Hampshire and Granite State, an 86-mile FERC regulated gas transmission pipeline primarily located in Maine and New Hampshire. The transaction, expected to be complete by the end of 2008, is subject to regulatory approvals. NiSource recorded an after tax loss of approximately $48.8 million related to the pending sale of Northern Utilities.

Maine Public Utilities Commission Docket Nos. 2007-362, 363 & 364: Docket Nos. 2008-095, 96, 97 & 098; and, Docket Nos. 2008-118 & 122. In October 2007, the Maine Public Utilities Commission (“Maine Commission”) initiated a formal investigation into three Notices of Probable Violation (“NOPVs”) (Docket Nos. 2007-362, 363 & 364) alleging that Northern Utilities had violated various provisions of the federal pipeline safety regulations, as adopted by the Maine Commission. Specifically, the NOPVs alleged that (1) Northern Utilities had failed to update its Operation and Maintenance Plan within the time periods required by the state regulations; (2) Northern Utilities had allowed persons to perform certain operation and maintenance tasks without being properly qualified to do so under Northern Utilities’ Operator Qualification plan; (3) Northern Utilities lacked the necessary documentation concerning the maximum allowable operating pressures of certain distribution piping systems; (4) Northern Utilities had allowed one of Northern Utilities’ systems to operate above the maximum allowable operating pressure following an upstream regulator failure; and (5) Northern Utilities had failed to properly design one of Northern Utilities’ regulator stations.

Both Northern Utilities and the Maine Commission Staff have filed written testimony, and Northern Utilities has responded to extensive discovery requests.

In February and March 2008, the Maine Commission issued NOPVs with accompanying investigations related to documentation required for Northern Utilities’ triennial inspection (Docket No. 2008-118) and Northern Utilities’ qualification of certain affiliate employees that did work in the past on Northern Utilities’ behalf (Docket No. 2008-122).

In April 2008, the Maine Commission initiated an investigation into an incident from which an NOPV was issued although the cause was not determined conclusively to be natural gas (Docket No. 2008-95, claiming Northern Utilities failed to complete its investigation of the failure), and into an over pressurization following an upstream regulator failure (Docket No. 2008-96, alleging the same).

In June 2008, the Maine Commission initiated a formal investigation into two NOPVs alleging that Northern Utilities had violated various provisions of the federal pipeline safety regulations with respect to two separate gas leaks that occurred at two separate residences each in October of 2007.

The formal evidentiary hearings have been postponed, pending settlement discussions with the Maine Commission’s Prosecutorial Staff, which are currently underway. The Maine Commission’s Prosecutorial Staff has indicated that it believes a fine of approximately $5.9 million, to be advanced at hearing, is appropriate; Northern Utilities vigorously disputes the proposal as flatly inconsistent with reasoned enforcement actions and the criteria governing the discretionary assessment of civil penalties.

As of March 31, 2008, Northern Utilities has recorded an appropriate liability for this matter, and, based upon its analysis of the issues, any penalties imposed in this proceeding should approximate the liability. At this time, however, Northern Utilities cannot predict whether it will be able to reach a settlement with the Maine Commission Prosecutorial Staff, or the amounts of any monetary penalties that may ultimately be imposed.

New Hampshire Public Utilities Commission Docket Nos. DG 07-102 Northern Utilities, Inc 2007/2008 Winter Cost of Gas. On October 31, 2007, the State of New Hampshire’s Public Utilities Commission (“New Hampshire Commission”) issued Order DG 07-102 concerning the 2007/2008 winter cost of gas proceeding for Northern Utilities’ New Hampshire division. In that order, the New Hampshire Commission noted that lost and unaccounted for gas (“UAFG”) in the 2007-2008 winter cost of gas forecast is approximately 1 percent of firm sales, compared to a reported 7.59 percent UAFG for the 12-month period ending April 2007. The New Hampshire Commission recognized that Northern Utilities had previously opened an internal investigation to determine the actual UAFG for that period, the cause of any misreporting and a solution. The New Hampshire Commission ordered Northern Utilities to file a detailed report by December 31, 2007 regarding the results of its investigation into UAFG as reported in its 2006-2007 winter cost of gas reconciliation filing.

In early December, 2007 Northern Utilities identified what appears to be the single largest contributing cause of its New Hampshire Division’s unusually high reported UAFG levels. The apparent cause appeared to be incorrect metering by Spectra Energy (“Spectra”) at the Maritimes & Northeast (“M&NE”) / Portland Natural Gas Transmission System’s (“PNGTS”) Newington Gate Station in Newington, New Hampshire (“Newington Gate Station”) caused by an erroneous meter module change on May 25, 2005. Because of the recent discovery of this cause, Northern Utilities sought from the New Hampshire Commission and obtained an extension until February 15, 2008 to file the requested report showing accurate volumetric adjustments to correct Northern Utilities’ UAFG levels and associated cost impacts.

On February 15, 2008, Northern Utilities filed its report with the New Hampshire Commission. Northern Utilities reported that it was working with Granite State and Spectra to determine the exact volume of gas that was over-recorded as a result of Spectra erroneously updating its Newington Gate Station meter module in May 2005. As a result of these efforts, Northern Utilities received confirmation from Spectra on January 28, 2008, that Granite State was erroneously billed for an additional 758,709 Dth of natural gas between May 2005 and December 2007. As the primary transportation customer of Granite State at the Newington station, and due to the service arrangements under which Northern Utilities receives service from Granite State, the total amount of the error was passed through to Northern Utilities. Northern Utilities calculates that it was overcharged by approximately $5.7 million for gas purchases directly related to this meter error based on gas prices in effect at the time of the error. This overcharge in turn was passed on to Northern Utilities customers through the normal operation of the gas cost recovery mechanism.

Although Northern Utilities anticipates it will have a refund liability for the overcharges, the timing and extent is not clear. The New Hampshire Commission has not yet suggested that Northern Utilities would be liable for refunds in the absence of its receipt of a recovery from a third party. Under the traditional application of the gas cost recovery rules, Northern Utilities would flow through any refund received from a third party. As of May 2008, Northern Utilities has recorded approximately $8.7 million reflecting the anticipated liability of the future refund amount based on current market prices with an offsetting receivable from Granite State.

Northern Utilities has been informed by Spectra that resolution of the issue and any cash-out or refund that needs to be made to Granite State and/or Northern Utilities, requires the involvement of PNGTS. Although PNGTS has agreed to repay the lost gas to Granite State over an 18 month period, final documents memorializing the payback have not been completed. Northern Utilities has agreed to inform the New Hampshire Commission at 120-day intervals until an acceptable resolution is reached.

Annex D

NORTHERN UTILITIES, INC.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND 2006 and FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

TOGETHER WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

Independent Registered Public Accounting Firm’s Report

Northern Utilities, Inc.

We have audited the accompanying balance sheets of Northern Utilities, Inc. (the “Company”) as of December 31, 2007 and 2006, and the related statements of income, stockholder’s equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As explained in Notes 4 and 5 to the financial statements, in the fourth quarter of 2006, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” requiring employers to recognize in the statement of financial position the over-funded or under-funded status of a defined benefit postretirement plan, and effective January 1, 2007, the Company adopted the measurement date provisions of FASB Statement No. 158.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 15, 2008

Northern Utilities, Inc. Balance Sheets (in thousands)

	As of December 31,
	2007	2006
ASSETS
Property, Plant and Equipment:
Gas utility plant	$219,464	$205,682
Less: accumulated depreciation and amortization	(55,969)	(51,422)

Net utility plant	163,495	154,260
Other property, at cost, less accumulated depreciation	1,037	1,191
Construction work in progress	4,286	3,490

Net property, plant and equipment	168,818	158,941

Current Assets:
Cash and cash equivalents	1,376	190
Restricted cash	1,655	4,205
Accounts and notes receivable, net of reserve of $852 and $762, respectively	15,995	12,273
Unbilled revenue, net of reserve of $152 and $145, respectively	10,160	8,764
Receivables from affiliated companies	1,067	1,714
Gas inventory	1,379	1,628
Under-recovered gas and fuel costs	3,725	6,786
Materials and supplies, at average cost	1,401	1,482
Prepaid income taxes	121	2,375
Exchange gas receivable	13,378	26,420
Regulatory assets	2,493	4,997
Other current assets	463	525

Total current assets	53,213	71,359

Deferred Charges:
Regulatory assets	19,943	22,707
Intangible assets, net of amortization	72,391	74,721
Other deferred charges	519	3

Total deferred charges	92,853	97,431

Total Assets	$314,884	$327,731

The accompanying notes to financial statements are an integral part of these statements.

Northern Utilities, Inc. Balance Sheets (Continued) (in thousands)

	As of December 31,
	2007	2006
CAPITALIZATION AND LIABILITIES
Common Stock Equity:
Common stock—$10 par value	$1	$1
Additional paid in capital	109,175	109,175
Retained earnings	12,459	10,458

Total common stock equity	121,635	119,634

Long-Term Debt to Parent Company	60,000	60,000
Long-Term Unaffiliated Debt	1,667	2,500

Total capitalization	183,302	182,134

Current Liabilities:
Current maturities of long term debt	833	833
Short term debt—affiliated	31,058	39,511
Payables to affiliated companies	2,391	5,037
Accounts payable	7,879	8,281
Accrued taxes	380	103
Price risk management liabilities	584	2,735
Deferred income taxes	1,920	3,352
Regulatory liabilities	1,922	286
Customer deposits	1,586	1,363
Other current liabilities	2,437	2,256

Total current liabilities	50,990	63,757

Other Liabilities and Deferred Credits:
Deferred income taxes	56,589	54,881
Deferred investment tax credits	141	166
Postretirement benefits other than pensions	3,974	5,596
Asset retirement obligations	1,229	1,328
Regulatory liabilities and other removal costs	15,797	14,462
Environmental accruals	1,765	2,268
Pensions	468	2,349
Other	629	790

Total other liabilities and deferred credits	80,592	81,840

Total Capitalization And Liabilities	$314,884	$327,731

The accompanying notes to financial statements are an integral part of these statements.

Northern Utilities, Inc. Statements of Income (in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Net Revenues:
Gas Distribution	$129,862	$118,606	$127,687
Cost of sales (excludes depreciation and amortization)	85,680	80,234	87,513

Total net revenues	44,182	38,372	40,174
Operating Expenses:
Operations and maintenance	24,716	21,359	20,213
Depreciation and amortization	10,193	9,710	9,512
Taxes other than income	2,528	2,625	2,837

Total operating expenses	37,437	33,694	32,562
Operating Income	6,745	4,678	7,612

Other Income (Deductions):
Interest expense, net	(2,821)	(2,494)	(2,528)
Other, net	(8)	(118)	97

Total other income (deductions)	(2,829)	(2,612)	(2,431)

Income Before Tax	3,916	2,066	5,181
Income Tax	1,727	775	2,170

Net Income	$2,189	$1,291	$3,011

The accompanying notes to financial statements are an integral part of these statements.

Northern Utilities, Inc. Statements of Changes in Stockholders’ Equity and Comprehensive Income For the Years Ended December 31, 2007, 2006 and 2005 (in thousands)

	Shares Out-Standing (***)	Par Value ($10)	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income
BALANCE AT DECEMBER 31, 2004	100	$1	$109,138	$10,156	$(1,360)	$117,935

Net Income				3,011		3,011	$3,011
Unrecognized Pension Benefit costs					(102)	(102)	(102)

Total comprehensive income							$2,909
Tax benefit allocation			27			27
Dividend				(4,000)		(4,000)

BALANCE AT DECEMBER 31, 2005	100	$1	$109,165	$9,167	$(1,462)	$116,871

Net Income				1,291		1,291	$1,291
Unrecognized Pension Benefit costs					1,462	1,462	1,462

Total comprehensive income							$2,753
Tax benefit allocation			10			10

BALANCE AT DECEMBER 31, 2006	100	$1	$109,175	$10,458	$—	$119,634

Net Income				2,189		2,189	$2,189

Total comprehensive income							$2,189
Adoption of SFAS 158 measurement date provisions				(188)		(188)

BALANCE AT DECEMBER 31, 2007	100	$1	$109,175	$12,459	$—	$121,635

***	200 shares authorized and issued

The accompanying notes to financial statements are an integral part of these statements.

Northern Utilities, Inc. Statements of Cash Flows (in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net income	2,189	1,291	3,011
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	10,193	9,710	9,512
Deferred income taxes and investment tax credits	426	910	1,398
Changes in assets and liabilities:
Accounts receivable and unbilled revenue	(3,570)	7,135	(7,788)
Accounts payable	(2,711)	(3,636)	6,317
Accrued taxes	2,531	(1,898)	(360)
Regulatory assets/liabilities	2,891	(1,737)	(3,452)
Pension and other postretirement benefits	(4,075)	498	583
Exchange gas payable/receivable	13,042	622	(6,669)
(Under) overrecovered gas and fuel costs	3,061	(1,759)	(375)
Other—net	667	(143)	(869)

Net cash provided by operating activities	24,644	10,993	1,308

Cash Flows from Investing Activities:
Capital expenditures—utility plant	(16,722)	(15,828)	(12,990)
Restricted cash	2,550	(4,205)	1,043

Net cash used in investing activities	(14,172)	(20,033)	(11,947)

The accompanying notes to financial statements are an integral part of these statements.

Northern Utilities, Inc. Statements of Cash Flows For the Years Ended December 31, 2007 and 2006 and 2005 (Continued) (in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash Flows from Financing Activities:
Retirement of long-term debt—unaffiliated	(833)	(833)	(833)
Short term debt—affiliated	(8,453)	9,442	15,762
Dividends paid	—	—	(4,000)

Net cash (used in) provided by financing activities	(9,286)	8,609	10,929

Net Increase (Decrease) in Cash and Cash Equivalents	1,186	(431)	290

Cash and Cash Equivalents at Beginning of Year	190	621	331

Cash and Cash Equivalents at End of Year	$1,376	$190	$621

Supplemental Disclosure:
Cash Paid during year for interest	$4,397	$4,292	$3,444
Income taxes paid (refunded)	$(1,154)	$1,612	$1,228
Allowance for funds used during construction—debt	$97	$75	$52

The accompanying notes to financial statements are an integral part of these statements.

Northern Utilities, Inc. Notes to Financial Statements December 31, 2007, 2006 and 2005

Note 1 Business Organization and Operations

Northern Utilities, Inc. (“Northern Utilities” or the “Company”) is a wholly owned subsidiary of Bay State Gas Company (“Bay State”). Bay State is a wholly owned subsidiary of NiSource Inc. (“NiSource”).

Northern Utilities provides regulated natural gas distribution services to approximately 50,000 customers in 44 communities located in Maine and New Hampshire.

Note 2 Summary of Significant Accounting Policies

Basis of Accounting

The Company follows the accounting and reporting requirements of Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71), which provides that rate-regulated public utilities account for and report assets and liabilities consistent with the economic effect of the way in which regulators establish rates, if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates can be charged and collected. Certain expenses and credits subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers.

Information regarding assets and liabilities subject to utility regulation and rate determination is as follows (in whole $):

	2007	2006
At December 31,
ASSETS:
Unrecognized pension benefit and other post retirement benefit costs (SFAS No. 158)	$6,322,475	$8,264,946
Debt redemption premium	230,372	269,084
Price risk management	584,030	2,741,920
FAS 109 taxes	3,379,639	3,098,170
Environmental costs	11,792,946	12,449,004
Under-recovered purchased gas costs	3,724,967	6,786,137
Other	126,915	881,202

Total	26,161,344	34,490,463

Current	6,218,113	11,783,199

Long-Term	$19,943,231	$22,707,264

LIABILITIES:
Over-collection—demand side management costs	$566,711	$171,965
Price risk management	21,220	—
Cost of removal	15,315,569	14,348,563
OPEB medicare subsidy	362,932	—
Regulatory liability FAS 109 taxes	96,801	113,553
Service Quality & other penalties	1,232,750	1,500
Other	122,512	112,920

Total	17,718,495	14,748,501

Current	1,921,973	286,385

Long-Term	$15,796,522	$14,462,116

Regulatory assets of approximately $26.0 million are not presently included in the rate base and consequently are not earning a return at December 31, 2007. These regulatory assets are being recovered through cost of service over a remaining life of up to 30 years. Regulatory assets of approximately $0.2 million require specific rate action. All regulatory assets are probable of recovery. Regulatory assets of approximately $34.4 million were not included in the rate base and were not earning a return at December 31, 2006. Regulatory assets of approximately $0.1 million required specific rate action at December 31, 2006.

Intangible Assets

At December 31, 2007, the Company had $72.4 million of intangible assets consisting of franchise rights that were identified as part of the purchase price allocations associated with its acquisition by NiSource. The intangible asset balance at December 31, 2006 was $74.7 million. The gross intangible asset of $92.7 million is being amortized over a forty-year period commencing February 1999, the date of acquisition by NiSource. The reserve balance is $20.3 million and $18.0 million at December 31, 2007 and 2006, respectively.

The Company assesses the carrying amount and potential earnings of this intangible asset whenever events or changes in circumstances indicate that the carrying value could be impaired as per SFAS No. 144. When an asset’s carrying value exceeds the undiscounted estimated future cash flows associated with the asset, the asset is considered to be impaired to the extent that the asset’s fair value is less than its carrying value.

Amortization expense for the Company in 2007, 2006 and 2005 was approximately $2.3 million. The estimated amortization expense for 2008 through 2012 is approximately $2.3 million annually.

Utility Plant and Other Property and Related Depreciation

Property, plant and equipment (principally utility plant) are stated at original cost. Improvements and replacements of retirement units are capitalized at cost. When units of property are retired, the accumulated provision for depreciation is charged with the cost of the units and the cost of removal, net of salvage. Maintenance, repairs and minor replacements of property are charged to expense.

The Company provides for annual depreciation on a composite, straight-line basis. The annual depreciation rate for the Company was approximately 3.40% for 2007, 3.41% for 2006 and 3.47% for 2005.

An allowance for funds used during construction (AFUDC) is capitalized on all classes of property except organization, land, autos, office equipment, tools and other general property purchases. The allowance is applied to construction costs for that period of time between the date of the expenditure and the date on which such project is completed and placed in service, reducing gross interest expense during the respective construction period. AFUDC rates are based on the NiSource short term borrowing rates. The pre-tax rate for AFUDC was 5.69% in 2007, 5.11% in 2006 and 2.77% in 2005.

The recoverability of utility plant and other property is evaluated by an analysis of operating results and consideration of other significant events or changes in the operating environment.

Gas Inventory

Gas inventory is carried at weighted average cost.

Accounting for Exchange Gas

The Company has an exchange gas agreement whereby natural gas purchases during the months of April through October are delivered to a third party. The third party delivers back to the Company during the following months of November through March. The exchange volumes are carried at weighted average cost.

Under–recovered Gas and Fuel Costs

The Company defers differences between gas purchase costs and the recovery of such costs included in revenues to Under-recovered Gas and Fuel Costs on the balance sheet, and adjusts future billings for such deferrals on a basis consistent with applicable tariff provisions.

Revenue Recognition

The Company bills customers on a monthly cycle billing basis. Revenues are recorded on the accrual basis including an estimate for gas delivered and customer charges earned but unbilled at the end of each accounting period. Cash received in advance from sales of gas to be delivered in the future is deferred and recognized as income upon delivery of the commodity.

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes and Investment Tax Credits

The Company records income taxes to recognize full inter-period tax allocation. Under the liability method of income tax accounting, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates, applicable to future years, to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Previously recorded investment tax credits were deferred and are being amortized over the life of the related properties to conform to regulatory policy.

Pursuant to the Internal Revenue Code and relevant state taxing authorities, NiSource files consolidated income tax returns for federal and certain state jurisdictions. The Company is a party to an agreement (Tax Allocation Agreement) that provides for the allocation of consolidated tax liabilities. The Tax Allocation Agreement generally provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. Any net benefit attributable to the parent is reallocated to the other members.

In 2007, no tax savings were allocated to the Company. Tax savings of less than $0.1 million were allocated to the Company in 2006 and 2005, respectively. These amounts were recorded in equity.

The total effective tax rate on income before tax differs from the Federal statutory rate (35%) as follows (in whole $):

	2007	2006	2005
Book income before tax	$3,916,359	$2,065,611	$5,180,757

Expected tax expense	1,370,726	722,964	1,813,265
Reconciling items:
State taxes	148,504	10,757	193,675
Deferred investment tax credit	(24,444)	(24,444)	(24,444)
Permanent differences	271,931	549	(238)
Regulatory: excess/deficient taxes	106,680	106,680	106,680
Tax accrual adjustments	(146,313)	(41,784)	81,098
Other	—	(43)	(130)

Total income tax expense	$1,727,084	$774,679	$2,169,906

Federal and state income taxes, as set forth in the Statement of Income, are comprised of the following (in whole $):

	2007	2006	2005
Current:
Federal	$1,075,081	$(44,566)	$646,510
State	225,657	(90,641)	125,613

	1,300,738	(135,207)	772,123
Deferred:
Federal	447,981	827,139	1,249,878
State	2,809	107,191	172,349

	450,790	934,330	1,422,227
Investment tax credits	(24,444)	(24,444)	(24,444)

Total income tax expense	$1,727,084	$774,679	$2,169,906

The components of deferred tax assets and deferred tax liabilities at December 31 are as follows (in whole $):

	2007	2006
Deferred tax liabilities:
Plant acquisition/merger	$29,115,931	$30,052,636
Other property related	21,137,124	20,089,663
Environmental	3,930,965	3,550,591
Regulatory liability tax	2,605,204	2,136,375
Various other items	2,166,103	2,730,385

Total deferred tax liabilities	58,955,327	58,559,650
Deferred tax asset:	446,713	326,079
Less deferred income taxes related to current assets and liabilities	1,919,905	3,352,456

Non-current deferred tax liability	$56,588,709	$54,881,115

To the extent certain deferred income taxes of the Company are recoverable or payable through future rates, regulatory assets and liabilities have been established. Regulatory assets for income taxes are primarily attributable to income tax timing differences for which deferred taxes had not been provided in the past, because regulators did not recognize such taxes as costs in the rate-making process. Regulatory liabilities are primarily attributable to unamortized deferred investment tax credits and the federal Medicare subsidy for providers of healthcare benefits for retirees. It is probable that these liabilities will be passed back to customers.

Because NiSource is part of the IRS’s Large and Mid-Size Business program, each year’s federal income tax return is typically audited by the IRS. The audit of tax years 2005 and 2006 is expected to commence in 2008.

The statute of limitations in each of the state jurisdictions in which NiSource operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. There are no state income tax audits currently in progress.

Environmental Expenditures

The Company accrues for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated, regardless of when expenditures are made. The undiscounted estimated future expenditures are based on currently enacted laws and regulations, existing technology and, when possible, site-specific costs. The accrued liability is adjusted as further information is developed or circumstances change. The Company establishes a regulatory asset on the balance sheet to the extent that future recovery of environmental remediation cost is probable through the regulatory process.

The Company had current and non-current accrued liabilities totaling $2.1 million and $3.7 million, as of December 31, 2007 and 2006, respectively. These liabilities reflect estimated expenditures for six former Manufactured Gas Plant (MGP) sites, of which three sites are in Maine and three sites are in New Hampshire, as of December 31, 2007 and 2006.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. In addition, the Company has amounts deposited in trust to satisfy requirements for its hedging program, which is classified as restricted cash and disclosed as an investing cash flow on the Statements of Cash Flows.

Derivatives and Hedging—(Price Risk Management)

Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149, collectively referred to as SFAS No. 133, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value, unless such contracts designated by the Company as normal under the provisions of the standard.

Under SFAS No. 133, as amended, the accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and resulting designation. Unrealized and realized gains and losses are recognized each period as components of other comprehensive income, earnings, or regulatory assets and liabilities depending on the nature of such derivatives.

The Company has a regulatory approved hedging program designed to fix a portion of its gas supply costs for the coming year of service. In order to fix these costs, the Company purchases NYMEX futures that correspond to the associated delivery month. Any gains or losses on the fair value of these derivatives are passed through to the ratepayer directly through a regulatory commission approved recovery mechanism. As a result of the ratemaking process, the Company records gains and losses as regulatory liabilities or assets and recognizes such gains or losses in cost of sales when recovered in revenues.

The accompanying balance sheet includes price risk management liabilities related to net unrealized losses on current futures contracts of $584,030 and $2,735,270 at December 31, 2007 and 2006, respectively. Additionally, the balance sheet includes a price risk management asset of $21,220 related to net unrealized gains on non-current futures contracts at December 31, 2007 and a price risk management liability of $6,650 related to net unrealized losses on non-current futures contracts at December 31, 2006.

Asset Retirement Obligations

The Company has accounted for retirement obligations on its assets using Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). In the fourth quarter 2005, the Company adopted the provisions of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), which broadened the scope of SFAS No. 143 to include contingent asset retirement obligations and also provided additional guidance for the measurement of the asset retirement obligations. The impact of adopting FIN 47 was an increase in Gas Utility Plant in Service of $0.9 million, an increase in Asset Retirement Obligation liabilities of $1.4 million, decrease in Regulatory Liabilities of $0.5 million, increase in Regulatory Assets of $0.1 million and an increase to Accumulated Depreciation of $0.1 million. This accounting standard and the related interpretation require entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost, thereby increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted and the capitalized cost is depreciated over the useful life of the related asset. The Company defers the difference between the amount recognized for depreciation and accretion and the amount collected in rates, as required pursuant to SFAS No. 71, for those amounts it has collected in rates or expects to collect in future rates. The asset retirement obligations liability totaled $1.2 million and $1.3 million at December 31, 2007 and December 31, 2006, respectively. The changes in the asset retirement obligation for the years 2007 and 2006 are presented in the table below (in whole $):

	2007	2006
Beginning Balance	$1,328,309	$1,358,673
Additions	—	10,190
Revisions	(42,342)	—
Settlements	(94,012)	(94,510)
Accretion	37,287	53,956

Ending Balance	$1,229,242	$1,328,309

Recent Accounting Standards

FIN 48—Accounting for Uncertainty in Income Taxes. In June 2006, the Financial Accounting Standards Board (FASB) issued FIN 48 to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The determination of whether a tax position meets the more-likely-than-not recognition threshold is based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. On January 1, 2007, the Company adopted the provisions of FIN 48. As a result of the implementation of FIN 48, the Company was not required to record any liability for unrecognized tax benefits. The Company has no uncertain tax position as of December 31, 2007.

SFAS No. 157—Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157 to define fair value, establish a framework for measuring fair value and to expand disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and should be applied prospectively, with limited exceptions. SFAS No. 157 became effective for the Company as of January 1, 2008. The adoption of this standard did not have an impact on the Company’s January 1, 2008 balance of retained earnings and is not anticipated to have a material impact prospectively.

In February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008. The Company has elected to defer the adoption of the nonrecurring fair value measurement disclosures of non-financial assets and liabilities.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment will be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. The Company has chosen not to elect to measure any applicable financial assets or liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

Note 3 Financial Instruments

Short-Term Financial Instruments.

As cash and cash equivalents, current receivables, current payables, and certain other short-term financial instruments are all short-term in nature, their carrying amount approximates fair value.

Long-Term Debt.

The Company has a $60 million note payable to NiSource Inc. due in June 2013. The fair value of this note was $53.0 million and $52.1 million at December 31, 2007 and 2006, respectively.

The Company has a 6.93% note totaling $2.5 million and $3.3 million as of December 31, 2007 and 2006, respectively, with maturity payments due every September through maturity in 2010. The fair value of this note was $2.6 million and $3.5 million at December 31, 2007 and 2006, respectively.

Note 4 Accounting for Pensions

The Company provides pension benefits to employees with at least 5 years of service. There are three types of pension plans: (1) union employee plan, (2) non-union employee plan and

(3) Supplemental Executive Retirement Plan (SERP). The first two plans are noncontributory, qualified pension plans and the third is a nonqualified pension plan that provides benefits to some employees in excess of the qualified plan’s Federal tax limits.

The Company’s pension plans are part of the parent company pension plan (Bay State Gas Company). The pension balance sheet accounts and ongoing expense amounts reflect the Company’s allocation of the total pension plan activity that includes the other operating companies included in the plan, namely Bay State Gas Company and Gas Power Energy (GPE).

Pension expense for the Company in 2007 was approximately $0.3 million. The pension expense was approximately $0.4 million and $0.6 million for 2006 and 2005, respectfully.

The Company made contributions to the Pension trust in 2007 of approximately $1.6 million. No contributions to the Pension trust were made in 2006 and 2005.

In the fourth quarter of 2006, the Company adopted the provisions of Statement of Financial Accounting Standard No. 158 requiring employers to recognize in the statement of financial position the over-funded or under-funded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation. Based on the measurement of the defined benefit pension plan assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 related to pensions increased regulatory assets by $4.1 million and increased other deferred credits by $4.1 million.

On January 1, 2007, the Company adopted the SFAS No. 158 measurement date provisions requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The pre-tax impact of adopting SFAS No. 158 measurement date provisions for pensions decreased regulatory assets by $0.6 million, decreased retained earnings by $0.2 million, and decreased accrued liabilities for post-employment benefits by $0.4 million. The Company also recorded a reduction in deferred income taxes of approximately $0.1 million. In addition 2007 expense for pension benefits reflects the updated measurement date valuations.

Note 5 Accounting for Other Post Employment Benefits (OPEB)

The Company provides medical and life insurance benefits to retirees. The Company, as a subsidiary of Bay State Gas Company, has contributed to an OPEB trust fund specifically created for post-employment benefits.

OPEB expense for the Company in 2007 was approximately $0.5 million. The OPEB expense was approximately $1.0 million and $0.5 million for 2006 and 2005, respectfully.

The Company made contributions to the OPEB trust in 2007 of approximately $1.6 million. No contributions to the OPEB trust were made in 2006 and 2005.

In the fourth quarter of 2006, the Company adopted the provisions of SFAS No. 158 (see Accounting for Pensions). Based on the measurement of plan assets and benefit obligations at September 30, 2006 for defined benefit post-employment plans other than pensions, the pretax impact of adopting SFAS No. 158 decreased prepayments by $0.1 million, increased regulatory assets by $4.1 million, decreased current and accrued liabilities by $0.3 million, and increased other deferred credits by $4.3 million.

On January 1, 2007, the Company adopted the SFAS No. 158 measurement date provisions requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The pre-tax impact of adopting SFAS No. 158 measurement date provisions for other post retirement benefits decreased regulatory assets by $0.2 million, decreased retained earnings by $0.2 million, and minimally decreased accrued liabilities for post-employment benefits. The Company also recorded a reduction in deferred income taxes of approximately $0.1 million. In addition, 2007 expense for other postretirement benefits reflects the updated measurement date valuations.

Note 6 Leases

The Company’s lease activity is primarily related to vehicles and equipment. At December 31, 2007, 2006 and 2005, the Company had lease agreements for 120, 110 and 91 units, respectively. Total rental payments were $515,878, $515,874 and $479,772 for 2007, 2006 and 2005, respectively, and are treated as operating leases.

The amount of future rental payments required under the non-cancellable operating leases is as follows (in whole $):

2008	$361,015
2009	359,765
2010	283,331
2011	216,635
2012	164,774
Thereafter	35,531

Total	$1,421,051

Note 7 Transactions with Affiliates

Approximately 2% and approximately 6% of the Company’s gas purchases for 2007 and 2006, respectively, were from an affiliate, Granite State Gas Transmission, Inc. (“Granite State”), that acquired gas from Canadian sources. The total affiliated gas purchase expense for 2007 and 2006 was $1.4 million and $5.0 million, respectively. Approximately 6% of the 2005 gas purchases, totaling $5.3 million, were from Granite State.

The Company’s operating expenses include a management fee for services provided by Bay State Gas Company amounting to $2.8 million in 2007, $2.7 million in 2006 and $2.7 million in 2005.

The Company’s operating expenses also include a management fee for services provided by NiSource Corporate Services amounting to $5.8 million, $5.4 million and $5.7 million in 2007, 2006 and 2005, respectively.

The Company has payables to associated companies as of December 31, 2007 primarily related to short term debt of approximately $31.1 million, management fees and other general services from Bay State Gas Company of approximately $1.1 million, management fees from NiSource Corporate Services of approximately $0.6 million and other affiliated payables of approximately $0.6 million.

The Company has payables to associated companies as of December 31, 2006 primarily related to short term debt of approximately $39.5 million, gas purchase costs from Granite State of approximately $2.4 million, management fees and other general services from Bay State Gas Company of approximately $1.2 million, management fees from NiSource Corporate Services of approximately $0.5 million and other affiliated payables of approximately $0.9 million.

The Company has receivables from associated companies as of December 31, 2007 primarily related to a reallocation of OPEB liabilities from NiSource of approximately $0.5 million, management fees and other general services to Bay State Gas Company of approximately $0.5 million and other affiliated receivables of approximately $0.1 million.

The Company has receivables from associated companies as of December 31, 2006 primarily related to management fees and other general services to Bay State Gas Company of approximately $1.7 million.

The total affiliated interest expense was approximately $4.1 million, $4.1 million and $3.2 million in 2007, 2006 and 2005, respectively.

Note 8 Short-Term Debt

The Company participates in the NiSource Money Pool arrangement. This arrangement provides the Company with internal financing for seasonal working capital requirements. While the current capital markets have been adversely impacted by a variety of negative economic indicators, the Company believes that it will not impact its continued access to traditional capital markets.

At December 31, 2007 and 2006, the Company had outstanding short-term debt of $31.1 million and $39.5 million, respectively.

Note 9 Long-Term Debt

The Company’s outstanding long-term debt matures at various dates through 2013.

Long-term debt is as follows (in whole $):

Interest rate and final installment date	2007
6.93% due September 2010—nonaffiliated	$2,500,000
4.80% due June 2013—affiliated	60,000,000

Total outstanding debt	62,500,000

Less: current maturities of long term debt	(833,333)

Total non-current debt	$61,666,667

The scheduled maturities of long-term debt at December 31, 2007 are as follows (in whole $):

2008	$833,333
2009	833,333
2010	833,334
2011	—
2012	—
2013	60,000,000

Total	$62,500,000

Note 10 Commitments and Contingencies

Capital Expenditures

Capital expenditures for 2008 are currently estimated at $17.9 million. Funds for such expenditures will be provided from funds available at the beginning of the year, cash generated from operations, and other sources as may be required.

Legal Matters

In the normal course of its business, the Company has been named as defendant in various legal proceedings. In the opinion of management, the ultimate disposition of these currently asserted claims will not have a material adverse impact on the Company’s financial position or results of operations.

Regulatory Matters

On February 15, 2008, NiSource reached a definitive agreement under which Unitil Corporation (“Unitil”) will acquire NiSource subsidiaries Northern Utilities and Granite State for $160 million plus net working capital at the time of closing. Historically, net working capital has averaged approximately $25 million. Under the terms of the transaction, Unitil will acquire Northern Utilities, a local gas distribution company serving 52 thousand customers in 44 communities in Maine and New Hampshire and Granite State, an 86-mile FERC regulated gas transmission pipeline primarily located in Maine and New Hampshire. The transaction, expected to be complete by the end of 2008, is subject to regulatory approvals. NiSource recorded an after tax loss of approximately $48.8 million related to the pending sale of Northern Utilities in 2008.

The Maine Commission has approved a stipulation for the Company to accelerate the replacement of its cast iron distribution piping located in the towns of Lewiston and Auburn between April 1, 2005 and December 1, 2008. The Maine Commission’s order approving the stipulation also provides the Company with the opportunity to propose a mechanism to recover the costs associated with the incremental rate base additions as part of its next base rate case.

In 2005, the Maine Commission and the New Hampshire Commission concluded parallel investigations into the allocation between Northern Utilities’ Maine and New Hampshire Divisions of pipeline and underground storage capacity and supply demand-related costs by approving a

Settlement Agreement. The Settlement Agreement resolves all claims that have been or may be asserted related to past, present and future allocation, recovery and reconciliation of capacity-related costs and revenues between the Company’s Maine and New Hampshire Divisions for any period prior to November 1, 2005. In Maine Commission Docket Nos. 2005-87 and 2005-273, the Settling Parties agreed to address, as part of a future Integrated Resource Plan (IRP) filing, the Maine Commission Staff’s concerns regarding the reasonableness of recovering certain contracts designed to replace gas supplies that were going to be provided via the Wells LNG facility but are now being provided by the Maritimes/PNGTS Joint Facilities (Wells Replacement Contracts).

On October 27, 2006, the Company received an Order from the New Hampshire Commission in Docket No. DG 06-129 regarding the Company’s Cost of Gas (COG) and Local Distribution Adjustment Clause (LDAC) rates. In that Order, the Commission directed the Company, Office of Consumer Advocate, and Commission Staff to investigate whether carrying costs on the monthly balance of under/over gas cost collections that are recovered through the COG mechanism could result in over-collecting carrying costs on purchased gas costs through the combination of the interest calculation and the recovery of gas supply cost working capital expense.

On October 12, 2007, the MPUC opened an investigation (Investigation into Northern Utilities, Inc.’s Safety Operations and Practices, Docket No. 2007-529) in which it ordered an independent management audit pursuant to 35-A M.R.S.A. § 113 to examine the Company’s gas safety operations and practices. The audit is underway and is expected to conclude during 2008.

On December 7, 2006, the Company received a Notice of Probable Violation (NOPV) from the Director of Technical Analysis of the MPUC alleging violations of three sections of the federal gas safety regulations.

The Company has also received NOPVs from the Director of the Technical Analysis Division of the MPUC related to various alleged operating and record keeping deficiencies. The Company is opposing the allegations.

The Company is currently negotiating with the MPUC Staff regarding the imposition of a penalty for failure to read a number of meters within a twelve month period. A $0.4 million accrued liability for this penalty has been established in 2007.

During an investigation of unusually high unaccounted for gas in the Company’s New Hampshire Division, the Company discovered an apparent metering error by Spectra Energy at the Maritimes & Northeast/Portland Natural Gas Transmission System’s Newington Gate Station in Newington, New Hampshire. The Company is actively engaged in discussions with Spectra and the upstream supplying pipelines to determine the magnitude of the billing error and the method for providing an appropriate refund to the Company’s customers.

Note 11 Long-Term Gas Purchases

The Company has entered into long-term purchase obligations for gas purchases, transportation and storage agreements. Certain gas purchase obligations meet the definition of a derivative under the provisions of SFAS No. 133, Accounting for Derivatives, as amended. The Company has elected to treat such contracts as normal purchases under the provisions of SFAS

133. As a result, the fair values of such contracts are not reported on the balance sheets at December 31, 2007 and 2006. The obligations to the Company under these contracts as of December 31, 2007 are as follows:

	Annual Demand Quantities (MDth)	Annual Demand Costs ($ millions)	Annual Commodity Quantities (MDth)	Annual Commodity Costs ($ millions)
2008
Gas transportation	48.3	$22.1	0.0	$0.0
Storage	4.7	4.2	0.0	0.0
Gas purchases	1.8	3.8	1.2	9.8

Total	54.8	30.1	1.2	9.8

2009
Gas transportation	47.4	21.7	0.0	0.0
Storage	3.7	3.0	0.0	0.0
Gas purchases	2.0	4.1	0.0	0.0

Total	53.1	28.8	0.0	0.0

2010
Gas transportation	46.8	21.6	0.0	0.0
Storage	3.7	3.0	0.0	0.0
Gas purchases	2.0	4.3	0.0	0.0

Total	52.5	28.9	0.0	0.0

2011
Gas transportation	46.6	21.6	0.0	0.0
Storage	3.7	3.0	0.0	0.0
Gas purchases	1.6	3.5	0.0	0.0

Total	51.9	28.1	0.0	0.0

2012
Gas transportation	45.1	21.4	0.0	0.0
Storage	3.7	2.9	0.0	0.0
Gas purchases	0.0	0.0	0.0	0.0

Total	48.8	24.3	0.0	0.0

Thereafter
Gas transportation	156.3	95.1	0.0	0.0
Storage	12.8	9.4	0.0	0.0
Gas purchases	0.0	0.0	0.0	0.0

Total	169.1	104.5	0.0	0.0

Total all agreements	430.2	$244.7	1.2	$9.8

Annex E

GRANITE STATE GAS TRANSMISSION, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS AS OF MARCH 31, 2008 AND

MARCH 31, 2007 AND FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

Granite State Gas Transmission, Inc. Condensed Balance Sheets As of March 31, 2008 and March 31, 2007

	Unaudited
	2008	2007
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Utility plant	$23,939,835	$22,961,713
Less: accumulated depreciation and amortization	(7,599,439)	(7,315,272)

Net utility plant	16,340,396	15,646,441
Other property	600,000	600,000
Construction work in progress	159,009	51

Net property, plant and equipment	17,099,405	16,246,492

CURRENT ASSETS:
Cash and cash equivalents	38,074	54,502
Accounts and notes receivable, net of reserve of $4,200 in 2008 and $10,000 in 2007	63,878	88,736
Receivables from affiliated companies	931,074	544,980
Exchange gas receivable	8,427,997	—
Regulatory assets	55,467	57,294
Prepayments	18,382	10,738
Prepayments—affiliated	5,414	6,082
Taxes receivable	120,576	42,519
Taxes receivable from affiliated companies	97,443	5,055,357

Total current assets	9,758,305	5,860,208

DEFERRED CHARGES:
Regulatory assets	470,694	584,232
Intangible assets, net of amortization	8,062,359	8,324,549
Other deferred charges	53,996	—

Total deferred charges	8,587,049	8,908,781

TOTAL ASSETS	$35,444,759	$31,015,481

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Condensed Balance Sheets As of March 31, 2008 and March 31, 2007 (Continued)

	Unaudited
	2008	2007
STOCKHOLDERS’ EQUITY AND LIABILITIES
COMMON STOCKHOLDERS’ EQUITY
Common Stock	$29,900	$29,900
Other paid in capital	26,494,541	26,494,541
Accumulated deficit	(13,557,593)	(13,377,635)

Total stockholders’ equity	12,966,848	13,146,806

CURRENT LIABILITIES:
Payables to affiliated companies	111,436	1,065,178
Exchange gas payable—affiliated	8,427,997	—
Short term borrowings from affiliated companies	7,714,646	10,030,037
Accounts payable	401,284	302,465
Interest accrued	—	3,892
Customer deposits	9,894	9,894
Other current liabilities	90,401	59,535

Total current liabilities	16,755,658	11,471,001

OTHER LIABILITIES AND DEFERRED CREDITS:
Deferred income taxes	5,235,920	5,765,249
Deferred investment tax credits	12,663	13,983
Asset retirement obligations	129,458	122,261
Regulatory liabilities	29,646	—
Pensions and other postretirement benefits	314,566	496,181

Total other liabilities and deferred credits	5,722,253	6,397,674

COMMITMENTS AND CONTINGENCIES	—	—

TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	$35,444,759	$31,015,481

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Condensed Statements of Income For the Three Months Ended March 31, 2008 and 2007

	Unaudited
	2008	2007
NET REVENUES
Net gas transportation revenues	146,458	167,208
Net affiliated revenues	824,848	807,169

Total net revenues	971,306	974,377
OPERATING EXPENSES:
Operations and maintenance	226,339	192,181
Operations and maintenance—affiliated	121,462	167,905
Depreciation and amortization	227,750	203,552
Accretion Expense	1,362	1,852
Taxes other than income	77,070	70,301

Total operating expenses	653,983	635,791

OPERATING INCOME	317,323	338,586

OTHER INCOME (DEDUCTIONS):
Interest income and other, net	5,529	73,958
Interest expense—affiliated	(84,316)	(144,862)

Total other income (deductions)	(78,787)	(70,904)

INCOME BEFORE TAX	238,536	267,682

INCOME TAX	94,934	114,188

NET INCOME	$143,602	$153,494

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Condensed Statements of Cash Flows For the Three Months Ended March 31, 2008 and 2007

	Unaudited
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$143,602	$153,494
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	227,750	203,552
Deferred income taxes and investment tax credits	26,115	96,952
Accretion expense	1,362	1,852
Changes in assets and liabilities:
Accounts receivable	(58,740)	1,872,491
Accounts payable and accrued expenses	(236,835)	(3,632,876)
Regulatory assets/liabilities	8,011	(101,406)
Pension and other postretirement benefits	1,775	121,000
Taxes receivable	62,451	(54,648)
Other—net	(2,433)	8,640

Net cash provided by (used in) operating activities	173,058	(1,330,949)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures—utility plant	(47,882)	(200,991)

Net cash used in investing activities	(47,882)	(200,991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in Affiliated Borrowings (Short-term debt)	(153,061)	1,559,925

Net Cash (used in) provided by financing activities	(153,061)	1,559,925

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27,885)	27,985

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	65,959	26,517

CASH AND CASH EQUIVALENTS AT END OF YEAR	$38,074	$54,502

SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid during year for interest	$95,483	$134,390
Income taxes (refunded) paid	$—	$—
Capital expenditures included in accounts payable	$25,410	$192,717

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Notes to Unaudited Condensed Financial Statements As of and for the Three Months Ended March 31, 2008 and 2007

Note 1 Nature of Operations and Basis of Accounting

Basis of accounting presentation

The accompanying unaudited condensed financial statements for Granite State Gas Transmission, Inc. (“Granite” or the “Company”) reflect all normal recurring adjustments that are necessary, in the opinion of management, to present fairly the results of operations in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited condensed financial statements should be read in conjunction with the financial statements and notes included in the Granite’s audited financial statements for the fiscal year ended December 31, 2007. Income for the interim periods may not be indicative of results for the calendar year due to weather variations and other factors.

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although Granite believes that the disclosures made are adequate to make the information not misleading.

Note 2 Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

SFAS No. 157—Fair Value Measurements (SFAS No. 157). In September 2006, the FASB issued SFAS No. 157 to define fair value, establish a framework for measuring fair value and to expand disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and should be applied prospectively, with limited exceptions. The adoption of SFAS No. 157 did not have an impact on Granite’s January 1, 2008 balance of retained earnings and is not anticipated to have a material impact prospectively.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment will be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. Granite has chosen not to elect to measure any applicable financial assets or liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

SFAS No. 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS No. 158). In September 2006, the FASB issued SFAS No. 158 to improve existing reporting for defined benefit postretirement plans by requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, among other changes. In the fourth quarter of 2006, Granite adopted the provisions of SFAS No. 158 requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation. Based on the measurement of the various defined benefit pension and other postretirement plans’ assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 increased “Prepayments” by $2,437, increased “Regulatory Assets” by $628,963, and decreased “Other Current Liabilities” by $19,057. “Pension and Postretirement Benefits” were increased by $650,457. With the adoption of SFAS No. 158 Granite determined that the future recovery of pension and other postretirement plans costs is probable in accordance with the requirements of SFAS No. 71. Granite recorded regulatory assets and liabilities that would otherwise have been recorded to accumulated other comprehensive income.

Granite adopted the SFAS No. 158 measurement date provisions in the first quarter of 2007 requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The total change to the Balance Sheet for the year 2007, related to the adoption of SFAS No. 158, was a decrease to “Regulatory Assets” of $127,074, an increase to “Other Deferred Charges” of $53,996, an increase in “Pension and Postretirement Benefits” of $35,619, a decrease to “Retained Earnings” of $18,573, a decrease to “Accounts and Notes Receivable” of $7,061, an increase to “Accounts Receivable from Affiliated Companies” of $99,072, and an increase to “Accounts Payable to Affiliated Companies” of $1,887. In addition, 2007 expense for pension and postretirement benefits reflected the updated measurement date valuations.

FIN 48—Accounting for Uncertainty in Income Taxes (FIN 48). In June 2006, the FASB issued FIN 48 to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. When determining whether a tax position meets the more-likely-than-not recognition threshold, it is to be based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

On January 1, 2007, Granite adopted the provisions of FIN 48. There was no impact to the opening balance of retained earnings as a result of the adoption of FIN 48.

Recently Issued Accounting Pronouncements

SFAS No. 141R—Business Combinations. In December 2007, the FASB issued SFAS No. 141R to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports regarding business combinations and its effects, including recognition of assets and liabilities, the measurement of goodwill and required disclosures. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Granite is currently reviewing the provisions of SFAS No. 141R to determine the impact on future business combinations.

Note 3 Asset Retirement Obligations

Granite accounts for retirement obligations on its assets in accordance with SFAS No. 143, “Accounting for Asset Retirements Obligations.” This accounting standard and the related interpretation requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost, thereby increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset. Granite defers the difference between the amount recognized for depreciation and accretion and the amount collected in rates as required pursuant to SFAS No. 71 for those amounts it has collected in rates or expects to collect in future rates. Currently, the deferred amount for this difference is zero.

Granite has recognized asset retirement obligations associated with various obligations including, certain costs to retire pipeline, and removal of certain pipelines known to contain polychlorinated biphenyl contamination as well as some other nominal asset retirement obligations. The asset retirement obligation totaled $129,458 at March 31, 2008 and $122,261 at March 31, 2007. For the first quarter 2008 and 2007 Granite recognized accretion expense of $1,362 and $1,852, respectively

Note 4 Income Taxes

Total income taxes were different from the amount that would be computed by applying the statutory Federal income tax rate to book income before income tax. The major reasons for this difference were as follows:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Book income before income taxes	$238,536	$267,682
Tax expense at statutory Federal income tax rate	$83,488	$93,689
Increases (reductions) in taxes resulting from:
State income taxes, net of Federal income tax benefit	11,776	14,159
Deferred investment tax credit	(330)	(330)
Amortization of regulatory asset FAS-109	—	7,068
Other	—	(398)

Income Tax Expense	$94,934	$114,188

There was no impact to the opening balance of retained earning as a result of the adoption of FIN 48 and there are no uncertain tax positions as of March 31, 2008. As of March 31, 2007 and prior to the adoption of FIN 48, Granite had an uncertain tax position of $276,968. Granite settled the uncertain tax position with the IRS in second quarter 2007.

Note 5 Pension and Other Postretirement Benefits

NiSource provides defined contribution plans and noncontributory defined benefit retirement plans that cover its employees. Benefits under the defined benefit retirement plans reflect the employees’ compensation, years of service and age at retirement. Additionally, NiSource provides health care and life insurance benefits for certain retired employees. The majority of employees may become eligible for these benefits if they reach retirement age while working for Granite. The expected cost of such benefits is accrued during the employees’ years of service. Granite’s current rates include postretirement benefit costs on an accrual basis, including amortization of the regulatory assets that arose prior to inclusion of these costs in rates. Cash contributions are remitted to grantor trusts. As of December 31, 2007, Granite uses December 31 as its measurement date for its pension and postretirement benefit plans, in accordance with SFAS No. 158.

Pension expense for Granite, as allocated by NiSource, was $1,463 and $1,703 for first quarter 2008 and 2007, respectively. Postretirement benefits expense for Granite was $8,323 and $17,891 for first quarter 2008 and 2007, respectively. These allocations were based on expenses, net of assets returns, as actuarially determined for employees associated with Granite. Granite made cash contributions to the pension plan totaling zero and zero for first quarter 2008 and 2007, respectively. Cash contributions to the post retirement plan were zero, and zero for first quarter 2008 and 2007, respectively.

Note 6 Short-Term Borrowings

Granite satisfies its liquidity requirements primarily through internally generated funds and through intercompany borrowings from the NiSource Money Pool. As of March 31, 2008, Granite had short-term NiSource Money Pool borrowings of $7,714,646 at an interest rate of 3.55 percent. As of March 31, 2007, Granite had $10,030,037 of NiSource Money Pool borrowings at an interest rate of 5.77 percent.

Note 7 Affiliated Company Transactions

Granite receives executive, financial, and administrative and general services from an affiliate, NiSource Corporate Services. The costs of these services are charged to Granite based on payroll costs and expenses incurred by NiSource Corporate Services employees for the benefit of Granite. These costs which totaled $77,915 and $94,544 for first quarter 2008 and 2007, respectively, consist primarily of employee compensation and benefits and are recorded within, “Operation Expenses” on the Statements of Income. Granite also incurred expenses from an affiliate, Columbia Gas Transmission Corporation, for various routine administrative activities totaling $34,619 and $64,435 during first quarter 2008 and 2007, respectively. Granite incurred office rental expense of $8,927 from affiliate, Northern Utilities, Inc. (“Northern Utilities”), for both first quarter 2008 and 2007.

Granite recorded gas transportation revenues from affiliates of $824,848 and $807,169 for first quarter 2008 and 2007, respectively.

The March 31, 2008 and 2007 accounts receivable balance includes $931,074 and $544,980 respectively, due from associated companies.

The March 31, 2008 and 2007 accounts payable balance reflects $111,436 and $1,065,178, respectively, due to associated companies, separate from the NiSource Money Pool.

The March 31, 2008 and 2007 exchange gas payable balance reflects $8,427,997 and zero, respectively, due to associated companies.

The March 31, 2008 and 2007 Taxes receivable balance includes $97,443 and $5,055,357, respectively, of federal and state income taxes that are receivable from to NiSource in accordance with its tax-sharing agreement.

Note 8 Intangible Assets

Intangible assets includes $10,487,621 related to the allocation of the purchase price resulting from NiSource’s purchase of the individual units of Bay State Gas Company. Granite was part of Bay State Gas Company at the time of this purchase. The amount is being amortized to operating expense over a forty-year period, and is not currently a component of Granite’s rates. Granite’s Balance Sheet contains intangible assets discussed above which are not subject to recovery under SFAS No. 71. As a result, Granite assesses the carrying amount and potential earnings of these assets whenever events or changes in circumstances indicate that the carrying value could be impaired as per SFAS No. 144.

Amortization expense for the Company in first quarter 2008 and 2007 was approximately $65,548. The estimated amortization expense for 2008 through 2012 is approximately $262,191 annually. The balance of Granite’s intangible assets, net of amortization, as of March 31, 2008 was $8,062,359 and was $8,324,549 as of March 31, 2007.

Note 9 Regulatory Matters

Sale of Granite

On February 15, 2008, NiSource reached a definitive agreement under which Unitil Corporation (“Unitil”) will acquire Northern Utilities and Granite for $160 million plus net working capital at the time of closing. Historically, net working capital has averaged approximately $25 million. Under the terms of the transaction, Unitil will acquire Northern Utilities, a local gas distribution company serving 52 thousand customers in 44 communities in Maine and New Hampshire and Granite, an 86-mile FERC regulated gas transmission pipeline primarily located in Maine and New Hampshire. The transaction, expected to be completed by the end of 2008, is subject to federal and state regulatory approvals.

NiSource recorded an after tax loss of $14,730,425 related to the pending sale of Granite.

New Hampshire Public Utilities Commission Docket Nos. DG 07-102 Northern Utilities, Inc 2007/2008 Winter Cost of Gas

On October 31, 2007, the New Hampshire Commission issued Order DG 07-102 concerning the 2007/2008 winter cost of gas proceeding for Northern Utilities’ New Hampshire division. In that order, the New Hampshire Commission noted that lost and UAFG in the 2007-2008 winter cost of gas forecast is approximately 1% of firm sales, compared to a reported 7.59% UAFG for the 12-month period ending April 2007. The New Hampshire Commission recognized that Northern Utilities had previously opened an internal investigation to determine the actual UAFG for that period, the cause of any misreporting, and a solution. The New Hampshire Commission ordered Northern Utilities to file a detailed report by December 31, 2007 regarding the results of its investigation into UAFG as reported in its 2006-2007 winter cost of gas reconciliation filing.

In early December, 2007 Northern Utilities identified what appears to be the single largest contributing cause of its New Hampshire Division’s unusually high reported UAFG levels. The apparent cause appeared to be incorrect metering by Spectra at the M&NE / PNGTS Newington Gate Station caused by an erroneous meter module change on May 25, 2005. Because of the recent discovery of this cause, Northern Utilities sought from the New Hampshire Commission and obtained an extension until February 15, 2008 to file the requested report showing accurate volumetric adjustments to correct Northern Utilities’ UAFG levels and associated cost impacts.

On February 15, 2008, Northern Utilities filed its report with the New Hampshire Commission. Northern Utilities reported that it was working with Granite State and Spectra to determine the exact volume of gas that was over-recorded as a result of Spectra erroneously updating its Newington Gate Station meter module in May 2005. As a result of these efforts, Northern Utilities received confirmation from Spectra on January 28, 2008, that Granite State was erroneously billed for an additional 758,709 Dth of natural gas between May 2005 and December 2007. As the primary transportation customer of Granite State at the Newington Gate Station, and due to the service arrangements under which Northern Utilities receives service from Granite State, the total amount of the error was passed through to Northern Utilities. Northern Utilities calculates that it was overcharged by approximately $5.7 million for gas purchases directly related to this meter error based on gas prices in effect at the time of the error.

As of May 2008, Granite State has recorded approximately $8.7 million reflecting the anticipated liability of the future refund amount to Northern Utilities based on current market prices.

Northern Utilities has been informed by Spectra that resolution of the issue and any cash-out or refund that needs to be made to Granite State and/or Northern Utilities requires the involvement of PNGTS. PNGTS has agreed to repay the lost gas to Granite State over an 18-month period, but final documents memorializing the payback have not been completed. Northern Utilities has agreed to inform the New Hampshire Commission at 120-day intervals until an acceptable resolution is reached.

Annex F

GRANITE STATE GAS TRANSMISSION, INC.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND 2006 AND FOR

THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

TOGETHER WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT

Independent Registered Public Accounting Firm’s Report

Granite State Gas Transmission

We have audited the accompanying balance sheets of Granite State Gas Transmission (the “Company”) as of December 31, 2007 and 2006, and the related statements of (loss) income, changes in stockholder’s equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Granite State Gas Transmission as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 2 to the financial statements, in the fourth quarter of 2006, the Company adopted the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” requiring employers to recognize in the statement of financial position the over-funded or under-funded status of a defined benefit postretirement plan, and effective January 1, 2007, the Company adopted the measurement date provisions of FASB Statement No. 158.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 27, 2008

Granite State Gas Transmission, Inc. Balance Sheets As of December 31, 2007 and 2006

	2007	2006
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Utility plant	$23,968,179	$23,195,931
Less: accumulated depreciation and amortization	(7,438,548)	(7,177,269)

Net utility plant	16,529,631	16,018,662
Other property	600,000	600,000
Construction work in progress	118,901	—

Net property, plant and equipment	17,248,532	16,618,662

CURRENT ASSETS:
Cash and cash equivalents	65,959	26,517
Accounts and notes receivable, net of reserve of $4,200 in 2007 and $10,000 in 2006	547,360	119,215
Receivables from affiliated companies	388,853	2,391,984
Regulatory assets	55,467	57,294
Prepayments	11,701	13,295
Prepayments—affiliated	9,662	12,164
Taxes receivable	36,957	40,310
Taxes receivable from affiliated companies	243,513	5,002,918

Total current assets	1,359,472	7,663,697

DEFERRED CHARGES:
Regulatory assets	478,705	662,819
Intangible assets, net of amortization	8,127,906	8,390,097
Other deferred charges	53,995	—

Total deferred charges	8,660,606	9,052,916

TOTAL ASSETS	$27,268,610	$33,335,275

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Balance Sheets As of December 31, 2007 and 2006 (Continued)

	2007	2006
CAPITALIZATION AND LIABILITIES
COMMON STOCKHOLDERS’ EQUITY
Common Stock	$29,900	$29,900
Other paid in capital	26,494,541	26,494,541
Retained earnings	(13,701,195)	(13,519,973)

Total capitalization	12,823,246	13,004,468

CURRENT LIABILITIES:
Payables to affiliated companies	745,793	5,281,722
Short term borrowings from affiliated companies	7,867,706	8,470,112
Accounts payable	55,971	174,332
Interest accrued	—	3,677
Customer deposits	9,894	9,894
Other current liabilities	72,999	36,169

Total current liabilities	8,752,363	13,975,906

OTHER LIABILITIES AND DEFERRED CREDITS:
Deferred income taxes	5,209,475	5,689,165
Deferred investment tax credits	12,993	14,313
Asset retirement obligations	128,096	120,409
Regulatory liabilities	29,646	—
Pensions and other postretirement benefits	312,791	531,014

Total other liabilities and deferred credits	5,693,001	6,354,901

COMMITMENTS AND CONTINGENCIES	—	—

TOTAL CAPITALIZATION AND LIABILITIES	$27,268,610	$33,335,275

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Statements of (loss) Income For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
NET REVENUES
Net gas transportation revenues	512,106	456,363	484,760
Net affiliated revenues	2,851,768	3,706,319	3,982,134

Total net revenues	3,363,874	4,162,682	4,466,894
OPERATING EXPENSES:
Operations and maintenance	1,198,193	2,152,171	1,763,079
Operations and maintenance—affiliated	658,546	685,789	868,232
Depreciation and amortization	841,559	784,431	702,499
Accretion Expense	7,687	7,226	—

Taxes other than income	292,398	252,998	215,361
Total operating expenses	2,998,383	3,882,615	3,549,171
OPERATING INCOME	365,491	280,067	917,723

OTHER INCOME (DEDUCTIONS):
Interest income and other, net	—	371,586	228,547
Interest expense—affiliated	(554,559)	(456,951)	(188,793)

Total other income (deductions)	(554,559)	(85,365)	39,754

(LOSS) INCOME BEFORE TAX	(189,068)	194,702	957,477
INCOME TAX	(19,002)	103,454	438,208

NET (LOSS) INCOME	$(170,066)	$91,248	$519,269

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Statements of Changes in Stockholders’ Equity and Comprehensive Income (loss) For the Years Ended December 31, 2007, 2006, and 2005

	Common Stock Shares Issued and Outstanding ***	Par Value $1	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income (Loss)
BALANCE AT DECEMBER 31, 2004	29,900	$1	$26,479,920	$(14,130,490)	$(120,725)	$12,258,605

Net Income				519,269		519,269	$519,269
Unrecognized Pension Benefit costs, net of tax					(29,446)	(29,446)	$(29,446)

Total comprehensive income							$489,823
Tax benefit allocation			4,843			4,843

BALANCE AT DECEMBER 31, 2005	29,900	$1	$26,484,763	$(13,611,221)	$(150,171)	$12,753,271

Net Income				91,248		91,248	$91,248
Unrecognized Pension Benefit costs, net of tax					150,171	150,171	$150,171

Total comprehensive income							$241,419
Tax benefit allocation			9,778			9,778

BALANCE AT DECEMBER 31, 2006	29,900	$1	$26,494,541	$(13,519,973)	$0	$13,004,468

Net Loss				(170,066)		(170,066)	$(170,066)

Total comprehensive loss							$(170,066)
Adoption of SFAS 158 measurement date provisions, net of tax				(11,156)		(11,156)	$(11,156)

BALANCE AT DECEMBER 31, 2007	29,900	$1	$26,494,541	$(13,701,195)	$0	$12,823,246

***	50,000 shares authorized

The accompanying notes to financial statements are an integral part of these statements.

Granite State Gas Transmission, Inc. Statements of Cash Flows For the Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(170,066)	$91,248	$519,269
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	841,559	784,431	702,499
Amortization of regulatory asset	—	708,340	850,008
Deferred income taxes and investment tax credits	(410,845)	193,172	(44,139)
Accretion expense	7,687	7,226	—
Changes in assets and liabilities:
Accounts receivable	1,662,129	53,409	(381,152)
Accounts payable and accrued expenses	(4,256,253)	1,773,594	1,586,961
Regulatory assets/liabilities	25,011	16,221	(142,339)
Pension and other postretirement benefits	(253,842)	33,153	42,882
Taxes receivable	4,762,758	(747,838)	232,903
Other—net	(1,702)	14,717	(22,117)

Net cash provided by operating activities	2,206,436	2,927,673	3,344,775

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures—utility plant	(1,564,588)	(3,673,883)	(4,471,535)

Net cash used in investing activities	(1,564,588)	(3,673,883)	(4,471,535)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in Affiliated Borrowings
(Short-term debt)	(602,406)	757,177	1,126,737

Net Cash (used in) provided by financing activities	(602,406)	757,177	1,126,737

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39,442	10,967	(23)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	26,517	15,550	15,573

CASH AND CASH EQUIVALENTS AT END OF YEAR	$65,959	$26,517	$15,550

SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid during year for interest	$562,337	$444,732	$174,817
Income taxes (refunded) paid	$(3,500,946)	$434,565	$102,987

The accompanying notes to financial statements are an integral part of these statements.

Note 1 Nature of Operations and Basis of Accounting

Company Structure

Granite State Gas Transmission, Inc. (“Granite” or the “Company”) is a wholly owned subsidiary of NiSource Inc. (“NiSource”). Granite is engaged in the transportation of natural gas through an interstate pipeline system consisting of 86 miles of FERC-regulated gas transmission pipeline primarily located in Maine and New Hampshire.

Granite’s costs of doing business are reflected in the financial statements for the periods presented. These costs include direct charges and allocations from NiSource subsidiaries for:

•	Corporate services, such as human resources, finance and accounting, legal and senior executives;

•	Business services, including payroll, accounts payable and information technology; and

•	Pension and other post-retirement benefit costs.

Transactions between Granite and other NiSource subsidiaries have been identified in the financial statements as affiliated transactions. Please refer to Note 9.

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Accounting

Granite follows the accounting and reporting requirements of Statement of Financial Accounting Standards (SFAS) No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71). SFAS No. 71 provides that rate-regulated companies account for and report assets and liabilities consistent with the economic effect of the way in which regulators establish rates, if the rates established are designed to recover the costs of providing the regulated service and it is probable that such rates can be charged and collected. Certain expenses and credits subject to utility regulation or rate determination normally reflected in income are deferred on the Comparative Balance Sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers.

Regulatory assets and liabilities were comprised of the following items:

	2007	2006
Year Ended December 31,
Assets
FERC Annual Charge Assessment (ACA)	$55,467	$57,294
Regulatory effect of SFAS 109	—	33,856
SFAS 158—Benefit Pension and Other Retirement Plans	478,705	628,963

Total Assets	$534,172	$720,113

	2007	2006
Liabilities
OPEB Medical Subsidy	$29,646	$—

Total Liabilities	$29,646	$—

Regulatory assets of $534,172 are not included in rate base and consequently are not earning a return on investment. Regulatory assets of $55,467 are covered by specific regulatory orders and are being recovered as components of cost of service over one year. Regulatory assets of $478,705 require specific rate action. Although recovery of these amounts is not guaranteed, Granite believes that these costs meet the requirements for deferral as regulatory assets as defined by the FERC. If Granite determined that the amounts included as regulatory assets were not recoverable, a charge to income would immediately be required to the extent of the unrecoverable amounts.

Utility Plant and Related Depreciation

Utility plant is stated at cost. Such costs include materials, payroll and related costs such as taxes, pensions and other employee benefits, general and administrative costs and include allowance for funds used during construction (AFUDC). Granite’s Utility Plant is comprised as follows:

	2007	2006
At December 31,
Pipelines	$18,229,369	$17,225,810
Facilities, structures and other	5,406,714	5,652,308
Other	332,096	317,813
Accumulated provision for depreciation and amortization	(7,438,548)	(7,177,269)

Net utility plant	16,529,631	16,018,662
Other property	600,000	600,000
Construction work in progress	118,901	0

Net property, plant and equipment	$17,248,532	$16,618,662

Granite follows the practice of charging maintenance and repairs, including the cost of removal of minor items of property, to expense as incurred. When property that represents a retired unit is replaced or removed, the cost of such property is credited to utility plant, and such cost, together with the cost of removal net of salvage, is charged to the accumulated provision for depreciation.

Granite recorded depreciation on a composite straight-line basis at an annual rate of 2.7 percent for 2007, 2006, and 2005, respectively.

Intangible Assets

Intangible assets includes $10,487,621 related to the allocation of the purchase price resulting from NiSource’s purchase of the individual units of Bay State Gas Company. Granite was part of Bay State Gas Company at the time of this purchase. The amount is being amortized to operating expense over a forty-year period, and is not currently a component of Granite’s rates. Granite’s Balance Sheet contains intangible assets discussed above which are not subject to recovery under SFAS No. 71. As a result, Granite assesses the carrying amount and potential earnings of these assets whenever events or changes in circumstances indicate that the carrying value could be impaired as per SFAS No. 144.

Amortization expense for the Company in 2007, 2006 and 2005 was approximately $262,191. The estimated amortization expense for 2008 through 2012 is approximately $262,191 annually. The balance of Granite’s intangible assets, net of amortization, as of December 31, 2007 and 2006 was $8,127,906 and $8,390,097, respectively.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

1. Short-Term Financial Instruments

As cash and cash equivalents, accounts and notes receivable, and accounts payable, are all short-term in nature, their carrying amount approximates fair value.

Financing to meet current operating needs is also obtained from NiSource through an intercompany money pool from which Granite can borrow funds or invest excess funds. While the current capital markets have been adversely impacted by a variety of negative economic indicators, NiSource believes that it will not impact its continued access to traditional capital markets.

Revenue Recognition

Revenues are recognized as services are provided and customers are billed on a monthly basis. Revenues from long-term contracts are recognized in accordance with the accrual basis of accounting and are recognized over the term of the contract as services are provided. Estimates may be used for determining the services provided. Differences between actual and estimated revenues are immaterial.

Estimated Rate Refunds

Granite collects revenues subject to refund pending final determination in rate proceedings. In connection with such revenues, estimated rate refund liabilities are recorded which reflect management’s current judgment of the ultimate outcomes of the proceedings. No provisions are made when, in the opinion of management, the facts and circumstances preclude a reasonable estimate of the outcome. There were no rate refunds in 2007, 2006, and 2005, respectively.

Income Taxes and Investment Tax Credits

For income tax purposes, Granite is included in the consolidated federal and various state returns filed by NiSource. Granite participates in the NiSource Tax Allocation Agreement, which generally provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax, including the tax benefits of operating losses and credits. Any net benefit attributable to the parent is reallocated to other members.

Please refer to Note 5, “Income Taxes,” in the Notes to Financial Statements for additional information.

Note 2 Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

SFAS No. 158—Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS No. 158). In September 2006, the FASB issued SFAS No. 158 to improve existing reporting for defined benefit postretirement plans by requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, among other changes. In the fourth quarter of 2006, Granite adopted the provisions of SFAS No. 158 requiring employers to recognize in the statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of the plan assets and the benefit obligation. Based on the measurement of the various defined benefit pension and other postretirement plans’ assets and benefit obligations at September 30, 2006, the pretax impact of adopting SFAS No. 158 increased “Prepayments” by $2,437, increased “Regulatory Assets” by $628,963, and decreased “Other Current Liabilities” by $19,057. “Pension and Postretirement Benefits” were increased by $650,457. With the adoption of SFAS No. 158 Granite determined that the future recovery of pension and other postretirement plans costs is probable in accordance with the requirements of SFAS No. 71. Granite recorded regulatory assets and liabilities that would otherwise have been recorded to accumulated other comprehensive income.

Granite adopted the SFAS No. 158 measurement date provisions in the first quarter of 2007 requiring employers to measure plan assets and benefit obligations as of the fiscal year-end. The total change to the Balance Sheet for the year 2007, related to the adoption of SFAS No. 158, was a decrease to “Regulatory Assets” of $127,074, an increase to “Other Deferred Charges” of $53,996, an increase in “Pension and Postretirement Benefits” of $35,619, a decrease to “Retained Earnings” of $18,573, a decrease to “Accounts and Notes Receivable” of $7,061, an increase to “Accounts Receivable from Affiliated Companies” of $99,072, and an increase to “Accounts Payable to Affiliated Companies” of $1,887. In addition, 2007 expense for pension and postretirement benefits reflected the updated measurement date valuations.

FIN 48—Accounting for Uncertainty in Income Taxes (FIN 48). In June 2006, the FASB issued FIN 48 to reduce the diversity in practice associated with certain aspects of the recognition and measurement requirements related to accounting for income taxes. Specifically, this interpretation requires that a tax position meet a “more-likely-than-not recognition threshold” for the benefit of an uncertain tax position to be recognized in the financial statements and requires that benefit to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. When determining whether a tax position meets the more-likely-than-not recognition threshold, it is to be based on whether it is probable of being sustained on audit by the appropriate taxing authorities, based solely on the technical merits of the position. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

On January 1, 2007, Granite adopted the provisions of FIN 48. There was no impact to the opening balance of retained earnings as a result of the adoption of FIN 48. See note 5, Income Taxes, in the Notes to the Financial Statements for additional information. There are no uncertain tax positions as of December 31, 2007.

Recently Issued Accounting Pronouncements

SFAS No. 157—Fair Value Measurements (SFAS No. 157). In September 2006, the FASB issued SFAS No. 157 to define fair value, establish a framework for measuring fair value and to expand disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and should be applied prospectively, with limited exceptions. The adoption of SFAS No. 157, in first quarter 2008, did not have an impact on Granite’s January 1, 2008 balance of retained earnings and is not anticipated to have a material impact prospectively.

SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Upon adoption, a cumulative adjustment will be made to beginning retained earnings for the initial fair value option remeasurement. Subsequent unrealized gains and losses for fair value option items will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and should not be applied retrospectively, except as permitted for certain conditions for early adoption. Granite has chosen not to elect to measure any applicable financial assets of liabilities at fair value pursuant to this standard when SFAS No. 159 was adopted on January 1, 2008.

Note 3 Asset Retirement Obligations

Granite accounts for retirement obligations on its assets in accordance with SFAS No. 143, “Accounting for Asset Retirements Obligations.” In the fourth quarter 2005, Granite adopted the provisions of FIN 47, “Accounting for Conditional Asset Retirement Obligations,” which broadened the scope of SFAS No. 143 to include contingent asset retirement obligations and it also provided additional guidance for the measurement of the asset retirement liabilities. The initial impact of adopting FIN 47 was $113,183. This accounting standard and the related interpretation requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost, thereby increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset. Granite defers the difference between the amount recognized for depreciation and accretion and the amount collected in rates as required pursuant to SFAS No. 71 for those amounts it has collected in rates or expects to collect in future rates. Currently the deferred amount for this difference is zero.

Granite has recognized asset retirement obligations associated with various obligations including, certain costs to retire pipeline, and removal of certain pipelines known to contain PCB contamination as well as some other nominal asset retirement obligations. The asset retirement obligation totaled $128,096 and $120,409, at December 31, 2007 and 2006, respectively. For the years ended December 31, 2007, 2006, and 2005 Granite recognized accretion expense of $7,687, $7,226, and zero respectively.

Changes in Granite’s liability for asset retirement obligations for the years 2007 and 2006 are presented in the table below:

	2007	2006
Beginning Balance	$120,409	$113,183
Accretion	7,687	7,226

Ending Balance	$128,096	$120,409

Note 4 Regulatory Matters

Significant FERC Developments

On June 30, 2005, the FERC issued the “Order on Accounting for Pipeline Assessment Costs.” This guidance was issued by the FERC to address consistent application across the industry for accounting of the United States Department of Transportation’s (“DOT”) Integrity Management Rule. The effective date of the guidance was January 1, 2006 after which all assessment costs have been recorded as operating expenses. The rule specifically provides that amounts capitalized in periods prior to January 1, 2006 will be permitted to remain as recorded. Granite incurred Integrity Management Program costs of $191,921, $224,211 and $138,469 in 2007, 2006, and 2005, respectively. Beginning January 1, 2006, according to the FERC order, these costs began being expensed; prior to 2006 these amounts were being capitalized.

Note 5 Income Taxes

The components of income tax expense (benefit) were as follows:

	2007	2006	2005
Year Ended December 31
Current—Federal	$290,238	$(59,752)	$428,551
—State	(67,503)	(29,966)	53,796

Total Current	222,735	(89,718)	482,347

Deferred—Federal	(339,143)	150,139	(46,031)
—State	(70,382)	44,353	3,212

Total Deferred	(409,525)	194,492	(42,819)

Investment Tax Credits	(1,320)	(1,320)	(1,320)

Provision recorded as change in accrued interest	169,108	—	—

Income Tax Expense (Benefit)	$(19,002)	$103,454	$438,208

Total income taxes were different from the amount that would be computed by applying the statutory Federal income tax rate to book income before income tax. The major reasons for this difference were as follows:

	2007	2006	2005
Year Ended December 31,
Book income (loss) before income taxes	$(189,068)	$194,702	$957,477
Tax expense (benefit) at statutory Federal income tax rate	(66,174)	68,146	335,117
Prior Year Tax Adjustments	—	—	37,834
Increases (reductions) in taxes resulting from:
State income taxes, net of Federal income tax benefit	(89,625)	9,352	37,055
Deferred investment tax credit	(1,320)	(1,320)	(1,320)
Provision recorded as change in accrued interest	169,108	—	—
Other	(30,991)	27,276	29,522

Income Tax Expense (Benefit)	$(19,002)	$103,454	$438,208

Deferred income taxes resulted from temporary differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. The components of non-current deferred tax liabilities at December 31 are as follows:

	2007	2006
Deferred Tax Liabilities—
Historical plant related differences	$1,881,338	$1,679,206
Plant acquisition adjustment and regulatory assets	3,246,079	3,350,791
Interest on Contingent Taxes	16,526	431,259
Pensions and OPEB	74,599	132,436
Other, net	(9,067)	95,473

Total Deferred Tax Liabilities	$5,209,475	$5,689,165

As discussed at Note 2, there was no impact to the opening balance of retained earnings as a result of the adoption of FIN 48 and there are no uncertain tax positions as of December 31, 2007. As of December 31, 2006 and prior to the adoption of FIN 48, Granite had an uncertain tax position of $287,880. Granite settled the uncertain tax position with the IRS in 2007.

Effective January 1, 2007, Granite recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. In prior years, Granite recognized such accrued interest liability in interest expense and accrued interest receivable in interest income. During the years ended December 31, 2006, and December 31, 2005, Granite recognized $225,415 and $151,410, respectively, of interest income in the Statements of Income. Granite also had $1,083,154 of accrued interest receivable on the Balance Sheet at December 31, 2006, and $3,677 accrued interest payable related to uncertain tax positions. Upon adoption of FIN 48 on January 1, 2007, Granite did not decrease its accrual for interest on unrecognized tax benefits. As of December 31, 2007, there is $41,390 of accrued interest receivable on the balance sheet. During 2007, $869,350 was received by Granite as a result of settlements with the IRS and $169,108 of interest receivable was reversed through income tax expense. No amounts have been recorded for penalties in 2007, 2006, and 2005.

Because NiSource is part of the IRS’s Large and Mid-Size Business program, each year’s federal income tax return is typically audited by the IRS. The audit of tax years 2005 and 2006 is expected to commence in the first quarter of 2008. Effective January 1, 2007 Granite recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.

During the year ended December 31, 2007, Granite received income tax refunds of $3,500,946 which primarily includes the settlement of the 1999 through 2004 federal returns.

The statute of limitations in each of the state jurisdictions in which NiSource operates remains open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. There are no state income tax audits currently in progress.

Note 6 Pension and Other Postretirement Benefits

NiSource provides defined contribution plans and noncontributory defined benefit retirement plans that cover its employees. Benefits under the defined benefit retirement plans reflect the employees’ compensation, years of service and age at retirement. Additionally, NiSource provides health care and life insurance benefits for certain retired employees. The majority of employees may become eligible for these benefits if they reach retirement age while working for Granite. The expected cost of such benefits is accrued during the employees’ years of service. Granite’s current rates include postretirement benefit costs on an accrual basis, including amortization of the regulatory assets that arose prior to inclusion of these costs in rates. Cash contributions are remitted to grantor trusts. As of December 31, 2007, Granite uses December 31 as its measurement date for its pension and postretirement benefit plans, in accordance with SFAS No. 158.

Granite’s employees are included in the plans mentioned above. Costs are allocated to Granite. Related assets, etc. are commingled and are not allocated to individual sponsors. Granite’s employees account for 0.08%, 0.08%, and 0.06% of the employees participating in the plans in 2007, 2006, and 2005, respectively.

Pension expense for Granite, as allocated by the Parent Company was $18,533, $19,386, and $33,800 for the years 2007, 2006, and 2005, respectively. Postretirement benefits expense for Granite was $44,762, $30,358, and $32,800 in 2007, 2006, and 2005, respectively. These allocations were based on expenses, net of assets returns, as actuarially determined for employees associated with Granite. Granite made cash contributions to the pension plan totaling $176,627, $73,117, and zero for 2007, 2006, and 2005, respectively. Cash contributions to the post-retirement plan were $117,326, zero, and zero in 2007, 2006, and 2005, respectively.

Note 7 Short-Term Borrowings

Granite satisfies its liquidity requirements primarily through internally generated funds and through intercompany borrowings from the NiSource Money Pool. As of December 31, 2007 and 2006 Granite had short-term NiSource Money Pool borrowings of $7,867,706 at a weighted average interest rate of 5.35 percent and $8,470,112 at a weighted average interest rate of 5.46 percent, respectively. Interest expense on Money Pool borrowings was $554,559, $456,951, and $188,793 for 2007, 2006, and 2005, respectively.

Note 8 Operating Leases

Granite leases assets in several areas of its operations. Payments made in connection with operating leases were $37,207, $35,878, and $36,105 in 2007, 2006, and, 2005, respectively, and are primarily charged to operation and maintenance expense as incurred. There are no minimum lease payments in 2008 and going forward.

Note 9 Affiliated Company Transactions

Granite receives executive, financial, and administrative and general services from an affiliate, NiSource Corporate Services. The costs of these services are charged to Granite based on payroll costs and expenses incurred by NiSource Corporate Services employees for the benefit of Granite. These costs which totaled $304,332, $312,383, and $543,657 for years 2007, 2006, and 2005, respectively, consist primarily of employee compensation and benefits and are recorded within, “Operations and maintenance expenses—affiliated” on the Statements of Income (Loss). Granite also incurred expenses from an affiliate, Columbia Gas Transmission Corporation (“Columbia Transmission”), for various routine administrative activities totaling $318,505, $337,697, and $290,040 during the years 2007, 2006, and 2005, respectively. Granite incurred office rental expense from an affiliate, Northern Utilities, Inc. (“Northern Utilities”), of $35,709 for 2007 and 2006, and $34,535 for 2005.

Granite recorded affiliated gas sales of zero, $14,629,314, and $24,198,828 during the years ended 2007, 2006 and 2005 respectively, under contracted agreements with Bay State Gas Company (“Bay State”) and Northern Utilities at no markup. These transactions are recorded net on the statements of (loss) income. Under these agreements, Granite purchases gas from a third party supplier and subsequently sells the gas to Bay State and Northern Utilities. Granite also charges a fee to Bay State and Northern Utilities under these agreements, of which zero, $64,976, and $64,976 was recorded in net affiliated revenues during the years 2007, 2006, and 2005 respectively. These agreements expired in December 2006.

Acting on behalf of Bay State and Northern Utilities, Granite has Operational Balancing Agreements (“OBAs”) with third party transportation companies. Under these OBAs, on a monthly basis, Granite will settle in cash the outstanding gas balances of the OBAs with the third parties, and in turn refund the cash or be refunded cash by Bay State and Northern Utilities, dependent on the position of the OBAs. As of December 31, 2007, included in accounts and notes receivable, Granite has recorded a receivable from the third party transportation companies of $502,939 for the cash out of the imbalance, and a corresponding payable to affiliated companies. As of December 31, 2006, included in accounts payable, Granite has recorded a payable to the third party transportation companies of $87,542 for the cash out of the imbalance, and a corresponding receivable from affiliated companies. The OBAs are recorded net within the statements of (loss) income.

Granite recorded gas transportation revenues from affiliates of $2,851,768, $3,641,343 and $3,917,158 for years ended 2007, 2006, and 2005 respectively.

The December 31, 2007 and 2006 accounts receivable balance includes $388,853 and $2,391,984, respectively, due from affiliated companies, under the agreements discussed above.

The December 31, 2007 and 2006 accounts payable balance reflects $745,793 and $5,281,722, respectively, due to affiliated companies, separate from the NiSource Money Pool.

The December 31, 2007 and 2006 taxes receivable balance includes $243,513, and $5,002,918, respectively, of federal and state income taxes receivable that are due from NiSource in accordance with its tax-sharing agreement.

Note 10 Subsequent Events

Sale of Granite

On February 15, 2008, NiSource reached a definitive agreement under which Unitil Corporation (“Unitil”) will acquire Northern Utilities, an affiliated company, and Granite for $160 million plus net working capital at the time of closing. Historically, net working capital has averaged approximately $25 million. Under the terms of the transaction, Unitil will acquire Northern Utilities, a local gas distribution company serving 52 thousand customers in 44 communities in Maine and New Hampshire and Granite, an 86-mile FERC regulated gas transmission pipeline primarily located in Maine and New Hampshire. The transaction, expected to be completed by the end of 2008, is subject to federal and state regulatory approvals. NiSource recorded an after tax loss of $14,730,425 related to the pending sale of Granite.

Annex G

CONFIDENTIAL

February 15, 2008

The Board of Directors

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Unitil Corporation, a New Hampshire corporation (“Purchaser”), of the Purchase Price (as defined below), to be paid by Purchaser pursuant to the terms of a Stock Purchase Agreement proposed to be entered into (the “Stock Purchase Agreement”) by and among NiSource Inc., a Delaware corporation (“Seller Parent”), Bay State Gas Company, a Massachusetts corporation (“Seller” and together with Seller Parent, the “Sellers”), and Purchaser. Capitalized terms used herein shall have the meanings used in the Stock Purchase Agreement unless otherwise defined herein.

The Stock Purchase Agreement provides, among other things, that the Purchaser will purchase from the Sellers, for the Purchase Price, all of the outstanding shares of common stock (“N Company Shares”) of Northern Utilities, Inc., a New Hampshire corporation (“N Company”), and all of the outstanding shares of common stock (“G Company Shares” and together with the N Company Shares, the “Company Shares”) of Granite State Gas Transmission, Inc., a New Hampshire corporation (“G Company” and together with N Company, the “Companies”). For the purposes of our opinion, the term “Purchase Price” means $160 million, subject to adjustments as set forth in the Stock Purchase Agreement (as to which adjustments we express no opinion), and (ii) the term “Transaction” means the purchase by the Purchaser from the Sellers for the Purchase Price of all of the Company Shares pursuant to the Stock Purchase Agreement. The terms and conditions of the Stock Purchase Agreement are fully set forth in the Stock Purchase Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as a financial advisor to the Purchaser in connection with the Transaction and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Transaction. In addition, for our services as financial advisor to the Purchaser in connection with the Transaction, we will receive a fee upon the announcement of the entry by the Purchaser into a definitive agreement with respect to a Transaction and, if a Transaction is consummated, an additional larger fee, against which the announcement and fairness opinion fees we have received from the Purchaser in accordance with the term of our engagement agreement dated January 14, 2008 (the “Engagement Agreement”) will be credited. Further, under the terms of our engagement, if the Transaction is consummated pursuant to a definitive agreement, letter of intent or other evidence of commitment entered into during the term of our engagement or during the 12 months following such term, we will be entitled to the same contingent fees. The Purchaser has agreed to indemnify us for certain liabilities that may arise out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future may provide investment banking and other financial services to the Purchaser and its affiliates for which we have received, and would expect to receive, compensation. In that regard, we or one of our affiliates have made certain commitments with respect to certain financings related to the Transaction for which we or such affiliate expect to receive compensation. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Purchaser and/or the Seller Parent and receive customary compensation, and may also actively trade securities of the Purchaser and/or the Seller Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Stock Purchase Agreement dated February 15, 2008; (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Purchaser and the Companies and certain other relevant historical operating data relating to the Purchaser and the Companies made available to us from published sources and from the internal records of the Purchaser, on the one hand, and the Sellers and the Companies, on the other; (iii) we conducted discussions with members of the senior managements of the Purchaser, the Sellers and the Companies with respect to the business prospects and financial outlook of the Purchaser and the Companies without giving effect to the Purchases; (iv) we reviewed the reported prices and trading activity for Purchaser’s common stock; and (v) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared the financial metrics of selected precedent transactions, to the extent publicly available, with the financial metrics implied by the Purchase Price; (ii) we compared selected market valuation metrics of the Companies and other comparable publicly-traded companies with the financial metrics implied by the Purchase Price; and (iii) we prepared a discounted cash flow analysis based on the projected financials of the Companies.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, accounting, operating and other information provided to or discussed with us by the Sellers

(including, without limitation, the financial statements and related notes thereto of Purchaser and the Companies), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all projections and forecasts provided to us by the Purchaser (including projections relating to the Companies, as provided by the Sellers to the Purchaser and adjusted by Purchaser management, as well as projections with respect to certain synergies expected by Purchaser to be realized from the Transaction) were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Purchaser and the Companies, respectively, as standalone entities (or, in the case of the projected synergies, as a combined company). We express no opinion as to such projections and forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Purchaser or the Companies, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Purchaser or the Companies. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Purchaser or the Companies.

We have also assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Purchaser or the contemplated benefits of the Transaction and that the Transaction will be consummated without waiver, modification or amendment of any material term or condition. We have further assumed that the executed version of the Stock Purchase Agreement will not differ, in any respect material to our opinion, from the draft Stock Purchase Agreement dated February 15, 2008 reviewed by us.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Purchaser’s common stock has traded or will trade following the announcement or consummation of the Transaction.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Purchaser in connection with the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Transaction. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Board of Directors of the Purchaser. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Purchaser with the Securities and Exchange Commission with respect to the Transaction; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

Our opinion does not address the merits of the underlying decision by the Purchaser to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Purchaser might engage.

Our opinion addresses solely the fairness of the Purchase Price, from a financial point of view, to the Purchaser. Our opinion does not in any way address other terms or arrangements of the Transaction or the Stock Purchase Agreement, including, without limitation, the financial or other terms of any ancillary or transition support agreements contemplated by the Stock Purchase Agreement.

Our opinion has been approved by RBC’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Purchaser pursuant to the Transaction is fair, from a financial point of view, to the Purchaser.

Very truly yours,

RBC CAPITAL MARKETS CORPORATION

002CS-62061

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposal — The Board of Directors recommends a vote FOR Proposal 1, which is proposed by Unitil Corporation.

This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted in favor of the Proposal listed in Item 1.

For	Against	Abstain

1. To approve and adopt an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of common stock, no par value per share, of the Company from 8,000,000 shares to 16,000,000 shares in the aggregate.

☐	☐	☐	2. To act on such other matters as may properly come before the meeting or any adjournments thereof.

PLEASE RETURN THIS PROXY PROMPTLY.

B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Special Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

Directions to Unitil’s Corporate Headquarters

6 Liberty Lane West

Hampton, New Hampshire

From Interstate 95

Take New Hampshire Exit 2. Immediately after the toll booth bear left onto Route 101 East. Cross back over I-95, then take the first exit (Exit 13), and follow signs for Liberty Lane/Route 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under I-95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

From Route 101 East

Take Exit 13 and follow signs for Liberty Lane/Route 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under I-95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

Please call 800-999-6501 if you would like additional information.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy – Unitil Corporation

This Proxy is Solicited on behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Special Meeting of Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Wednesday, September 10, 2008, at 10:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Special Meeting of Shareholders and related Proxy Statement dated July 29, 2008, a copy of which has been received by the undersigned, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.